UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)


                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No.4)



Filed by the Registrant   [X]

Filed by a Party other than the Registrant  [_]

Check the appropriate box:

[X]      Preliminary Proxy Statement

[_] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[_]      Definitive Proxy Statement

[_]      Definitive Additional Materials

[_]      Soliciting Material Pursuant to Rule 14a-12


                        UNITED TENNESSEE BANKSHARES, INC.

                (Name of Registrant as Specified in Its Charter)


                                 Not Applicable
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_]      No fee required.


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[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[_] Fee paid previously with preliminary materials:

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement no.:

     (3)  Filing party:

     (4)  Date filed:


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                                PRELIMINARY COPY


                    Subject to Completion dated September 29, 2005



                        UNITED TENNESSEE BANKSHARES, INC.
                                 344 W. Broadway
                          Newport, Tennessee 37821-0249
                                 (423) 623-6088

                                __________, 2005

To the Shareholders of  UNITED TENNESSEE BANKSHARES, INC.

     You are cordially invited to attend the annual meeting of shareholders of United Tennessee Bankshares, Inc. ("United Tennessee"), which will be held at our offices at 344 W. Broadway, Newport, Tennessee, on ________, ________ __, 2005 at __:__ _.m., Eastern Time.

     At the meeting, you will be asked to:

     o approve the Agreement and Plan of Merger dated as of June 17, 2005, by and between United Tennessee and United Tennessee Merger Corp., a Tennessee corporation and United Tennessee's wholly owned subsidiary ("Merger Corp."), pursuant to which Merger Corp. will merge with United Tennessee, with United Tennessee being the surviving corporation (the "Going Private Merger"), and each of the transactions contemplated thereby, including, without limitation, the Going Private Merger;

     o elect two directors to serve until the 2008 annual meeting of shareholders; and

     o transact other business that properly comes before the meeting or any adjournment of the meeting.

     The first proposal relates to a corporate reorganization approved by our Board of Directors which will enable United Tennessee to become a private company. As a result of this Going Private Merger:

     o all shareholders who beneficially own fewer than 2,500 shares of common stock will receive a cash payment for such shares in the amount of $22.00 per share; and

     o shareholders who beneficially own 2,500 or more shares of common stock will retain such shares.

A shareholder may include his or her spouse and minor children in determining the number of shares beneficially owned.

     The Going Private Merger will be accomplished by United Tennessee engaging in a merger transaction with Merger Corp. As a result of this Going Private Merger, United Tennessee will substantially reduce its total number of shareholders, which will permit it to deregister its shares of common stock under the Securities Exchange Act of 1934, as amended, and become a privately held company, which will allow it to eliminate costly public reporting and burdensome regulation. Before we undertake the Going Private Merger, our shareholders must vote and approve it.

     After the Going Private Merger, United Tennessee intends to deregister its common stock with the Securities and Exchange Commission and become a private company. United Tennessee's common stock will cease to be traded on the NASDAQ SmallCap Market. After the transaction, any trading in United Tennessee common stock will only occur in the Pink Sheets Electronic Quotation System (the "pink sheets") or in privately negotiated sales. As a result of the deregistration, United Tennessee will no longer be subject to the periodic reporting and related requirements under federal securities laws that are applicable to public companies.
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     We have enclosed a notice of the annual  meeting of  shareholders,  a proxy statement, and a form of proxy. The matters listed in the notice of annual meeting, including the Going Private Merger, are more fully described in the proxy statement. We have also enclosed a copy of our Annual Report on Form 10-KSB for the year ended December 31, 2004 and a copy of our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2005.

     It is important that your shares are represented and voted at the meeting, regardless of the size of your holdings. Accordingly, we would appreciate your completing the enclosed form of proxy whether or not you plan to attend the meeting. If you are present at the meeting and wish to vote your shares personally, your form of proxy can be revoked upon your request prior to balloting. If you wish to vote personally at the meeting, but your shares are held in the name of a broker, trust, bank or other nominee, you should bring with you a form of proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares.

     We urge you to return your form of proxy by mailing it in the enclosed postage-paid envelope to be received no later than 5:00 p.m. on _______ __, 2005.

     Upon request, we will provide to you, without charge, a copy of any exhibits to our annual report on Form 10-KSB for the year ended December 31, 2004 or our Quarterly Report on Form 10Q-SB for the quarter ended March 31, 2005, as filed with the SEC. Requests should be directed to Peggy G. Holston, Secretary, by mail to United Tennessee Bankshares, Inc., 344 W. Broadway, Newport, Tennessee 37821-0249, or by telephone to (423) 623-6088.

                                Sincerely yours,



                                Richard G. Harwood
                                President



Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the transaction described herein; passed upon the merits or fairness of the transaction; or passed upon the adequacy of the disclosure in this proxy statement. Any representation to the contrary is a criminal offense.



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                        UNITED TENNESSEE BANKSHARES, INC.
                                 344 W. Broadway
                          Newport, Tennessee 37821-0249
                                 (423) 623-6088

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          To be held ________ __, 2005

     The regular annual meeting of shareholders of United Tennessee Bankshares, Inc. ("United Tennessee") will be held at our offices at 344 W. Broadway, Newport, Tennessee, on ________, ________ __, 2005 at __:__ _.m., Eastern Time,
for the following purposes:

     1. Approval of Going Private Transaction. To approve the Agreement and Plan of Merger dated as of June 17, 2005, by and between United Tennessee and United Tennessee Merger Corp., a Tennessee corporation and United Tennessee's wholly owned subsidiary ("Merger Corp."), pursuant to which Merger Corp. will merge with United Tennessee, with United Tennessee being the surviving corporation (the "Going Private Merger"), and each of the transactions contemplated thereby, including, without limitation, the Going Private Merger.

     2. Election of Directors. To elect two directors to serve until the 2008 annual meeting of shareholders or until their successors have been duly elected and qualified.

     3. Other Business. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

     Shareholders of record at the close of business on ________, 2005, are entitled to notice of and to vote on all matters presented at the annual meeting of shareholders. On that day 1,185,999 shares of common stock were outstanding. Each share entitles the holder to one vote.

                                        By Order of the Board of Directors



                                        Peggy G. Holston
                                        Secretary

Newport, Tennessee
_______ __, 2005

--------------------------------------------------------------------------------
                             YOUR VOTE IS IMPORTANT
--------------------------------------------------------------------------------

          Whether or not you expect to attend the meeting and regardless of the number of shares you own, please mark, sign, date and return the enclosed form of proxy as promptly as possible in the enclosed envelope. You may nevertheless vote in person if you attend the annual meeting.

--------------------------------------------------------------------------------
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


                                Table of Contents
                                                                          Page
Summary Term Sheet Regarding the Going Private Merger..........................1
      The Merger Agreement.....................................................1
      Parties to the Merger Agreement..........................................1
      Vote Required for the Going Private Merger...............................1
      Effects of the Going Private Merger......................................1
      Reasons for the Going Private Merger.....................................2
      Disadvantages of the Going Private Merger................................2
      Background of the Going Private Merger Proposal..........................2
      Material U. S. Federal Income Tax Consequences of the
        Going Private Merger...................................................3
      Dissenters Rights........................................................3
      Opinion of Financial Advisor.............................................3
      Source and Amount of Funds for the Going Private Merger..................3
      Recommendation of the Board of Directors; Fairness of
          the Going Private Merger Proposal....................................3
      Effect of Going Private Merger on United Tennessee Shareholders..........4
      Effects of Going Private Merger on Officers, Directors and Affiliates
          of United Tennessee..................................................5
      Shares Held in Street Name...............................................5
Information about the Annual Meeting...........................................6
Summary Financial Information..................................................8
          Summary Historical Consolidated Financial Information................8
          Summary Unaudited Pro Forma Consolidated Financial Information.......9
          Selected Per Share Financial Information............................10
          Per Share Market Price..............................................11
Statement Regarding Forward-Looking Information...............................11
Proposal 1 -- Approval of Merger Agreement....................................12
Special Factors...............................................................12
      Background of the Going Private Merger Proposal.........................12
      Reasons for the Going Private Merger....................................18
      Effects of the Going Private Merger.....................................19
      Recommendation of the Board of Directors; Fairness of the Going Private
        Merger Proposal.......................................................23
      Determination of Fairness by Merger Corp. and the Directors and
        Officers of United Tennessee and Merger Corp..........................26
      Opinion of Financial Advisor............................................26
The Merger Transaction........................................................33
      Fees and Expenses of the Going Private Merger...........................33
      Material U.S. Federal Income Tax Consequences of the Going
        Private Merger........................................................33
      Source and Amount of Funds for the Going Private Merger.................35
      Accounting Treatment....................................................36
      Conduct of United Tennessee's Business after the Going
        Private Merger........................................................36
      Directors and Executive Officers of United Tennessee and Merger Corp....36
      Dissenter's Rights......................................................37


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


      Interests of Officers and Directors in the Going Private Merger.........39
      Regulatory Requirements for the Going Private Merger....................40
The Merger Agreement..........................................................40
Information about United Tennessee and Merger Corp............................44
Proposal 2 -- Election of Directors...........................................46
Executive Compensation........................................................49
Stock Ownership of United Tennessee...........................................52
Certain Transactions..........................................................52
Audit Fees....................................................................52
Report of the Audit Committee.................................................53
Other Matters.................................................................53
Section 16(a) Beneficial Ownership Reporting Compliance.......................54
Cost of Solicitation..........................................................54
Shareholder Proposals.........................................................54
Where You Can Find More Information...........................................54
Additional Documents and Other Information Incorporated by Reference..........55
Index to Financial Statements................................................F-1
Annex A -- Agreement and Plan of Merger......................................A-1
Annex B -- Opinion of Triangle Capital Partners, LLC Regarding Common Stock..B-1 Annex C -- Sections 48-23-101 through 48-23-302 of Tennessee Business
Corporation Act..............................................................C-1
Annex D -- Audit Committee Charter...........................................D-1


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

              Summary Term Sheet Regarding the Going Private Merger

     The following summary term sheet highlights information from this proxy statement about our proposed going private merger and the meeting. This Summary Term Sheet may not contain all of the information that is important to you. To better understand, and for a more complete description of the Going Private Merger on which you will vote, you should carefully read this entire document and all of its annexes before you vote. For your convenience, we have directed your attention in parentheses to the locations in this proxy statement where you can find a more complete discussion of each item listed below.

The Merger Agreement (Page 40)

     On June 17, 2005, we signed the merger agreement, pursuant to which Merger Corp., a newly-formed Tennessee corporation, proposes to merge with and into United Tennessee. Merger Corp. is a shell corporation and wholly-owned subsidiary of United Tennessee organized solely for the purpose of facilitating this transaction. Under the terms of the merger agreement, if the Going Private Merger is completed:

     o United Tennessee shareholders beneficially owning fewer than 2,500 shares of United Tennessee common stock as of the effective date of the Going Private Merger will receive a cash payment of $22.00 per share, unless they perfect dissenters' rights. A shareholder may aggregate the shares owned by his or her spouse and minor children for purposes of determining the total number of shares beneficially owned.

     o United Tennessee shareholders beneficially owning (including certain family ownership) 2,500 or more shares of common stock as of the effective date of the Going Private Merger will continue to hold such shares of United Tennessee, unless they perfect dissenters' rights.

Parties to the Merger Agreement

     United Tennessee and Merger Corp. and their directors and executive officers are affiliates engaged in the going private transaction and are filing persons listed in the Schedule 13E-3 which has been filed with the Securities and Exchange Commission.

Vote Required for the Going Private Merger (Page 7)

     Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of United Tennessee common stock. You should note that the officers and directors of United Tennessee have agreed to vote their shares in favor of the merger and that they beneficially own in the aggregate 29.83% of the outstanding shares of common stock. Accordingly, if holders of only an additional 20.27% of the outstanding stock vote in favor of the proposal, the proposal will be approved.

Effects of the Going Private Merger (Page 19)

As a result of the Going Private Merger:

     o United Tennessee will immediately deregister its shares of common stock under the Securities Exchange Act of 1934, as amended (the Exchange Act);

     o cashed-out holders of United Tennessee common stock will no longer have an interest in, or be a shareholder of, United Tennessee and, therefore, they will not be able to participate in its future earnings and growth, if any;

     o the number of record shareholders of common stock of United Tennessee will be reduced from approximately 547 to approximately 96 and the number of outstanding shares of United Tennessee common stock will be decreased from 1,185,999 to approximately 926,299;

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

     o the percentage of ownership of common stock of United Tennessee beneficially held by its officers and directors of United Tennessee, as a group, as of May 31, 2005 will increase from 29.83% to approximately 38.17%;

     o the aggregate shareholders' equity of United Tennessee as of December 31, 2004, would be reduced from $18.4 million on a historical basis to approximately $12.6 million on a pro forma basis;

     o the book value per share of common stock of United Tennessee as of December 31, 2004, would be reduced from approximately $15.39 per share on a historical basis to approximately $13.40 per share on a pro forma basis; and

     o diluted net income per share of common stock of United Tennessee (including non-recurring income and expenses) for the year ended December 31, 2004, would increase from $1.58 on a historical basis to $1.75 on a pro forma basis.

Reasons for the Going Private Merger (Page 18)

Our primary reason for the Going Private Merger is that it will enable us to, and we will, deregister our shares of common stock under the Exchange Act. United Tennessee's manmagement determined that cost savings of approximately $150,000 per year could be achieved if United Tennessee becomes a private company, including indirect savings resulting from reductions in the time and effort currently required of management to comply with the reporting and other requirements associated with registration of the common stock under the Exchange Act. Similarly, the Board also considered the expense associated with a high number of shareholders holding relatively small positions in its common stock.

Disadvantages of the Going Private Merger (Page 19)

         The following are disadvantages of the Going Private Merger:

     o Decreased access to information. If the Going Private Merger and deregistration of United Tennessee common stock is effected, United Tennessee will not be subject to the periodic reporting requirements and the proxy rules of the Exchange Act and executive officers, directors and other affiliates of United Tennessee would no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including without limitation the reporting and short-swing profit provisions of Section 16.

     o Involuntary transaction. Shareholders who hold fewer than 2,500 shares will be required to surrender their shares involuntarily in exchange for a cash price determined by the Board and will not be able to liquidate their shares at a time and for a price of their choosing.

     o Decreased liquidity. The liquidity of the shares of common stock held by shareholders will most likely be adversely affected by the Going Private Merger.

     o Increased ownership of directors and officers. The percentage of beneficial ownership of common stock of United Tennessee (including the effect of fully vested and exercisable stock options) held by its officers and directors as a group will increase from 29.83% of the common stock of United Tennessee to approximately 38.17% based on their securities holdings as of May 31, 2005.

     o Inability to participate in future growth. After the Going Private Merger, you will have no further interest in United Tennessee with respect to your cashed-out shares, and you will no longer be entitled to vote as a shareholder or share in the assets, earnings, or profits, if any, of United Tennessee.

     o Taxable payments. All amounts paid to you will be subject to applicable federal and state income taxes and state abandoned property laws.

Background of the Going Private Merger Proposal (Page 12)

     Please see "Background of the Going Private Merger Proposal" for a discussion of the events leading up to the signing of the merger agreement.

Material U.S.  Federal Income Tax Consequences of the Going Private Merger (Page
33)

The receipt of cash by shareholders in the Going Private Merger will create either taxable income or taxable loss for federal income tax purposes depending on a shareholder's tax basis in his or her shares of common stock. If you (1) continue to hold United Tennessee common stock immediately after the Going Private Merger, and (2) you receive no cash as a result of the Going Private Merger, you will not recognize any gain or loss in the Going Private Merger and you will have the same adjusted tax basis and holding period in your United Tennessee common stock as you had immediately before the Going Private Merger.

Tax matters are very complicated and the tax consequences to you will depend on your own situation. To review the material tax consequences in greater detail, please read the discussion under "Material U.S. Federal Income Tax Consequences of the Going Private Merger."

Dissenters Rights (Page 37)

Under Tennessee law, you are entitled to dissent from the Going Private Merger and you may have dissenters' rights in connection with the Going Private Merger. To exercise your dissenters' rights, you must comply with all procedural requirements of Sections 48-23-101 through 48-23-302 of the Tennessee Business Corporation Act. A description of these sections of the Tennessee Business Corporation Act is provided in "Approval of the Merger Agreement - Dissenters' Rights" and the full text of the sections is attached as Annex C to this document. Failure to take any steps required by Tennessee law may result in a termination or waiver of your dissenters' rights.

Opinion of Financial Advisor (Page 26)

     After the Board of Directors of United Tennessee determined the amount of the price to be paid in connection with the Going Private Merger, Triangle Capital Partners, LLC, which we refer to as "Triangle," delivered to the Board a written opinion, dated April 12, 2005, to the effect that, as of that date, the $22.00 per share purchase price to be paid to cashed out shareholders in accordance with the terms of the Going Private Merger, is fair, from a financial point of view, to all United Tennessee shareholders. You should carefully read the discussion under "Opinion of Financial Advisor," as well as Triangle's April 12, 2005 letter attached as Annex B, for a more complete discussion. Except for the engagement of Triangle in connection with the Going Private Merger, for which it is being paid $35,000, United Tennessee has not had a material relationship with Triangle in the last two years.

Source and Amount of Funds for the Going Private Merger (Page 35)

     We estimate that the total funds required for the payment of the consideration to cashed-out holders of our common stock and to pay fees and expenses relating to the Going Private Merger will be approximately $5.8 million. These amounts will be paid from a dividend of up to $6.0 million from United Tennessee's wholly owned subsidiary Newport Federal Bank to United Tennessee. United Tennessee has received approval from the Office of Thrift Supervision for the payment of this dividend.

Recommendation of the Board of Directors; Fairness of the Going Private Merger (Page 23)

     Merger Corp. and its directors and officers and United Tennessee and its directors and officers, including Richard G. Harwood, J. William Myers, Tommy C. Bible, William B. Henry, Ben W. Hooper, III, Robert L. Overholt and Robert D. Self are affiliates of United Tennessee and are considered filing persons for purposes of this transaction.

     Each of these filing persons believes that the terms and conditions of the Going Private Merger and the purchase of shares from shareholders who hold fewer than 2,500 shares of United Tennessee are advisable, substantively fair to, and otherwise in the best interest of, the shareholders of United Tennessee, including those unaffiliated shareholders, who will be cashed out in the Going Private Merger and those unaffiliated sharesholders who will continue to be United Tennessee shareholders after the transaction. In reaching this conclusion, these filing persons relied upon the factors considered by and the analyses and conclusions of United Tennessee Board of Directors and adopted these factors, analyses and conclusions as their own.

     The Board of Directors of United Tennessee unanimously recommends that shareholders of United Tennessee vote "FOR" the approval of the merger agreement. United Tennessee's directors and executive officers have indicated that they will vote all of their shares of United Tennessee stock in favor of the merger agreement. As of May 31, 2005, the directors and executive officers of United Tennessee beneficially owned a total of 353,834 shares of United Tennessee common stock, or approximately 29.83% of the total votes eligible to be cast at the meeting. See "United Tennessee Stock Ownership." No other shareholders have disclosed to United Tennessee how they intend to vote on this matter.

     As used in this proxy statement, the term "affiliated shareholder" means any shareholder who is a director or executive officer of United Tennessee or the beneficial owner of 10% or more of United Tennessee's outstanding common stock, and the term "unaffiliated" means any shareholder other than an affiliated shareholder.

Effect of the Going Private Merger Proposal on United Tennessee Shareholders (Page 19)

Shareholders with fewer than 2,500 shares of common stock.

     If the Going Private Merger Proposal is implemented and you are a cashed-out common stock holder (i.e., a shareholder, along with your spouse and minor children who beneficially owns fewer than 2,500 shares of United Tennessee common stock as of the effective time of the Going Private Merger):

     o You will receive cash equal to $22.00 for each share you hold, unless you perfect dissenters' rights.

     o After the Going Private Merger, you will have no further interest in United Tennessee with respect to your cashed-out shares, and you will no longer be entitled to vote as a shareholder or share in the assets, earnings, or profits, if any, of United Tennessee. Your only right will be to receive cash for these shares.

     o You will likely not have to pay any service charges or brokerage commissions in connection with the Going Private Merger. However, if you own your shares through a brokerage account, your broker may charge a brokerage fee in connection with the Going Private Merger.

     o All amounts owed to you will be subject to applicable federal and state income taxes and state abandoned property laws.

     o You will not receive any interest on cash payments owed to you as a result of the Going Private Merger.

     o You will receive a transmittal letter from United Tennessee as soon as practicable after the Effective Time. The letter of transmittal will contain instructions on how to surrender your existing certificate(s), if applicable, to United Tennessee for your cash payment. You will not receive your cash payment until you surrender your outstanding certificate(s), if applicable, in accordance with the instructions provided to you by United Tennessee, together with a completed and executed copy of the letter of transmittal. Please do not send your certificates until you receive your letter of transmittal.

Shareholders with  2,500 or more shares of common stock.

     If you, along with your spouse and minor children beneficially own 2,500 or more shares of United Tennessee's common stock as of the effective time of the Going Private Merger, you will continue to hold your shares of United Tennessee common stock after the Going Private Merger, unless you perfect dissenters' rights.

Effects of Going Private Merger on Officers and Directors of United Tennessee (Page 19)

     o the percentage of beneficial ownership of common stock of United Tennessee (including the effect of fully vested and exercisable stock options) held by its officers and directors as a group will increase from 29.83% of the common stock of United Tennessee to approximately 38.17% based on their securities holdings as of May 31, 2005;

     o the collective book value as of December 31, 2004, of the shares of United Tennessee common stock held by United Tennessee's officers and directors, as a group (including the effect of fully vested and exercisable stock options), would decrease from approximately $15.39 on a historical basis to approximately $13.40 on a pro forma basis;

     o the collective pro rata interest of United Tennessee's officers and directors, as a group, in the net income of United Tennessee for the year ended December 31, 2004, would increase from approximately $1.58 per share on a historical basis (based on the number of shares beneficially owned by such officers and directors including the effect of fully vested and exercisable stock options, as of the record date) to a pro rata interest of approximately $1.75 per share on a pro forma basis (based on the number of shares which United Tennessee anticipates such officers and directors to beneficially own immediately after the Going Private Merger including the effect of fully vested and exercisable stock options);

     o the Going Private Merger will not result in any new employment arrangements or agreements with the current officers of United Tennessee and will not trigger any change of control provisions in existing agreements; and

     o Since none of the directors and officers of United Tennessee will be cashed out in the Going Private Merger they will, therefore, share in the future growth and profits of United Tennessee while unaffiliated shareholders who are cashed out will not.

For a description of the assumptions United Tennessee used in determining the numbers of shares and related percentages that United Tennessee expects to be held by current officers and directors immediately after the Going Private Merger, please see the footnotes under "Stock Ownership of United Tennessee."

Shares Held in Street Name (Page 40)

     Any shares owned in street name by a third party for your benefit, but excluding shares owned by this third party for other persons will be added to the number of any shares you may hold directly in record name in determining the number of shares you beneficially own. You will be entitled to retain your shares of United Tennessee common stock in the Going Private Merger only if you certify to United Tennessee that the total number of shares of common stock you beneficially own including your spouse and minor children (whether of record or in street name) is 2,500 or more. For example you will be able to certify in the letter of transmittal which will be sent to you after the transaction is completed that you own more than 2,500 shares by adding the shares you hold in certificate form and those you hold in street name. The merger agreement has detailed provisions regarding the treatment of shares held in street name. Please read the discussion under "The Merger Agreement - Conversion of Shares in the Going Private Merger" for a description of these provisions as well as the terms of the merger agreement.

                      Information About the Annual Meeting

     Your vote is very important. For this reason, the Board is requesting that, if you are not able to attend the annual meeting of shareholders, you allow your common stock to be represented at the meeting by the proxies named in the enclosed proxy card. This proxy statement and the form of proxy are being sent to you in connection with this request and are being mailed to all shareholders beginning on ________ __, 2005.

When is the annual meeting?

     ________, ________ __, 2005 at __:__ _.m. Eastern Time.


Where will the annual meeting be held?


     Newport Federal Bank, 344 W. Broadway, Newport, Tennessee.

What items will be voted upon at the annual meeting?

     You will be voting upon the following matters:

     1. Approval of Going Private Transaction. To approve the Agreement and Plan of Merger dated as of June 17, 2005, by and between United Tennessee Bankshares, Inc. ("United Tennessee") and United Tennessee Merger Corp., a Tennessee corporation and United Tennessee's wholly owned subsidiary ("Merger Corp."), pursuant to which Merger Corp. will merge with United Tennessee, with United Tennessee being the surviving corporation (the "Going Private Merger"), and each of the transactions contemplated thereby, including, without limitation, the Going Private Merger.

     2. Election of Directors. To elect two directors to serve until the 2008 annual meeting of shareholders or until their successors have been duly elected and qualified.

     3. Other Business. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

Who can vote?

     You are entitled to vote your common stock if our records show that you held your shares as of the close of business on the record date, ____________ ___, 2005. Each shareholder is entitled to one vote for each share of common stock held on that date. On _________ ___, 2005 there were 1,185,999 shares of common stock outstanding and entitled to vote.

How do I vote by proxy?

     If you sign, date and return your signed proxy card before the annual meeting, we will vote your shares as you direct. For the election of directors, you may vote for (1) all of the nominees, (2) none of the nominees, or (3) all of the nominees except those you designate. For the approval of the Going Private Merger, you may vote "For" or "Against" or you may "Abstain" from voting.

     If you return your signed proxy card but do not specify how you want to vote your shares, we will vote them

     o    "For" the approval of the Going Private Merger;

     o    "For" the election of all of our nominees for director; and

     The Board knows of no other business to be presented at the annual meeting. If any matters other than those set forth above are properly brought before the annual meeting, the individuals named in your proxy card may vote your shares in accordance with their best judgment.

How do I change or revoke my proxy?

     You can change or revoke your proxy at any time before it is voted at the annual meeting by:

     (1) submitting another proxy with a more recent date than that of the proxy first given;

     (2)  attending the annual meeting and voting in person; or

     (3)  sending written notice of revocation to our corporate secretary, Peggy
          G. Holston.

How many votes are required?

     If a quorum is present at the annual meeting,

     o the director nominees will be elected by a plurality of the votes cast in person or by proxy at the meeting; and

     o the approval of the Going Private Merger will require the affirmative vote of a majority of the outstanding shares of United Tennessee common stock.

You should note that the officers and directors of United Tennessee have agreed to vote their shares in favor of the merger and that they beneficially own in the aggregate 29.83% of the outstanding shares of common stock. Accordingly, if holders of only an additional 20.27% of the outstanding stock vote in favor of the proposal, the proposal will be approved.

What constitutes a "quorum" for the meeting?

     A majority of the outstanding shares, present or represented by proxy, constitutes a quorum. A quorum is necessary to conduct business at the annual meeting. You are part of the quorum if you have voted by proxy. Abstentions, broker non-votes and votes withheld from director nominees count as "shares present" at the meeting for purposes of determining a quorum. However, abstentions and broker non-votes do not count in the voting results. A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary authority for that item and has not received instructions from the owner of the shares.

                          Summary Financial Information

Summary Historical Consolidated Financial Information


     The following summary historical consolidated financial information of United Tennessee for the six month period ended June 30, 2005 was derived from the audited consolidated financial statements of United Tennessee. This financial information is only a summary and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition or Plan of Operation" and the consolidated financial statements of United Tennessee and the notes thereto included in our Quarterly Report on Form 10-QSB for the six months ended December 31, 2004.

Consolidated Income Statement Data:

                                            (Unaudited)
                                          For the Six Month             For the Year
                                             Period Ended             Ended December 31
                                            June 30, 2005          2004             2003
                                          ----------------         ----             ----

        Total Interest Income              $3,408,849      $   6,864,430      $  6,926,661
        Total Interest Expense              1,019,847          1,649,986         1,679,826
        Net Interest Income                 2,389,002          5,214,444         5,246,835
        Income Before Income Taxes          1,494,299          2,631,613         2,832,665
        Income Tax Expense                    501,942            716,811           826,472
        Net Income                            992,357          1,914,802         2,006,193


Per Share Information:

        Basic Income per Common Share      $    0.83               $1.58             $1.58
        Diluted Income per Common Share    $    0.83               $1.58             $1.58
        Dividends per Common Share         $    0.40               $0.39             $0.36
        Weighted Average Diluted Share
        Outstanding                        1,190,112           1,213,582         1,271,232

Consolidated Balance Sheet Data:

        Total Assets                    $118,244,570       $ 122,658,912      $116,982,136
        Shareholders' Equity              18,849,731          18,418,727        16,892,956
        Bank Tier 1 Capital               15,769,000          15,492,000        13,656,000

        Consolidated Ratio of Earnings
        to Fixed Charges:
           Excluding Interest on Deposits    250.00x             487.88X         1,454.39X%
           Including Interest on Deposits      2.47x               2.59X             2.69X%



For the purpose of computing the ratio of earnings to fixed charges, "earnings" consist of the basic income applicable to common shareholders before income taxes plus fixed charges. "Fixed charges" consist of interest expense on short-term and long-term debt.

Summary Unaudited Pro Forma Consolidated Financial Information

     The following summary unaudited pro forma consolidated income statement data and per share information of United Tennessee for the year ended December 31, 2004 give effect to the Going Private Merger as if it had occurred on January 1, 2004, and the unaudited pro forma consolidated income statement data and per share information for the year ended December 31, 2003, give effect to the Going Private Merger as if it had occurred on January 1, 2003. You should read the summary unaudited pro forma financial information in conjunction with the Unaudited Pro Forma Consolidated Financial Statements and the related assumptions and notes included elsewhere in this proxy statement. As described in such assumptions, the pro forma financial data assumes that 259,700 shares of United Tennessee common stock are cashed-out in connection with the Going Private Merger and the expenses of the transaction. The pro forma information set forth below is not necessarily indicative of what United Tennessee's actual financial position or results of operations would have been had the Going Private Merger been consummated as of the above referenced dates or of the financial position or results of operations that may be reported by United Tennessee in the future.

PRO FORMA CONSOLIDATED INCOME STATEMENT DATA:



                                               For the Six Month              For the Year Ended
                                                 Period Ended                    December 31,
                                                June 30, 2005               2004             2003
                                               ----------------             ----             ----
    Total Interest Income                       $  3,328,920        $  6,704,430      $  6,766,661
    Total Interest Expense                         1,039,847           1,729,986         1,759,826
    Net Interest Income                            2,269,073           4,974,444         5,006,835
    Income Before Income Taxes                     1,364,370           2,291,613         2,492,665
    Income Tax Expense                               458,298             624,200           727,272
    Net Income                                       906,072           1,667,413         1,765,393
    Basic Income applicable to common
      shareholders                                   906,072           1,667,413         1,765,393

PRO FORMA PER SHARE INFORMATION:

    Basic Income per Common Share               $       0.97               $1.75             $1.75
    Diluted Income per Common Share             $       0.97               $1.75             $1.75
    Dividends per Common Share                  $       0.40               $0.39             $0.36
    Weighted Average Diluted Shares
       Outstanding                                   930,412             953,882         1,011,532

PRO FORMA CONSOLIDATED BALANCE SHEET DATA:

    Total Assets                                $114,402,659        $118,799,406      $113,121,428
    Shareholders' Equity                          13,007,820          12,559,221        11,032,248
    Bank Tier 1 Capital                            9,794,000           9,517,000         7,686,000

Selected Per Share Financial Information

     The following table sets forth selected historical per share financial information for United Tennessee and unaudited pro forma per share financial information for United Tennessee giving effect to the Going Private Merger as if they had been consummated as of December 31, 2004 and 2003, in the case of book value information, and as of the beginning of the respective reporting periods, in the case of income statement information. The information presented below is derived from (i) the consolidated historical financial statements of United Tennessee, including the related notes, and (ii) the Unaudited Pro Forma Consolidated Financial Statements, including the assumptions and related notes, contained elsewhere in this proxy statement. You should read this table together with the unaudited Pro Forma Consolidated Financial Statements and the related assumptions and notes included elsewhere in this proxy statement and the consolidated financial statements of United Tennessee and the related notes included in our Annual Report on Form 10KS-B for the year ended December 31, 2004. As described in the assumptions to the Unaudited Pro Forma Consolidated Financial Statements, the pro forma per share information assumes that 259,700 shares of United Tennessee common stock are cashed-out in connection with the Going Private Merger and the expenses of the transaction. The pro forma information set forth below is not necessarily indicative of what United Tennessee's actual financial position or results of operations would have been had the Going Private Merger been consummated as of the above referenced dates or of the financial position or results of operations that may be reported by United Tennessee in the future.

    Historical:                                           2004             2003
                                                          ----             ----
     Income per common share:
     Basic                                               $ 1.58           $ 1.58
     Diluted                                             $ 1.58           $ 1.58
     Dividends per common share                          $ 0.39           $ 0.36
     Book Value per common share(1)                      $15.39           $13.73
     Pro Forma:
     Income per common share(2):
     Basic                                               $ 1.75           $ 1.75
     Diluted                                             $ 1.75           $ 1.75
     Dividends per common share                          $ 0.39           $ 0.36
     Book Value per common share(3)                      $13.40           $11.37
-------------------------

(1) Historical book value per common share is computed by dividing shareholders' equity at December 31, 2004 and 2003 by the number of common shares outstanding at each date.

(2) Pro forma earnings per common share is computed by dividing the pro forma net income by the historical weighted average shares outstanding for the respective periods less the 259,700 shares of United Tennessee common stock assumed to be acquired for cash in the Going Private Merger.

(3) Pro forma book value per common share is computed by dividing pro forma shareholders' equity at December 31, 2004 and 2003, by the number of common shares outstanding at each date, less the 259,700 shares of United Tennessee common stock assumed to be acquired for cash in the Going Private Merger.

Per Share Market Price

     Currently, United Tennessee's common stock is listed on the NASDAQ SmallCap Market. After the Going Private Merger, there will be no public market for United Tennessee's common stock. The common stock may be quoted in the over-the-counter market, on the "pink sheets." The "pink sheets" is a centralized quotation service that collects and publishes market maker quotes in real-time primarily through the website, www.Pinksheets.com, which provides stock and bond price quotes, financial news and information about securities traded. The chart below lists the high and low sales price as quoted on the NASDAQ SmallCap Market for the periods indicated.

                                                             High           Low
    Year ended December 31, 2005:
    First Quarter ......................                   $20.05         $18.63
    Second Quarter .....................                   $22.00         $18.00
    Third Quarter ......................
    Fourth Quarter......................

    Year ended December 31, 2004:
    First Quarter ......................                   $19.75         $16.48
    Second Quarter .....................                   $19.74         $16.50
    Third Quarter.......................                   $20.00         $16.59
    Fourth Quarter .....................                   $20.71         $18.25

    Year ended December 31, 2003:
    First Quarter ......................                   $14.50         $11.66
    Second Quarter .....................                   $14.18         $12.50
    Third Quarter.......................                   $14.75         $13.20
    Fourth Quarter .....................                   $19.25         $14.07


     The last sale price of common stock that occurred prior to the public announcement of the transaction was $18.26 per share on April 14,2005. United Tennessee declared and paid a dividend on its common stock of $0.33 per share in 2003 and $0.36 per share in 2004.

     During the past two years the executive officers and directors have purchased a total of 25,900 shares of common stock of United Tennessee upon the exercise of stock options at an exercise price of $8.60 per share. None of the officers and directors continue to hold these shares purchased, except for Richard G. Harwood who retained 6,211 shares of common stock of United Tennessee which he obtained on February 14, 2005 upon the exercise of stock options at an exercise price of $8.60 per share. None of the executive officers and directors have engaged in securities transactions during the last 60 days.

                 Statement Regarding Forward-Looking Information

     "Forward-looking statements" are those statements that describe our beliefs and expectations about the future. We have identified forward-looking statements by using words such as, "anticipate," "believe," "could," "estimate," "may,"
"expect," and "intend." Although we believe these expectations are reasonable, our operations involve a number of risks and uncertainties, including those described in this proxy statement and other documents filed with the Securities and Exchange Commission. These types of statements may prove to be incorrect. Further, the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Exchange Act do not apply to the Going Private Merger.

         PROPOSAL 1 -- Approval of the Merger Agreement

                                 SPECIAL FACTORS

Background of the Going Private Merger Proposal

     Of United Tennessee's approximately 547 current record common stock holders, approximately 451, or approximately 82%, beneficially own fewer than 2,500 shares. Collectively, the approximately 451 record holders of common stock who beneficially own fewer than 2,500 shares own an aggregate of approximately 259,700 shares of common stock, representing approximately 22.0% of United Tennessee's outstanding shares of common stock. The Board of Directors and United Tennessee's management are of the view that the recurring expense and burden of maintaining so many relatively small shareholder accounts, coupled with the costs and regulatory burden associated with maintaining registration of United Tennessee's common stock under Section 12 of the Exchange Act, is not cost efficient for United Tennessee.

     The common stock of United Tennessee is listed on the NASDAQ SmallCap Market. Our common stock is traded occasionally with reported trades occurring on 76 days during the twelve months ending December 31, 2004, with an average trading volume on those days of approximately 634 shares per day. Approximately 29.83% of United Tennessee common stock is beneficially owned or controlled by the executive officers and directors of United Tennessee. This limited trading market has not allowed United Tennessee shareholders to recognize the primary benefit which should be available to shareholders of a more widely held publicly traded company, which is the ability to buy and sell stock in a liquid market in which accurate and timely pricing information is readily available.

     Although United Tennessee shareholders are provided some benefit due to United Tennessee's being a publicly traded company, the Board of United Tennessee has determined that compliance with increasingly stringent reporting and auditing requirements provides many disadvantages to off-set this benefit. As a "reporting company" under the Exchange Act, United Tennessee is obligated to prepare and file with the SEC annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K and proxy statements that comply with Section 14 of the Exchange Act, in addition to other reports and forms from time to time. In the wake of the Enron and WorldCom scandals, United Tennessee is subject to increased and constantly changing regulatory requirements under the Sarbanes-Oxley Act of 2002. Compliance with these SEC reporting and audit requirements and increased regulatory restrictions diverts the time of senior management and financial staff from other business of United Tennessee. Also, as a result of these increased and changing legislative requirements, outside legal, auditing and accounting costs continue to rise and are anticipated to continue to rise in the future.

     The time that United Tennessee management spends on preparation of required reports and compliance with the new SEC regulations could be more productively spent on other business matters that bear a more direct relationship to United Tennessee's operations and profitability. United Tennessee believes that becoming a private company will enhance United Tennessee's operating flexibility and resources to focus upon the long-range plans for United Tennessee and the needs of its customers. Also, due to United Tennessee's status as a bank holding company which owns a state chartered savings bank, it will continue to be extensively regulated under other federal and state laws. United Tennessee will continue to be subject to periodic reporting requirements and inspections from certain regulatory agencies, including the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve, the Office of Thrift Supervision and the Department of Financial Institutions of the State of Tennessee.

     The Board of Directors determined that 2,500 or more shares of common stock was an appropriate threshold for determining who would remain a shareholder after the Going Private Merger. Although United Tennessee could have accomplished this "going private" transaction utilizing a slightly lower threshold than 2,500 shares of common stock, the Board chose the 2,500 share threshold because the Board believes that it is necessary to reduce United Tennessee's number of common stock record holders to ensure that it is initially set at a number substantially under 300 so that United Tennessee, as a privately held Tennessee corporation, does not become subject to the Exchange Act reporting requirements as a result of future small transactions which would expand the shareholder base. Additionally, the Board believes that reducing the number of shareholders to approximately 96 record holders assures the reduction of the recurring expense of maintaining so many relatively small shareholder accounts. Additionally, the Board believes the cash out of shares from a number of shareholders substantially under 300 is a wise use of excess capital.

     In making this determination, the Board of Directors considered other means of achieving the same result but rejected these alternatives because the Board believed that the Going Private Merger Proposal would be simpler and less costly. These alternatives were:

     o A tender offer at a similar price per share. The Board was uncertain as to whether this alternative would result in shares being tendered by a sufficient number of record shareholders so as to accomplish the going private objective and reducing recurring costs. The Board found it unlikely that many holders of small numbers of shares would make the effort to tender their shares. The tender offer could be more costly than the Going Private Merger in that it is likely not to be successful and an additional transaction would be required to accomplish the reduction in the number of shareholders.

     o An odd lot tender offer. Another alternative considered was the odd lot tender offer. The Exchange Act permits issuers to make a tender offer only to those shareholders owning fewer than 100 shares of stock. The ability to exclude those shareholders who own 100 or more shares in an odd lot tender offer is an exception to the general rule for tender offers. This alternative is appealing in that it would probably be less costly to complete than the Going Private Merger. With the odd lot tender offer, only those shareholders who would have been completely cashed out would have been paid for their shares. However, we rejected this alternative because it offered no certainty that the number of shareholders would be reduced below 300. As of the Record Date, only 120 of our 547 record shareholders owned fewer than 100 shares. Participation in an odd lot tender offer is voluntary. Even if 100% of all shareholders eligible to participate in an odd lot tender offer would have participated, it would not reduce the number of shareholders below the 300 threshold. Alternatively, the Going Private Merger will automatically eliminate all record shareholders holding fewer than 2,500 shares at the time the Going Private Merger is effective. On the Record Date, approximately 96 of the Company's 547 record shareholders owned fewer than 2,500 shares of common stock.

     o A stock repurchase plan. The Board also considered going into the open market and repurchasing stock from shareholders willing to sell their shares. This repurchase plan would be crafted so that it complied with the safe harbor set forth in Rule 10b-18 of the Exchange Act. In order to avoid manipulation of stock prices, Rule 10b-18 restricts when an issuer can repurchase its shares, the manner in which the repurchase is effected, the volume of shares purchased and the price paid. As a result of these restrictions, there is no guaranty that a stock repurchase plan would result in any reduction of the number of record shareholders within the time period required to accomplish our objectives.

     o Sale of the company. The Board of Directors acknowledged that selling United Tennessee was an available alternative to terminating its registration as an Exchange Act reporting entity. If United Tennessee were sold to a larger publicly traded institution, the costs of complying with SEC reporting rules and the Sarbanes-Oxley Act's auditing and internal controls requirements would no longer be as disproportionate to the size of the new entity. However, we believe that the sale of United Tennessee would not be in the best interests of its shareholders, customers, employees and community. United Tennessee has successfully served its target market by diligently pursuing its community bank business model. Our locally based management has been able to serve our customer base successfully and profitably, and we have managed to steadily increase our assets through controlled growth since 1998. At this time, we do not feel it is in the best interests of our shareholders to abandon this model. As a result, we have not solicited any third party bids or firm offers; however, in March 2004, United Tennessee received an unsolicited offer for the sale of United Tennessee from a financial institution located in a nearby county. This financial institution, which has been in business since 1963, had at that time reported total assets of approximately $363 million and earnings of approximately $3.6 million on its Annual Report on Form 10-K for the year ended June 30, 2003. The financial institution's offer was valued at $22.00 per share and consisted of a combination of an undetermined number of shares of the common stock of the financial institution and an undetermined amount of cash and contained a number of conditions. Since the financial institution is located in a nearby county, the Board was familiar with the financial institution and its management. It was also familiar with the very limited trading volume for that financial institution's stock. In March 2004, its stock had been trading on the NASDAQ National Market for less than one year and the average daily trading volume was approximately 28,000 shares or less than 1% of its outstanding stock. After considering factors such as the trading volume, performance and liquidity of that financial institution's stock, as well as the terms of its offer, among other things, United Tennessee's Board decided that it was in the best interests of its shareholders to reject the offer. The Board of Directors did not engage a financial advisor to assist it in the evaluation of this offer. Furthermore, the Board of Directors of United Tennessee believed, and continues to believe, that the current proper course for United Tennessee is to continue to operate as an independent community bank and work to improve the business of United Tennessee so that it can achieve its potential as a competitive community bank in its market area.

     o A reverse stock split. This alternative would accomplish the objective of reducing the number of record shareholders, assuming approval of the reverse stock split by United Tennessee's shareholders. In a reverse stock split, United Tennessee would acquire the interests of the cashed-out shareholders by means of an amendment to United Tennessee's Charter to reduce the number of issued and outstanding shares of common stock such that the cashed-out shareholders would own less than one full share of United Tennessee common stock. United Tennessee would then distribute cash for the resulting fractional share interests. A reverse stock split would likely be more costly as it would require an additional transaction to accomplish a forward split at the conclusion of the reverse stock split and would involve more expense related to the reissuance of stock certificates to remaining shareholders.

          Although a reverse stock split and a merger transaction likely would achieve the same results of eliminating record shareholders, the Board chose to engage in a merger transaction because the Board believed that the merger transaction would be a simpler way to reduce United Tennessee's total number of shareholders and become a privately held company. If United Tennessee had engaged in a reverse stock split, all shareholders who owned fewer than 2,500 shares of common stock would have owned less than one share after the reverse stock split was completed. Then, United Tennessee would have repurchased all fractional shares from shareholders owning less than one full share. The result of this would be similar to a freeze-out merger in that all shareholders who own fewer than 2,500 shares of common stock before the transaction would have received cash for their shares. However, in order for those shareholders who owned 2,500 or more shares of common stock before the transaction to continue to own their same number of shares after the transaction, United Tennessee would have to engage in a forward stock split immediately following its reverse stock split. Although a reverse stock split immediately followed by a forward stock split would have the same effect as a merger transaction, the Board elected to structure the transaction as a merger because it was the less complex alternative.

     The Board believes the merger transaction is a superior transaction to the other alternatives outlined above because if approved by the shareholders, the decrease in the number of shareholders is assured unlike the tender offer and the odd-lot tender. As discussed above, the merger transaction is a less complex alternative. Other than a review of this proxy statement by the SEC, a notice filing with the Office of Thrift Supervision and the approval of the Office of Thrift Supervision of the dividend to be paid by Newport Federal Bank to United Tennessee to fund the transaction, there are no other regulatory filings required. These same filings or similar ones would have been required if the Board had selected any of the other alternatives to accomplish their objectives.

     The Going Private Merger Proposal is being made at this time because the sooner the proposal can be implemented, the sooner United Tennessee can cease to incur the expenses and burdens of public reporting and the sooner shareholders who are entitled to receive cash in the merger can make use of such cash payments. After consideration of the various alternatives described above, the Board determined that the Going Private Merger Proposal was the best choice for the shareholders and United Tennessee. Significantly, United Tennessee estimates that following the proposed Going Private Merger, it will have approximately 96 holders of record of common stock, comfortably below the minimum of 300 shareholders of record requiring registration under federal securities laws.

     The Sarbanes-Oxley Act provisions became applicable to United Tennessee commencing with its enactment in July 2002, which provisions resulted in increased costs and increased regulatory burden on United Tennessee's management. During 2003 and 2004 the estimated burden and costs to United Tennessee of being a public company and complying with the Sarbanes-Oxley Act is estimated at $150,000 annually. For the years beginning 2005 and thereafter, the additional estimated burden and costs associated with the regulatory requirements of Section 404 of the Sarbanes-Oxley Act is approximately $150,000 annually, for a total estimated burden and costs of approximately $300,000 beginning in late 2005. Due to the significant annual cost of being a public company and the increasing burden and cost anticipated in the future, management recommended from a financial standpoint that the Board consider the option of going private.

     In October 2004, Richard Harwood, President of United Tennessee, first approached a representative of Triangle regarding the possibility of having Triangle advise United Tennessee as to a possible "going private" transaction, as well as another possible transaction and alternatives available to United Tennessee. During the meeting, Triangle briefly set forth some of the types of transactions which have historically been employed to reduce an entity's number of record shareholders below 300, as well as some of the anticipated costs and time commitments necessary to engage in a going private transaction.

     In November 2004, at the request of the Board of United Tennessee, representatives of Triangle attended the Board meeting to discuss going private transactions generally. The Board discussed some of the anticipated costs associated with compliance with the rules and regulations of the SEC, as supplemented by the Sarbanes-Oxley Act, during the future fiscal years. At the meeting, the Board analyzed United Tennessee's common stock trading history, including the volume of shares traded as compared to other entities in the same industry. The Board concluded that United Tennessee's common stock was only traded during 88, 41 and 21 of the 250, 126 and 64 available trading days during the prior 12, 6 and 3 month period, respectively. The average trading price during the past 12, 6 and 3 month periods ending October 29, 2004 was $18.03, $17.91, and $18.27, respectively. During the prior 12 month period ending October 29, 2004, 24.8% of the shares traded were traded on five of the trading days, and the average daily volume for the other days the common stock was traded, was 502 shares. The Board also analyzed the current base of its shareholders and the number of shares issued and outstanding. At the time, approximately 50% of United Tennessee's record shareholders owned less than 250 shares of United Tennessee's common stock. The Board discussed the option of going private and the advantages and disadvantages associated with de-registering its common stock with the SEC. The Board further discussed options which might be available to reduce the number of shareholders below 300 in order to be able to deregister with the SEC as a reporting company including a cash out merger (simmilar to the Going Private Merger), as well as an odd lot tender offer, stock repurchase program and a reverse stock split, which have been discussed above. Triangle provided some preliminary estimates as to the estimated costs for a cash out merger and reverse stock split at various ratios as well as possible share repurchase costs and the impact on United Tennessee's financial ratios. Finally, Triangle shared a list of other going private transactions.

     Thereafter, based on the recommendation of United Tennessee's management, the Board determined that it would further consider and research the possibility of becoming a private company. The Board did not elect to form a special committee to consider, structure and later approve the Going Private Merger because all the members of the Board are interested parties and they will continue as shareholders of United Tennessee after the completion of the Going Private Merger. On January 15, 2005, the Board, at its regular meeting, further discussed this matter. United Tennessee's securities counsel was present and led the discussion and presented information concerning the going private process and various issues and considerations related to that process. Representatives of Triangle were also present to discuss possible going private transactions as well as other strategic alternatives which might be available to United Tennessee. Specifically, Triangle identified some future economic and other conditions which the Board might consider as challenges, and it discussed four strategic alternatives available to the Board which included (i) staying the current course, (ii) reducing the number of shareholders so that it might go private, (iii) converting to a Subchapter S corporation (after completing a going private transaction) and (iv) acquiring another bank. Triangle first outlined possible financial projections and share values for United Tennessee if it did not engage in any transactions based on assumptions provided by United Tennessee and concluded that, despite some uncertainty in net income projection, United Tennessee could continue to create shareholder value. Triangle next outlined some advantages and disadvantages with going private transactions and updated information from its November 2004 presentation regarding United Tennessee's shareholders and alternatives for going private. Triangle next provided reasons to consider converting United Tennessee to a Subchapter S entity after completing the going private transaction. This would allow United Tennessee to avoid double taxation as it relates to corporate dividends and possibly increase earnings per share and dividends during the long term, but it would require that shareholders be reduced to 100 or fewer and that all shareholders be individuals or other qualified shareholders. Also, this would require signigicant limitations on trading and, thus, result in limited access to capital markets, and it may adversely affect United Tennessee's acquisition value in some circumstances. The Board felt the formation of a Subchapter S corporation would be difficult to accomplish and continued status as a Subchapter S corporation difficult to maintain. Finally, Triangle discussed with the Board having United Tennessee acquire another insitution and focused on a potential transaction being discussed by the Board prior to this meeting. This discussion was specific to a particular acquisition target.

     The potential transaction discussed at this meeting in January 2005 is a separate transaction from the potential transaction with another financial institution described above. The March 2004 transaction was an unsolicited offer to acquire United Tennessee for a price the Board deemed to be inadequate. The Board decided it was in the best interest of shareholders to continue to pursue its business plan. That does not imply that by rejecting the March 2004 offer United Tennessee did not want to expand its market area in the future. At the Board meeting in January 2005, the Board considered several strategic initiatives which are described above including going private and the possibility of acquiring another bank. The Board believed that two of the four alternative strategies which Triangle presented were worthy of further consideration. The Board determined that it did not have the resources to pursue both a going private transaction and an acquisition at the same time. The Board decided to pursue the acquisition first as that acquisition would have expanded United Tennessee's market area to include an attractive market in east Tennessee. More importantly, the target was a bank with a similar operating philosophy and business plan as United Tennessee, and management felt the integration risk was relatively low.

     At the end of the January Board meeting, United Tennessee's Board decided to pursue the potential acquisition of a financial institution outside of United Tennessee's immediate market area and not to engage in a going private transaction at that time because it believed a potential acquisition was the better of available capital and it could not pursue both strategies simultaneously. While the Board reviewed information about a number of potential targets, the Board believed acquiring this established financial institution would enable United Tennessee to expand its market base and it would otherwise be an attractive merger candidate. United Tennessee approached the potential target to determine its interest in a transaction with United Tennessee. However, the target was not interested in pursuing a transaction with United Tennessee. Accordingly, this potential acquisition did not materialize, and at its Board meeting in February 2005, the Board elected to pursue the going private transaction.

     The Board decided to pursue the going private transaction as an alternative strategy as it had not identified any other financial institutions which it thought would be suitable merger partners.

     At its regular meeting on March 15, 2005, the Board resolved to continue to pursue a going private transaction, subject to determining the final cash-out price and the total amount of equity involved. The Board approved a preliminary time schedule submitted by its securities counsel for the going private transaction and authorized its counsel to draft the necessary proxy statement and related documents to be filed with the SEC. The Board also approved the selection of Triangle to serve as its financial advisor for a possible going private transaction based on Triangle's qualifications, experience and cost. Please see the discussion in "Opinion of Financial Advisor" for a more detailed discussion regarding Triangle's qualifications, experience and costs.

     At its April 12, 2005 special meeting, the Board met to consider the Going Private Merger. Securities counsel and representatives of Triangle participated in the meeting. The Board carefully considered the advantages and disadvantages of de-registering with the SEC, as well as the alternatives available to accomplish the de-registration. At this meeting the Board unanimously approved proceeding with a going private transaction and, specifically, engaging in the Going Private Merger. The Board of Directors addressed whether the going private transaction is a fair transaction to affiliated and unaffiliated shareholders. A separate discussion was conducted with respect to those shareholders who will remain shareholders of United Tennessee and those shareholders which would receive cash and no longer continue to be a shareholder. After weighing the transaction's advantages and disadvantages, the Board considered the fact that the fairness to cashed-out shareholders depended, in large part, upon the price to be paid for the cashed-out shares resulting from the Going Private Merger. At the April 12 meeting, Triangle reviewed with the Board its methodology for considering a range of fair value for United Tennessee's stock, from a financial point of view, in a going private transaction as well as certain information regarding the anticipated impact of the Going Private Merger.

     Triangle first provided some background on the overall performance of financial institutions and the S&P 500 over the last three years. Triangle presented information on the performance of three indices of publicly traded bank and thrift institutions in the United States deemed comparable to United Tennessee from April 2002 to March 2005, and compared their trading performance to United Tennessee during the same time period.

     Triangle next discussed its valuation analysis with respect to United Tennessee's common stock. It presented the Board with information regarding

     (i) trading history, including volume and prices of United Tennessee's common stock,

     (ii) industry and peer group analyses of trading prices and underlying values as compared to United Tennessee's common stock,

     (iii) dividend discount valuations of the common stock, and

     (iv) summary information regarding premiums paid by other companies in connection with going private transactions.

     The information presented to the Board by Triangle regarding this financial analysis is described more fully below under "Opinion of Financial Advisor."

     Finally, Triangle presented information regarding the anticipated financial impact of the Going Private Merger based on certain assumptions and information provided by United Tennessee. Specifically, Triangle estimated the total shares which would be purchased as a result of the Going Private Merger and considered its resulting impact to the financial condition of United Tennessee. Summary prospective financial analysis was provided assuming purchase prices between $19.00 and $25.00 (using $2 increments) and potential share exchange ratios at 1 for 1,500, 2,000 and 2,500 shares. This pro forma analysis based on December 31, 2004 information at each of the three exchange ratios considered was as follows:

                   Pro Forma 1:1,500 Cash Out Merger Analysis
                                        Pro Forma 1:1,500 Cash-out merger at

                         As of
                        12/31/2004    $19.00    $21.00     $23.00     $25.00
                        ----------    ------    ------     ------     ------
Shares purchased         181,488     181,488    181,488    188,488    181,488
Costs ($000s)(1)                       3,548      3,911      4,274      4,637
Shares outstanding     1,196,999   1,015,511  1,015,511  1,015,511  1,015,511
Assets ($000's)          122,659     119,111    118,748    118,385    118,022
Equity *$000's)(1)        18,419      14,871     14,508     14,145     13,782
Tangible Equity/assets    14.52%      11.96%     11.69%     11.41%     11.14%
Change in net income(2)                 (50)       (62)       (74)       (86)
2005 est. net income
  ($000's)(2)              1,900       1,850      1,838      1,826      1,814
2005 est. EPS(2)           $1.57       $1.79      $1.78      $1.77      $1.76
2005 est. ROA(2)           10.1%       12.1%      12.4%      12.6%      12.8%
2005 est. ROE(2)           10.1%       12.1%      12.4%      12.6%      12.8%
Tangible book value
   per share              $14.79      $13.94     $13.58     $13.23     $12.87

(1)  Included estimated transaction costs of $100,000.
(2) Reflects assumption of $100,000 of annual cost savings and an opportunity cost of 5% on the funds used in the purchase of shares.

                   Pro Forma 1:2,000 Cash Out Merger Analysis
                                        Pro Forma 1:2,000 Cash-out merger at

                         As of
                        12/31/2004    $19.00    $21.00     $23.00     $25.00
                        ----------    ------    ------     ------     ------
Shares purchased         216,267     216,267    216,267    216,267    216,267
Costs ($000s)(1)                       4,209      4,642      5,074      5,507
Shares outstanding     1,196,999     980,732    980,732    980,732    980,732
Assets ($000's)          122,659     118,450    118,017    117,585    117,152
Equity *$000's)(1)        18,419      14,210     13,777     13,345     12,912
Tangible Equity/assets    14.52%      11.46%     11.14%     10.81%     10.48%
Change in net income(2)                 (72)       (86)      (100)      (114)
2005 est. net income
  ($000's)(2)              1,900       1,828      1,814      1,800      1,786
2005 est. EPS(2)           $1.57       $1.83      $1.82      $1.80      $1.79
2005 est. ROA(2)           1.51%       1.50%      1.50%      1.49%      1.49%
2005 est. ROE(2)           10.1%       12.5%      12.8%      13.1%      13.4%
Tangible book value
   per share              $14.79      $13.76     $13.32     $12.88     $12.44

(1)  Included estimated transaction costs of $100,000.
(2) Reflects assumption of $100,000 of annual cost savings and an opportunity cost of 5% on the funds used in the purchase of shares.

                   Pro Forma 1:2,500 Cash Out Merger Analysis
                                        Pro Forma 1:2,500 Cash-out merger at

                         As of
                        12/31/2004    $19.00    $21.00     $23.00     $25.00
                        ----------    ------    ------     ------     ------
Shares purchased         259,700     259,700    259,700    259,700    259,700
Costs ($000s)(1)                       5,034      5,554      6,073      6,592
Shares outstanding     1,196,999     937,299    937,299    937,299    937,299
Assets ($000's)          122,659     117,625    117,105    116,586    116,067
Equity *$000's)(1)        18,419      13,385     12,865     12,346     11,827
Tangible Equity/assets    14.52%      10.84%     10.44%     10.04%      9.63%
Change in net income(2)                 (99)      (115)      (132)      (149)
2005 est. net income
  ($000's)(2)              1,900       1,801      1,785      1,768      1,751
2005 est. EPS(2)           $1.57       $1.89      $1.87      $1.85      $1.84
2005 est. ROA(2)           1.51%       1.49%      1.48%      1.48%      1.47%
2005 est. ROE(2)          10.11%      13.09%     13.48%     13.90%     14.35%
Tangible book value
   per share              $14.79      $13.52     $12.97     $12.41     $11.86

(1)  Included estimated transaction costs of $100,000.
(2) Reflects assumption of $100,000 of annual cost savings and an opportunity cost of 5% on the funds used in the purchase of shares.

     Finally, Triangle estimated the percentage increase in ownership of the affiliates at the 1 for 1,500, 2,000 and 2,500 share ratios. For further information regarding United Tennessee's estimated changes to affiliated stock ownership as a result of the Going Private Merger, see "Stock Ownership of United Tennessee" below.

     At the end of its presentation, Triangle communicated that it considered any price within the range of $19.00 to $23.00, subject to certain qualifications and limitations, to be fair, from a financial point of view, to United Tennessee shareholders. This price range was established by Triangle in its reasonable judgment after calculating separate price ranges pursuant to different analyses including (i) and analysis of certain market multiples of other peer groups, (ii) a dividend discount analysis and (iii) an analysis of premiums paid in similar transactions. See the discussion in "Opinion of Financial Advisor" for a more comprehensive discussion regarding the price range as well as the qualifications and limitations affecting Triangle's fairness opinion and its conclusions at the April, 2005 presentation.

     In addition, securities counsel reviewed in detail with the Board the definitive merger agreement and all related documents, copies of which were delivered to each director before the date of the meeting.

     Following extensive review and discussion, the Board unanimously approved the merger agreement and authorized and directed management to execute and deliver the merger agreement and related documents. The Board resolved to cash-out the common stock in the Going Private Merger, for all holders of fewer than 2,500 shares, and at a price per share of $22.00. The Board selected $22.00 because it believed that the higher side of the mid-point of the range would be fair to the cashed-out shareholders as well as the remaining shareholders and would represent a reasonable premium to the cashed out shareholders. Triangle delivered its opinion dated April 12, 2005 that the $22.00 price as determined by the Board to be paid was fair, from a financial point of view, to United Tennessee shareholders on that date. The cost of cashing-out the common stock and the related fees and expenses of the Going Private Merger will be funded from an up to $6.0 million dividend from United Tennessee's wholly-owned subsidiary, Newport Federal Bank. The payment of the $6.0 million dividend will neither adversely effect the capital levels of Newport Federal Bank or United Tennessee nor effect the ability of United Tennessee to pay future dividends to the remaining shareholders.

Reasons for the Going Private Merger

     United Tennessee's primary reason for the Going Private Merger is to cash-out the equity interests in United Tennessee of the approximately 547 record and beneficial holders of common stock that, as of the effective time of the Going Private Merger, own fewer than 2,500 shares of common stock at a price determined to be fair by the entire Board of Directors. This will reduce the number of holders of common stock of record of United Tennessee to approximately 96 persons and relieve United Tennessee from the requirements of filing reports and otherwise complying with the requirements of registration under the Exchange Act. This will be accomplished by United Tennessee deregistering its common stock under the Exchange Act. See "Background of the Going Private Merger Proposal" and "The Effects of the Going Private Merger" for a discussion regarding the costs of registration of the United Tennessee common stock and the intended benefits to United Tennessee of the Going Private Merger Proposal. If the Going Private Merger is implemented, the officers and directors of United Tennessee (and other holders of 2,500 or more shares of common stock) will increase their percentage ownership of common stock of United Tennessee.

     The Going Private Merger will provide those shareholders with fewer than 2,500 shares of common stock with a cost-effective way to cash-out their investments, because United Tennessee will pay all transaction costs in connection with the Going Private Merger. Although United Tennessee intends to pay all transaction costs in connection with the Going Private Merger, shareholders still may be charged a brokerage fee by their broker in connection with the Going Private Merger. Moreover, United Tennessee will benefit from substantial future cost savings as a result of the Going Private Merger, as more fully described below.

     The Board believes that the disadvantages of having United Tennessee continue to be a public company outweigh any advantages. The Board has no present intention to raise capital through sales of securities in a public offering in the future or to acquire other business entities using stock as the consideration for any such acquisition. Accordingly, United Tennessee is not likely to make use of any advantage (for raising capital, effecting acquisitions or other purposes) of its status as a public company.

     United Tennessee incurs direct and indirect costs associated with compliance with the SEC's filing and reporting requirements imposed on public companies. United Tennessee incurs substantial indirect costs as a result of, among other things, the executive time expended to prepare and review such filings. Since United Tennessee has relatively few executive personnel, these indirect costs can be substantial. United Tennessee's direct and indirect costs related to being a public company are estimated to approximate $150,000 annually as follows:
NASDAQ Annual Fee                                             $ 17,500
Additional Staff & Benefits                                     40,000
Independent accountants                                         60,000
SEC counsel                                                     27,500
Printing, mailing and other internal/external expenses           5,000
                                                               -------
         Total                                                $150,000
                                                               =======

     In light of these costs, the Board believes that it is in the best interests of United Tennessee and its shareholders to eliminate the requirements associated with being a public company.

     Although many of these factors have existed for some time, United Tennessee began to consider the Going Private Merger during calendar year 2004, and based upon an analysis of its options, risks and expenses relating to remaining a public company, which is detailed in this proxy statement, approved the Going Private Merger Proposal. Another reason the Board approved the Going Private Merger Proposal is the continued illiquidity of the United Tennessee stock. You should read the discussion under "Background of the Going Private Merger Proposal" for more information relating to the background of the Going Private Merger Proposal and United Tennessee's reasons for the Going Private Merger Proposal.

     The Board has determined that the Going Private Merger Proposal is the most expeditious and economical way of liquidating the holdings of shareholders having small share positions and changing United Tennessee's status from that of a public company to that of a privately-held, non-reporting company. You should read the discussion under "Recommendation of the Board of Directors; Fairness of the Going Private Merger Proposal" for more information regarding the Board's reasons for the Going Private Merger Proposal.

     The Going Private Merger Proposal, if approved, will have divergent effects depending on whether you beneficially own 2,500 or more shares of United Tennessee common stock or fewer shares of common stock as of the Effective Time. You should read the discussions under "The Effects of the Going Private Merger," "Recommendation of the Board of Directors; Fairness of the Going Private Merger Proposal"; and "The Merger Agreement" for more information regarding the effects of the Going Private Merger.

     The Going Private Merger is structured to be a "going private" transaction as defined in Rule 13e-3 promulgated under the Exchange Act because it is intended to, and, if completed, will make United Tennessee eligible to terminate its reporting requirements under Section 12(g) of the Exchange Act. United Tennessee intends to deregister its shares of common stock under the Exchange Act immediately following the effective time of the Going Private Merger. In connection with the Going Private Merger Proposal, United Tennessee and Merger Corp. have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the SEC.

Effects of the Going Private Merger

     Effects on United Tennessee

     The Going Private Merger will have various effects on United Tennessee, as described below.

Reduction in the Number of Shareholders and Effect on the Number of Outstanding Shares

     United Tennessee believes that the Going Private Merger will reduce its number of record common stock holders to from approximately 547 to 96. After the completion of the Going Private Merger and the private placement offering, the number of outstanding shares of common stock will be approximately 926,299 compared to 1,185,999 outstanding shares of common stock immediately before the Going Private Merger.

Transfer of Book Value

     Because
     (i) the price to be paid to holders who beneficially own fewer than 2,500 shares of common stock will be $22.00 per share;

     (ii) the number of shares of common stock expected to be cashed-out as a result of the Going Private Merger is estimated to be approximately 259,700;

     (iii) the total cost to United Tennessee (including expenses) of effecting the Going Private Merger is expected to be approximately $5.8 million; and

     (iv) at December 31, 2004, aggregate shareholders' equity in United Tennessee was approximately $18.4 million, or $15.39 per share, United Tennessee expects that, as a result of the Going Private Merger:

     o    aggregate  shareholders' equity of United Tennessee as of December 31,
          2004,  would  be  reduced  from  approximately   $18.4  million  on  a
          historical basis to approximately $12.6 million on a pro forma basis;

     o the book value per share of common stock as of December 31, 2004, would be reduced from approximately $15.39 per share on a historical basis to approximately $13.40 per share on a pro forma basis;

Becoming a Privately Held Company

     The common stock of United Tennessee is currently registered under the Exchange Act. The Exchange Act registration may be suspended by United Tennessee if its common stock is no longer held of record by 300 or more shareholders. Elimination of registration of the common stock of United Tennessee under the Exchange Act would substantially reduce the information required to be furnished to the shareholders of United Tennessee and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), proxy statement disclosure in connection with shareholder meetings and the related requirement of an annual report to shareholders, no longer applicable to it. Accordingly, United Tennessee estimates it will eliminate costs and expenses associated with continued Exchange Act registration, which it estimates to be approximately $50,000 on an annual basis.

     With respect to the executive officers and directors of United Tennessee, once the Going Private Merger is completed and United Tennessee deregisters its common stock:

     o executive officers, directors and other affiliates would no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including, without limitation, the reporting and short-swing profit provisions of Section 16, and

     o executive officers and directors of United Tennessee may be deprived of the ability to dispose of their shares of common stock in accordance with Rule 144 under the Securities Act.

Effect on Market for Shares.

     United Tennessee's common stock is listed on the NASDAQ SmallCap Market, after the Going Private Merger there will be no public market for its common stock.

Financial Effects of the Going Private Merger; Financing of the Going Private Merger.

     United Tennessee expects that the Going Private Merger will not have any material adverse effect on the capital adequacy, liquidity, results of operations or cash flow of United Tennessee. Because United Tennessee does not currently know the actual number of shares which will be cashed-out in the Going Private Merger, United Tennessee does not know the total amount of cash to be paid to common shareholders by United Tennessee in the Going Private Merger, but United Tennessee estimates it to be approximately $5.7 million. You should read the discussion under "The Effects of the Going Private Merger - Fees and Expenses for the Going Private Merger" for a description of the fees and expenses United Tennessee expects to incur in connection with the Going Private Merger.

     United Tennessee expects to be able to finance the cash amount to be paid to common shareholders in the Going Private Merger from an up to $6.0 million dividend from the Bank to United Tennessee.

Effects on Officers and Directors of United Tennessee.

     As a result of the Going Private Merger, United Tennessee expects that

(a) the percentage of beneficial ownership of common stock of United Tennessee (including the effect of fully vested and exercisable stock options) held by its officers and directors as a group will increase from 29.83% of the common stock of United Tennessee to approximately 38.17% based on their securities holdings as of May 31, 2005;

(b) the collective book value as of December 31, 2004, of the shares of United Tennessee common stock held by United Tennessee's officers and directors, as a group (including the effect of fully vested and exercisable stock options), would decrease from approximately $15.39 on a historical basis to approximately $13.40 on a pro forma basis; and

(c) the collective pro rata interest of United Tennessee's officers and directors, as a group, in the net income of United Tennessee for the year ended December 31, 2004, would increase from approximately $1.58 per share on a historical basis (based on the number of shares beneficially owned by such officers and directors including the effect of fully vested and exercisable stock options, as of the record date) to a pro rata interest of approximately $1.75 per share on a pro forma basis (based on the number of shares which United Tennessee anticipates such officers and directors to beneficially own immediately after the Going Private Merger including the effect of fully vested and exercisable stock options).

(d) Since none of the directors and officers of United Tennessee will be cashed out in the Going Private Merger, they will, therefore, share in the future growth and profits of United Tennessee while unaffiliated shareholders who are cashed out will not.

For a description of the assumptions United Tennessee used in determining the numbers of shares and related percentages that United Tennessee expects to be held by current officers and directors immediately after the Going Private Merger, please see the footnotes under "Stock Ownership of United Tennessee."

     Beneficial and Detrimental Effects on Unaffiliated Shareholders.

     Cashed-out unaffiliated shareholders

     The Going Private Merger will have various effects on shareholders who are not affiliates of United Tennessee, as described below. The effects of the Going Private Merger to an unaffiliated shareholder will vary based on whether or not the unaffiliated shareholder's shares will be cashed-out in the Going Private Merger. The Going Private Merger will have the following benefits and detriments for the unafilliated shareholders beneficially owning fewer than 2,500 shares of common stock immediately before the effective time of the Going Private Merger. They will:

     o receive $22.00 per share in cash, unless they perfect dissenters' rights (a benefit);

     o will be required to surrender their shares involuntarily in exchange for a cash price determined by the Board and will not be able to liquidate their shares at a time and for a price of their choosing (a detriment);

     o no longer have any equity interest in United Tennessee and therefore will not participate in its future potential earnings or growth, if any (a detriment);

     o not be able to acquire an equity interest in United Tennessee unless they purchase shares from existing shareholders, other than upon the exercise of stock options (a detriment); and

     o be required to pay federal and, if applicable, state and local income taxes on the cash gain, if any, received in the Going Private Merger (a detriment); or, alternatively, may have a tax loss that can be used to offset capital gains or taxable income in future periods (a benefit).

     Remaining Unaffiliated Shareholders.

     Potential   beneficial  and  detrimental  effects  on  unaffiliated  United
Tennessee shareholders who remain as shareholders if the Going Private Merger is effected include:

     o United Tennessee will no longer be subject to the periodic reporting requirements and the proxy rules of the Exchange Act. Similarly, executive officers, directors and other affiliates would no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including without limitation the reporting and short-swing profit provisions of Section 16 (a detriment).

     o the shares of common stock will no longer be listed on the Nasdaq SmallCap Market. Accordingly, it may be difficult for unaffiliated shareholders to sell their shares of common stock should they desire to do so - (a detriment).

     o will not receive $22.00 per share in cash, unless they perfect dissenters' rights (a detriment);

     o United Tennessee will no longer be subject to the provisions of the Sarbanes-Oxley Act or the liability provisions of the Exchange Act (a detriment);

     o will participate in its future potential earnings or growth, if any (a benefit);

     o will not be required to pay federal and, if applicable, state and local income taxes on the cash gain, if any, received in the Going Private Merger (a benefit).

     Although the Board considered the detrimental factors described above, it concluded that the benefits also described above outweighed the detriments and that the transaction was substantively and procedurally fair to and in the best interests of the unaffiliated shareholders who are cashed out in the transaction and those who remain as shareholders.

Effect on Shareholders of the Going Private Merger

     If approved at the annual meeting, the Going Private Merger will affect United Tennessee shareholders as follows after completion:


Shareholder as of Effective Time of the Going Private Merger                  Net Effect After Going Private Merger
-------------------------------------------------------------                 -------------------------------------
Shareholders beneficially owning 2,500 or more shares                         Shares of common stock will be retained
of United Tennessee common stock

Shareholders beneficially owning fewer than 2,500 shares                      Shares of common stock will be cashed-out at a
of United Tennessee common stock                                              price of $22.00 per share

     As described under "The Merger Agreement - Conversion of Shares in the Going Private Merger," the merger agreement contains specific provisions regarding the treatment of shares held in nominee form, or "street name." In determining the number of shares held beneficially in street name by any shareholder, United Tennessee may, in its discretion, rely on "no objection" lists provided by any nominee holder. Further, after the effective time of the Going Private Merger, United Tennessee will deliver to each shareholder who would appear to be entitled to receive cash in the Going Private Merger in consideration for his or her shares, a letter of transmittal requesting certain information from such shareholder and requiring the shareholder to certify as to the number of shares actually beneficially owned, including those shares of his or her spouse and minor children (whether in registered form or in street name). Letters of transmittal will be delivered to any shareholder who (a) beneficially owns of record fewer than 2,500 shares of common stock or (b) according to records made available to United Tennessee from the nominee holder for any shares held in street name, holds fewer than 2,500 shares of common stock in street name or holds shares in street name and with respect to which United Tennessee is not provided by the nominee holder the number of shares so held.

     Shareholders who retain their shares of common stock will be issued new share certificates for shares of restricted common stock. These new share certificates will be affixed with a restrictive legend to the effect that such shares have not been registered with the SEC and may not be transferred without such registration or in reliance on an exemption from such registration.

In general, the Going Private Merger can be illustrated by the following examples:

--------------------------------------------------------------     ------------------------------------------------------------
Hypothetical Scenario                                               Result

Ms. Smith is a registered shareholder who holds 1,000 shares        Ms. Smith's 1,000 shares of common stock will be
of United Tennessee common stock in certificate form at the         canceled and converted into the right to receive cash in the
effective time of the Going Private Merger. Ms. Smith holds         of $22.00 per share.
no other shares
--------------------------------------------------------------     ------------------------------------------------------------

Mr. Brown holds 1,000 shares of United Tennessee common             Mr. Brown's 1,000 shares of common stock will be
stock in his individual brokerage account as of the effective       canceled  and converted into the right to receive cash in
time of the Going Private Merger.  Mr. Brown holds no other         amount of $22.00 per share.
shares.
-------------------------------------------------------------      -------------------------------------------------------------

Mr. Jones is a registered shareholder who holds 2,000 shares of     Mr. Jones will be able to establish that he owns more than
United Tennessee common stock in certificate form and 1,500         2,500 shares by certifying in the letter of transmittal
shares of common stock in his individual brokerage account as       sent to him after the effective time of the Going Private
of the effective time of the Going Private Merger. Mr. Jones        Merger that he holds 2,500 or more shares of common stock
holds no other shares.                                              and providing United Tennessee such other information as it may request to verify that fact.

                                                                    (Note:  If either Ms. Smith or Mr. Brown wants to continue his or her investment in United Tennessee, she or he can
                                                                    acquire at least 2,500 shares of United Tennessee common
                                                                    stock (preferably in his or her record account so as to make it more readily apparent that he or she holds 2,500 or more shares).  Such acquisition should be completed by
                                                                    _________,__, 2005 so that it is registered on the books
                                                                    of United Tennessee before the effective time of the Going
                                                                    Private Merger.
------------------------------------------------------------------ ------------------------------------------------------------

Recommendation of the Board of Directors; Fairness of the Going Private Merger Proposal

     The Board believes that the Going Private Merger Proposal, taken as a whole, is fair to, and in the best interests of, United Tennessee and its shareholders, including unaffiliated shareholders who will receive cash in the Going Private Merger and unaffiliated shareholders who will continue to hold their shares of common stock of United Tennessee after the Going Private Merger. The Board also believes that the process by which the transaction is to be approved is fair. The Board recommends that the shareholders vote for approval of the Going Private Merger Proposal. Each member of the Board and each officer of United Tennessee who owns shares of stock have advised United Tennessee that he intends to vote his shares in favor of the Going Private Merger Proposal. As of May 31, 2005, the directors and officers of United Tennessee beneficially owned a total of 353,834 shares of United Tennessee common stock or approximately 29.83% of the total shares entitled to vote at the Meeting. No other shareholders have disclosed to United Tennessee how they intend to vote on the Going Private Merger Proposal.

     The Board has retained for itself the absolute authority to reject (and not implement) the Going Private Merger Proposal (even after approval by shareholders) if it determines that the Going Private Merger Proposal is not then in the best interests of United Tennessee and its shareholders. Such a determination by the Board would likely be limited to the occurrence of an event that would have a material adverse effect on the financial condition or results of operations of United Tennessee. The Board does not anticipate the occurrence of any such event.

     The Board has unanimously approved the Going Private Merger Proposal. The Board considered a number of factors in determining to approve the merger agreement. United Tennessee's primary reason for the Going Private Merger is to enable it to deregister its shares of common stock under the Exchange Act. The Board considered the views of management relating to cost savings to be achieved by no longer being a public company. United Tennessee's management determined that cost savings of approximately $150,000 per year could be achieved if United Tennessee becomes a private company, including indirect savings resulting from reductions in the time and effort currently required of management to comply with the reporting and other requirements associated with registration of the common stock under the Exchange Act, particularly the provisions of the recently enacted Sarbanes Oxley Act.

     Similarly, the Board also considered the decrease of approximately $5,000 in the expense associated with a high number of shareholders holding relatively small positions in its common stock after the Going Private Merger. For example, the decrease in expense would result from fewer mailings, lower printing costs and fewer transaction costs charged by United Tennessee's transfer agent.

     The Board also considered the effect that becoming private would have on the market for the common stock and the inability of shareholders to buy and sell shares through a public market. However, the Board determined that, even as a publicly-traded corporation, there is a very limited market for the shares of United Tennessee's common stock, especially for sales of large blocks of shares. While being a publicly-held corporation might be of benefit to the shareholders of larger companies with significant numbers of shareholders and an active trading market, the costs do not appear justified in our case, particularly because our shareholders do not enjoy the primary benefit of public company status to shareholders; an efficient, liquid trading market for the shares. The Board determined that the cost savings to be achieved by becoming a private company outweighed any potential disadvantages from becoming a private company.

     The Board considered several alternative transactions to accomplish the proposed going-private transaction but ultimately approved the Going Private Merger Proposal. Please read the discussion under "-Background of the Going Private Merger Proposal" for a description of these alternatives considered by the Board.

     The Board considered numerous factors, discussed below, in reaching its conclusion as to the fairness of the Going Private Merger Proposal to our shareholders, including both affiliated and unaffiliated shareholders. The Board also engaged the services of an independent financial advisor to provide advisory services regarding the Going Private Merger as well as to render a fairness opinion, from a financial point of view, regarding the cash price to be paid in this transaction. The Board did not assign any specific weights to the factors listed below. Moreover, in their considerations individual directors may have given differing weights to different factors.

     o Current and Historical Market Prices. Our common stock is traded occasionally with reported trades occurring on 76 days during the twelve months ending December 31, 2004, with an average trading volume on those days of approximately 634 shares per day. The Board also reviewed high and low closing prices for the common stock from January 1, 2003 to December 31, 2004, which ranged from $20.71 to $16.18 per share. The next highest trading price during that same twelve month period was $20.52. The last trading price of our common stock prior to the announcement of the Going Private Merger was $18.26 on April 14, 2005.

     o Net Book Value. As of December 31, 2004, the book value per share of outstanding common stock was approximately $15.39. Although book value was a factor that was considered by the Board among others in determining the consideration to be paid to cashed-out shareholders in the Going Private Merger, the Board determined that it was not directly relevant in that book value approximates a liquidation value and liquidation is generally not a viable alternative for a financial institution. However, the Board noted that the per share cash price of $22.00 payable in the Going Private Merger reflected a multiple of over 1.43x United Tennessee's December 31, 2004, book value per share.

     o Going Concern Valuation. Due to the nature of their operations, financial institutions cannot be liquidated in an efficient manner. Accordingly, when considering the valuation of United Tennessee's common stock, the Board approached the entity as a going concern operating entity. As part of its assessment, the Board considered Triangle's report regarding United Tennessee's current and historical trading prices and how United Tennessee's trading prices and certain equity ratios compared to several peer groups, and the Board adopted any analysis associated with this report as their own. This report is discussed further under the heading "Opinion of Financial Advisor," which should be read in its entirety. Based on the information generally available to the public regarding United Tennessee and the banking industry, the information presented to the Board by Triangle, and United Tennessee's on-going operating and business plans, the Board determined that United Tennessee's trading price generally reflected the value of our common stock on a going concern basis.

     o Opinion of Financial Advisor. The Board engaged Triangle to render an opinion as to the fairness of the Cash Price to be paid in connection with the Going Private Merger. The Board considered the opinion of Triangle rendered to the Board effective April 12, 2005 to the effect that, as of the date of such opinion and based upon and subject to certain matters stated in such opinion, the cash consideration of $22.00 per share of common stock to be paid in the Going Private Merger is fair, from a financial point of view, to the shareholders of United Tennessee, including shareholders who will receive cash in the Going Private Merger as well as those who will continue to hold shares of common stock after the Going Private Merger. The Board also reviewed and considered the financial analyses presented to the Board in connection with such opinion and adopted the financial advisor's analyses as its own. A copy of Triangle's written opinion which addresses only the financial fairness of the price paid is attached as Annex B to this proxy statement and is incorporated by reference. You should read the entire opinion carefully. The opinion does not constitute a recommendation by Triangle to any shareholder as to how the shareholder should vote on the Going Private Merger at the annual meeting or any other matter. In addition, you should read the discussion under "Opinion of Financial Advisor" for more information relating to this opinion and the related financial analyses.

     o Opportunity to Liquidate Shares of Common Stock. The Board considered the opportunity the Going Private Merger Proposal presents for shareholders owning fewer than 2,500 shares of common stock to liquidate their holdings without paying commissions or transaction costs, particularly given the relatively illiquid market for shares of United Tennessee's common stock.

     In connection with its deliberations, the Board did not consider, and did not request that its financial advisor evaluate, United Tennessee's liquidation value because it believed the liquidation value was not a representative value to determine in considering the fairness of the Going Private Merger to United Tennessee's shareholders. The vast majority of United Tennessee's (and underlying subsidiary Bank's) assets are financial assets, and their book values roughly approximate their liquidation value. In the event United Tennessee's assets were sold in an orderly liquidation some portion of United Tennessee's loans and deposits may be sold at a slight premium above book value. However, any premium which might be paid over book value, if any, is not material, particularly when considering the discount for which certain other assets may be sold and the expense of the liquidation process. As a result, the liquidation value would not be materially above the book value of $15.39 as of December 31, 2004 and substantially less than the current and historical trading price.

     No firm offers, of which the Board is aware, have been made during the preceding two years for (i) the merger or consolidation of United Tennessee into or with such person, (ii) the sale or other transfer of all or any substantial part of the assets of United Tennessee, or (iii) the purchase of a number of shares of common stock that would enable the holder to exercise control of United Tennessee. The Board did receive an unsolicited offer from an unaffiliated financial institution in March 2004 which we have described above. This offer was valued at $22.00 per share and consisted of a combination of an undetermined number of shares of the common stock of the financial institution and an undetermined amount of cash and contained a number of conditions. After considering factors such as the trading volume, performance and liquidity of that financial institution's stock, as well as the terms of its offer, among other things, United Tennessee's Board decided that it was in the best interests of its shareholders to reject the offer. As the terms of that offer were conditional, the Board did not consider it a firm offer and, thus, did not consider that offer relevant to its consideration of the fairness of the Going Private Merger.

     The Going Private Merger is not structured so that approval of at least a majority of unaffiliated shareholders is required. The Board determined that any such voting requirement would usurp the power of the holders of at least a majority of United Tennessee's voting power represented at the meeting to consider and approve the merger agreement as provided under Tennessee law, United Tennessee's charter documents and the terms of the merger agreement. The Board also considered such a provision unnecessary in light of the right of shareholders, whether affiliated or unaffiliated, to dissent from the Going Private Merger and receive cash for their shares. No independent committee of the Board has reviewed the fairness of the Going Private Merger Proposal. No unaffiliated representative acting solely on behalf of the shareholders for the purpose of negotiating the terms of the Going Private Merger Proposal was retained by United Tennessee or by a majority of directors who are not employees of United Tennessee. United Tennessee has not made any provision in connection with the Going Private Merger to grant unaffiliated shareholders access to United Tennessee's corporate files or to obtain counsel or appraisal services at United Tennessee's expense. The Board believes that obtaining counsel or appraisal services in not necessary in light of the fact the shareholders have dissenters rights under Tennessee law. For more information on dissenters right, see the section below entitled "Dissenters Rights." With respect to unaffiliated shareholders' access to United Tennessee's corporate files, the Board determined that this proxy statement, together with United Tennessee's other filings with the SEC and the regulatory filings by United Tennessee and Newport Federal Bank to their banking regulators, provide adequate information for unaffiliated shareholders to make an informed decision with respect to the Going Private Merger Proposal.

     The Board also considered the fact that under Tennessee corporate law, and subject to certain conditions set forth under Tennessee law, shareholders have the right to review United Tennessee's relevant books and records of account. Additionally, the Board considered the Going Private Merger is procedurally fair based on the fact that shareholders who are being cashed out are entitled to dissenters' rights under Tennessee corporate law. Please see the section entitled "Dissenters Rights" below. After consideration of the factors described above, including the procedural rights of shareholders to dissent, the Board believes that the transaction is fair notwithstanding the absence of such an unaffiliated shareholder approval requirement, independent committee or unaffiliated representative.

     As a result of this analysis outlined above, the Board believes that the transaction is substantively and procedurally fair to shareholders who will be cashed out in the transaction.

     Our Board of Directors also believes that the transaction is fair to shareholders who will continue to be United Tennessee shareholders after the Going Private Merger. This belief is based on the Board's consideration of the following material factors:

     o If we are able to terminate the registration of our common stock under the Exchange Act, we believe that the cost savings will benefit continuing shareholders. These cost savings include known and unknown expenses which will be incurred by public companies under the Sarbanes-Oxley Act. Also, our officers, directors and other management will be able to better focus its resources on the Company's business opportunities. These cost savings and increase in focus should enhance our ability to increase the Company's profitability.

     o If we succeed in deregistering our common stock with the SEC, we will no longer be subject to the SEC reporting or proxy disclosure requirements. However, we intend to continue to mail to our shareholders annual audited financial information. We will also be subject to the regulatory and supervisory authority of other governmental agencies applicable to bank holding companies and state savings banks, including the Office of Thrift Supervision, the Board of Governors of the Federal Reserve, the Federal Deposit Insurance Corporation, and the Department of Financial Institutions of the State of Tennessee.

     o If our common stock is no longer subject to the Exchange Act reporting requirements, we will no longer be eligible to have our stock quoted on the NASDAQ SmallCap Market. This could adversely affect the liquidity, trading volume and marketability of our common stock even further than currently existing. However, we do not anticipate this change to have a significant impact on the remaining shareholders. There has not been a very active trading market for the shares of common stock in the past twelve months on the NASDAQ SmallCap Market. Also, although we cannot guarantee how and when it will occur, we anticipate that the Company stock will trade in the "pink sheets" or in privately negotiated sales.

     The  Board   considered   potentially   negative   factors  for  cashed-out
shareholders and remaining shareholders concerning the Going Private Merger including

     o the shares of common stock will not longer be listed on the Nasdaq Smallcap Market. Accordingly, it may be difficult for unaffiliated shareholders to sell their shares of common stock should they desire to do so;

     o cashed-out shareholders will not participate in its future potential earnings or growth, if any;

     o cashed-out shareholders will be required to pay federal and, if applicable, state and local income taxes on the cash gain, if any, received in the Going Private Merger;

     o following thke de-registration of United Tennessee's common stock with the SEC remaining shareholders will have less access to information about the surviving corporation;

Although the Board considered the negative factors described above, for the reasons described further above, the Board believes that the Going Private Merger is fair to United Tennessee's shareholders, including unaffiliated shareholders, and in the best interests of United Tennessee and its shareholders.

Determination of Fairness of Merger Corp. and the Directors and Officers of United Tennessee and Merger Corp.

     Merger Corp. and its directors and officers and United Tennessee and its directors and officers, including Richard G. Harwood, J. William Myers, Tommy C. Bible, William B. Henry, Ben W. Hooper, III, Robert L. Overholt and Robert D. Self are affiliates and are also considered filing persons for purposes of this transaction. Merger Corp. was organized for the sole purpose of facilitating the merger. See "Proposal 2 -- Election of Directors" and "Stock Ownership of United Tennessee" for more information regarding these persons.

     Each of these filing persons believes that the terms and conditions of the merger and the purchase of shares from shareholders who hold fewer than 2,500 shares of United Tennessee are advisable, substantively fair to, and otherwise in the best interest of, the shareholders of United Tennessee, including those unaffiliated shareholders who will be cashed out in the transaction and those unaffiliated shareholders who will remain as United Tennessee shareholders. In reaching this conclusion, these filing persons relied upon the factors considered by and the analyses and conclusions of United Tennessee's Board of Directors and adopted these factors, analyses and conclusions as their own.

Opinion of Financial Advisor

     The Board of Directors of United Tennessee retained Triangle Capital Partners to act as its financial advisor in connection with the Going Private Merger. As part of its engagement, Triangle rendered an opinion at United Tennessee's request with respect to the fairness of the $22.00 (which we refer to in this section as the "Cash Price"), from a financial point of view, to United Tennessee shareholders. On April 12, 2005, Triangle delivered to the Board an oral report regarding its initial evaluation of and analysis concerning United Tennessee's common stock. Triangle subsequently delivered a written opinion dated April 12, 2005, to the Board that the Cash Price was fair, from a financial point of view, as of the date of the opinion to all United Tennessee shareholders, including those shareholders who will receive cash as well as shareholders remaining after the Going Private Merger.

     In connection with providing its fairness opinion and other services rendered in connection the Going Private Merger, Triangle received no specific instructions from United Tennessee's Board of Directors other than to provide the Board with an opinion stating whether or not the Cash Price as determined by the Board would be fair to all United Tennessee shareholders from a financial point of view. No limitation was imposed on Triangle with respect to the scope of Triangle's investigation in rendering its services.

     A copy of Triangle's written opinion dated April 12, 2005, which sets forth the assumptions made, matters considered and extent of review by Triangle, is attached to this proxy statement as Annex B. You should read the fairness opinion carefully and in its entirety. Triangle's opinion is addressed to the Board of Directors of United Tennessee and does not constitute a recommendation to any shareholder as to how the shareholder should vote at the meeting with regard to the Going Private Merger.

     Triangle is a regional investment banking firm, and we selected Triangle as an advisor based on the firm's reputation, its experience in investment banking, its extensive experience and knowledge of small commercial banking and thrift institutions generally located in certain portions of the Southeastern United States, its recognized expertise in the valuation of commercial banking and thrift institutions, its experience in going private transactions for similar public companies, and its familiarity with United Tennessee; however, there has been no material relationship during the last two years between Triangle and United Tennessee. Triangle, through its investment banking business, has specialized in commercial banking institutions and has been regularly engaged in the valuation of such businesses in connection with mergers and acquisitions, trust preferred security financings and other corporate transactions requiring advisory services.

     United Tennessee has agreed to pay Triangle a fee of $35,000 as compensation for financial advisory services rendered in connection with the Going Private Merger, including a portion of such fee that was contingent on receipt of Triangle's written opinion. In addition, United Tennessee has agreed to reimburse Triangle for all reasonable expenses, incurred by it on United Tennessee's behalf, and to indemnify Triangle against certain liabilities, including any which may arise under the federal securities laws.

     Prior to rendering its opinion, Triangle reviewed and analyzed, among other things, (i) the terms of the Going Private Merger Proposal, including the Cash Price, as communicated to Triangle by United Tennessee, (ii) United Tennessee's annual report to shareholders and financial statements for each of the three years ended December 31, 2002, 2003 and 2004, (iii) United Tennessee's quarterly reports and financial statements for the three, six and nine month periods ending March 31, June 30 and September 30, 2004, respectively, (iv) certain information regarding the historical record of reported prices, trading activity and dividend payments of United Tennessee's common stock ending March 31, 2005,
(v) certain reported financial terms of selected recent going private transactions which Triangle deemed to be relevant, (vi) publicly available business financial information regarding United Tennessee, (vii) certain dividend forecasts and supporting information prepared by our management with respect to the Going Private Merger Proposal, (viii) discussions with our management regarding the background of the Going Private Merger and reasons and basis for the Going Private Merger and management's opinion of future business prospects for United Tennessee and (ix) certain publicly available financial information of selected peer groups of United Tennessee; and (x) other studies, analyses and investigations, particularly of the banking industry, and such other information as Triangle deemed appropriate.

     In connection with rendering its opinion to United Tennessee's Board, Triangle performed a variety of financial and comparative methodologies, which are summarized briefly below. Moreover, Triangle believes that these analyses must be considered as a whole and that selecting portions of them and the factors considered by Triangle, without considering all of those analyses and factors, could create an incomplete understanding of the process underlying the analyses and, more importantly, a misleading or incomplete view of Triangle's written opinion as to fairness, from a financial point of view, that is based on those analyses. The preparation of a financial advisor's opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or a summary description of those analyses. In its full analysis, Triangle also included assumptions with respect to general economic, financial market and other financial conditions. Furthermore, Triangle drew from its past experience in similar transactions, as well as its experience in the valuation of securities and its general knowledge of the banking industry as a whole. Any estimates in Triangle's analyses were not necessarily indicative of actual future results or values, which may significantly diverge more or less favorably from those estimates. Estimates of company valuations do not purport to be appraisals nor do they necessarily reflect the prices at which a company or its respective securities may actually be sold. No particular individual analysis performed by Triangle was assigned a greater significance by Triangle than any other in forming its written opinion.

     The written opinion dated April 12, 2005 provided by Triangle to the Board was necessarily based upon economic, monetary, financial market and other relevant conditions as of the date of the opinion. Accordingly, the opinion states that although subsequent developments may affect the opinion, Triangle does not have any obligation to further update, revise or reaffirm its opinion.

     In connection with its review and arriving at its opinion, with the consent of the Board of United Tennessee, Triangle assumed and relied upon the accuracy and completeness of the financial information and other pertinent information provided by United Tennessee to Triangle for purposes of rendering its opinion. Triangle did not assume any obligation to independently verify any of the information provided, including without limitation information from published sources, as being complete and accurate in all material respects. With regard to the financial forecasts prepared by United Tennessee's management, Triangle assumes that this information reflected the best available estimates and judgments of United Tennessee as to the future performance and that the projections provided a reasonable basis upon which Triangle could formulate its opinions. A summary of the financial projections used in Triangle's analyses which were provided by United Tennessee's management is as follows:


                                  Projections for the Year Ending December 31
                                  -------------------------------------------
                       2005        2006        2007         2008         2009
                       ----        ----        ----         ----         ----
Total Assets ($000s) 128,792     135,232    141,993       149,093      156,547
Growth (%)                5%          5%         5%            5%           5%
Equity ($000s)        19,162      19,568     20,035        20,551       21,126
Net Income ($000s)     1,900       1,600      1,700         1,800        1,900
EPS                    $1.59       $1.38      $1.51         $1.65        $1.79
Book value per share  $16.50      $17.37     $18.34        $19.39       $20.55
Dividends per share    $0.40       $0.40      $0.48         $0.52        $0.56
ROA                    1.51%       1.21%      1.23%         1.24%         1.24%
ROE                    10.1%        8.3%       8.6%          8.9%          9.1%


     United Tennessee developed these assumptions based on its current and past performance and on a review of information available on other competitive companies. The growth rate is based on United Tennessee's growth rate. United Tennessee does not expect its growth rate to increase considering the amount of competition currently in its market area. United Tennessee does not publicly disclose its internal management projections of the type utilized by Triangle in connection with Triangle's role as financial advisor to United Tennessee. Therefore, those projections and forward looking statements cannot be assumed to have been prepared with the view towards public disclosure. The projections were based upon numerous variables and assumptions that are inherently uncertain, including, among otheres, factors relative to the general economic and competitive conditions facing United Tennessee. Accodingly, actual results could vary significantly from those set forth in the respective projections.

     In providing its opinion, Triangle assumed and relied upon, without independent verification, the accuracy and completeness of all accounting, legal, tax and other information provided to them by the Company, as well as all of the materials made available to Triangle by the Company or other public sources. Triangle assumed that no material change in the Company's assets, financial conditions, results of operations, business or prospects had occurred since December 31, 2004 and, if applicable, the most recent financial statements made available to Triangle.

     Triangle has stated to the Board that it does not purport to be an expert in the evaluation of loan portfolios or the allowance for loan losses with respect to loan portfolios and, accordingly assumes that those allowances by United Tennessee are adequate to cover such losses. In addition, Triangle has not reviewed and does not assume responsibility for any individual credit files and did not make an independent evaluation, appraisal or physical inspection of the assets or individual properties of United Tennessee, nor was Triangle provided with those types of appraisals. In addition, for the purposes of rendering its written opinion, Triangle assumed that (i) the Going Private Merger will be consummated in accordance with the terms communicated to Triangle, without any waiver of its material terms or conditions, and that obtaining the necessary shareholder approvals for the Going Private Merger will not have an adverse effect on United Tennessee and (ii) the Going Private Merger is consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, the Exchange Act and all other applicable federal and state statutes, rules and regulations. Triangle did not make, nor was it provided with, any independent analysis or valuation of the rights of shareholders, creditors, or any other holders of claims or rights against United Tennessee or its affiliates. Triangle was not requested to and did not solicit any expressions of interest from any other parties with respect to the actions contemplated in connection with the Going Private Merger. Triangle expressed no opinion as to whether any alternative transaction might produce consideration for the holders of United Tennessee's Common stock in an amount in excess of that contemplated in the Going Private Merger.

     Triangle's analyses included (i) a comparison of certain market multiples between United Tennessee and selected peer groups, (ii) a dividend discount analysis, and (iii) an analysis of premiums paid with respect to similar transactions. Triangle also considered the current and historic trading activity and prices of our common stock. Upon reconciling these separate analyses, Triangle presented a range of fair values with respect to the price to be paid to shareholders being cashed out. Triangle presented an oral report of these analyses to the Board of Directors at its April 12, 2005 meeting.

     Triangle first considered and reported the performance of United Tennessee's common stock over the three year period ended March 31, 2004. Triangle compared this performance to the market performances of the Standard and Poor's 500 Index, all publicly traded thrift institutions in the United States with assets below $250 million and Banks with assets below $500 million (as identified by SNL Financial, L.C.). During this period, the Company's common stock had increased 62%, while the Standard and Poor's Index, the indices of all thrift institutions and the index of thrifts with assets below $250 million increased 1%, 77% and 63%, respectively. The data indicated that United Tennessee's stock had increased at a faster rate than the national averages for the three year period ending March 31, 2005.

     Triangle then listed the trading volume and closing prices of the Company's common stock on each day during the twelve months prior to March 31, 2005 on which a trade had been reported. In analyzing this trading history, Triangle reported that the weighted average price per share equaled $18.60, $19.49 and $19.36 for the prior twelve months, six month and ninety days, respectively, ending March 31, 2005. Triangle noted that during the same twelve month period, the Company's common stock was traded only 75 of the possible 250 days for trading. The average daily volume of United Tennessee stock trading was 737, 727 and 909 shares during the twelve month, six month and ninety day period ending March 31, 2005. The total number of shares traded during the twelve month period was 55,280, with a total of 10,320, 11,935 and 17,541 shares traded in the last 5, 10 and 20 days in which trading occurred prior to March 31, 2005, respectively.

     Comparable Company Analysis. In order to establish a range of fair value for United Tennessee's common stock in connection with the Going Private Merger, Triangle engaged in several analyses which compared certain Company pricing ratios to several peer groups discussed below. It also identified a more specific peer group of 11 companies deemed relevant and looked at historical pricing and other ratios to consider the Company's common stock value.

     To the extent any comparisons were done with peer groups, Triangle noted that no peer group or member of a peer group was identical to United Tennessee. Likewise, no reviewed transaction was identical to the Going Private Merger. As a result, Triangle's analyses with respect to the Going Private Merger were not intended to be purely mathematical. Rather, Triangle considered complex matters concerning, and attempted to make reasonable judgments regarding, differences in financial market and operating characteristics of the companies and other factors that could affect the public trading volume of the companies to which United Tennessee is being compared in the course of delivering its report and written opinion to the Board.

     First, Triangle selected seven nationwide peer groups having one or more common characteristics with United Tennessee. These peer groups were (i) all publicly traded thrift institutions in the United States as identified by SNL Financial, L.C., (ii) all publicly traded thrifts in the geographic southeastern United States, (iii) all thrifts in the United States with assets between $100 million and $200 million, (iv) all United States thrifts with market capitalizations between $15 million and $35 million, (v) all thrifts nationwide with returns on average assets between 1.40% and 1.80%, (vi) all thrifts in the United States with returns on average equity between 10.0% and 12.0%, and (vii) all United States thrifts with ratios of tangible equity to tangible assets being between 12% and 20%. In reviewing these peer groups, Triangle specifically focused on the following pricing ratios: (i) stock price/book value ratio, (ii) stock price/tangible book value ratio, (iii) stock price/reported earnings during the last twelve months ("LTM")for which public information was available and (iv) stock price/core earnings during the last twelve months for which public information was available. The price/book value and the price/tangible book value ratios are intended to show the amount investors value a stock based on its book value per share and tangible book value per share. The price/book value and prive/tangible book value ratios are often more meaningful when a company has unpredictable earnings. The price/earnings and price/core earnings multiples show the value of a stock based on the multiple of number of years of earnings an investor is willing to pay for a share of stock. Price/earnings ratios are often more meaningful when a company has consistent or predictable earnings. Core earnings were adjusted to eliminate the impact of any non-recurring income or expense items and the associated tax impact.

     Triangle reviewed the financial characteristics of each of the selected nationwide peer groups and compared these financial characteristics to United Tennessee. Triangle also reviewed the median trading ratios of the selected nationwide peer groups to establish a range of comparable trading multiples applicable to United Tennessee. The following table summarizes the pricing ratios of the selected nationwide peer groups.

                                             Pricing Ratios of
                                        Selected Nationwide Peer Groups
------------------------------ -------------------- -------------------- ---------------------- ----------------------
                               Price/Book Value     Price/ Tangible      Price/ LTM Core        Price/ LTM
                                                    Book Value           Earnings(1)            Earnings(1)
------------------------------ -------------------- -------------------- ---------------------- ----------------------
All Public US Thrifts          141%                 155%                 17.4x                  16.8x
------------------------------ -------------------- -------------------- ---------------------- ----------------------
All Public Southeast Thrifts   138%                 138%                 22.8x                  22.3x
------------------------------ -------------------- -------------------- ---------------------- ----------------------
All Thrifts $100MM-200MM in    113%                 116%                 18.9x                  18.1
Assets
------------------------------ -------------------- -------------------- ---------------------- ----------------------
Thrifts with Market Cap        119%                 123%                 19.5x                  18.9x
$15MM-$35MM
------------------------------ -------------------- -------------------- ---------------------- ----------------------
Thrifts with Return on         155%                 177%                 14.0x                  14.0x
Average Assets 1.40%-1.80%
------------------------------ -------------------- -------------------- ---------------------- ----------------------
Thrifts with Returns on        151%                 166%                 14.9x                  14.6x
Equity 10.0%-12.0%
------------------------------ -------------------- -------------------- ---------------------- ----------------------
Thrifts with Tangible          121%                 135%                 24.9x                  20.5x
Equity/Tangible Assets
12.0%-20.0%
------------------------------ -------------------- -------------------- ---------------------- ----------------------

(1) Financial information is based on publicly available information for the twelve month period ending December 31, 2004. Stock pricing information is as of March 31, 2005.

     As a comparison, the same information with respect to United Tennessee's common stock price on March 31, 2005 compared to its December 31, 2004 financial information is as follows:


                          Price/Book Value     Price/Tangible         Price/LTM          Price/LTM Earnings
                                                 Book Value         Core Earnings
------------------------  ----------------    -----------------     ---------------     --------------------
United Tennessee          121%                 126%                 11.88X               11.80X

     Triangle next conducted a similar analysis with respect to a more tailored peer group of 11 companies (the "Guideline Companies") deemed comparable to United Tennessee by Triangle. The thrifts identified met the following criteria:
(i) total assets between $50 million and $500 million, (ii) return on average equity of greater than 8%, (iii) tangible equity of tangible assets of greater than 8%, and (iv) non-performing assets/total assets of less than 1.50%. Triangle excluded companies that: (i) were mutual holding companies, (ii) did not have available pricing ratios, and (iii) were targets of merger transactions. Triangle calculated the median, first quartile, and third quartile of previously discussed pricing ratios to establish the range of trading values for the Guideline Companies. The range of these four pricing multiples within the Guideline Companies as of March 31, 2005 were as follows:

------------------------- ---------------------- ----------------------- ---------------------- ----------------------
                          Price/Book Value       Price/ Tangible Book    Price/ LTM Core        Price/ LTM
                                                 Value                   Earnings(1)            Earnings(1)
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
High                      231%                   236%                    29.8                   29.8
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
3rd Quartile              153%                   153%                    17.8                   17.3
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Median                    137%                   138%                    14.7                   14.0
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
1st Quartile              124%                   127%                    12.8                   12.2
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Low                        97%                    97%                     9.9                    9.9
------------------------- ---------------------- ----------------------- ---------------------- ----------------------

(1) Financial information is based on publicly available information for the twelve month period ending December 31, 2004. Stock price information is for the period ending March 31, 2005.

     Based on the above information, and considering the pricing multiples of the seven peer groups previously described, Triangle selected a range of pricing ratios incorporating these standards which were reflective of the Guiideline Companies to apply to United Tennessee. Triangle noted that the Guildeline Companies and nationwide peer groups of smaller thrifts (all thrifts with assets $100-$200 million), thrifts with smaller market capitalizations (all thrifts with market capitalizations between $15-$35 million), and thrifts with a high level of equity (all thrifts with tangible equity between 12% and 20%) tended to trade below the national medians in terms of price to book value and prive to tangible book value ratios. Triangle also noted that the Guideline Companies and national peer groups based on return on average assets and return on average equity tended to trade below the national medians in terms of price to LTM earnings and price to LTM core earnings. Triangle selected a range of 120% to 140% of book value and tangible book value and a range of 13 to 15 times price to LTM earnings and price to LTM core earnings as ratios reflective of the current trading level for thrifts with financial characteristics similar to United Tennessee and, thus, representing Triangle's estimate of trading levels within which United Tennessee could be reasonably expected to trade given its financial characteristics. Triangle then calculated the implied trading price of United Tennessee common stock based on these four industry standards. The following table reflects the indicated price range of United Tennessee's common stock based on those selected pricing ratios.

--------------------- -------------------- ------------------------------------ --------------------------------------
                                                 Selected Pricing Ratio                 Indicated Price Range
--------------------- -------------------- ------------------------------------ --------------------------------------
                       United Tennessee          Low               High                Low                High
--------------------- -------------------- ----------------- ------------------ ------------------- ------------------
Price/ Book Value           $15.39               120%              140%               $18.47             $21.54
--------------------- -------------------- ----------------- ------------------ ------------------- ------------------
Price/ Tangible             $14.79               120%              140%               $17.75             $20.71
Book Value
--------------------- -------------------- ----------------- ------------------ ------------------- ------------------
Price/ LTM                   $1.58              13.0x              15.0x              $20.54             $23.70
Earnings(1)
--------------------- -------------------- ----------------- ------------------ ------------------- ------------------
Price/ LTM Core              $1.57              13.0x              15.0x              $20.36             $23.49
Earnings(1)
--------------------- -------------------- ----------------- ------------------ ------------------- ------------------

(1) Financial information is based on publicly available information for the twelve month period ending December 31, 2004. Stock price information is for the period ending March 31, 2005.

     Triangle reviewed the implied trading price of United Tennessee as indicated by the selected pricing ratios. Triangle noted that the lowest implied price was $17.75 based on tangible book value and the highest implied price was $23.70 based on price to LTM earnings. Giving consideration to these high and low values, the trading characteristics of the Guideline Companies, as well as the trading market for thrifts with similar financial characteristics and the pricing ratios resulting from the selected range of fair values, Triangle estimated that a range of fair values for the common stock of United Tennessee was $17.75 to $23.50 per share.

     Dividend Discount Analysis. Triangle also performed a dividend discount analysis to determine a range of fair value of United Tennessee's common stock based on the present value of expected future dividends to be received. United Tennessee's management (for purposes of this exercise only) estimated United Tennessee's dividends per share for each of the fiscal years ending December 31, 2005, 2006, 2007, 2008 and 2009. In estimating United Tennessee's future dividend payments, United Tennessee assumed annual asset grouwth of 5%. As a result, United Tennessee's management estimated (for purposes of this exercise) that the dividends per share would total $0.40, $0.44, $0.48, $0.52 and $0.56 for the fiscal years ending December 31, 2005, 2006, 2007, 2008 and 2009 respectively.

     Triangle capitalized these estimated future dividends and discounted that value to a present value at a discount rate between 11% and 13%. Triangle estimated that this was an appropriate range of discount rates based on average long-term required rates of return for companies identified as similar to United Tennessee. Triangle took into consideration commonly perceived expected rates of return for equity investors in financial institutions generally and for financial institutions believed to be similar to United Tennessee in determining a reasonably appropriate range of discount rates. In addition, Triangle considered methodologies generally utilitized by equity analysts, independent consultants who develop valuation reports and other financial advisors, as well as its understanding of valuation approaches used by institutional investors in making its subjective determination. Triangle then calculated the estimated trading price of United Tennessee's common stock in the year 2009 based on the 2009 earnings per share projected by management and multiplying this earnings per share by a 13x to 15x trading multiple. Triangle estimated that this was an appropriate trading multiple to determine the possible trading price of United Tennessee common stock based on United Tennessee's trading history as well as industry averages for companies identified as similar to United Tennessee.

     Triangle added the sums of the estimated discounted future dividends and discounted estimated stock price. The resulting range of values determined by this approach was intended to reflect a range of prices an investor with similar expectations and given the same financial information might be willing to pay for a share of common stock of United Tennessee. Using a discount rate of 13% and a terminal multiple of 13 times resulted in an implied price per share of $18.24. Using a discount rate of 11% and a terminal multiple of 15 times resulted in an implied price per share of $21.81. This range encompassed values derived from combining the highest discount rate with the lowest terminal multiple (which generated the lowest implied price) to values derived from combining the lowest discount rate with the highest terminal multiple (which generated the highest implied price), and based on this range, Triangle determined that a range of fair value for our common stock implied by the dividend discount analysis was between $18.25 and $22.00 per share.

     Going Private Merger Premium Analysis. In addition to the other financial analyses performed by Triangle, Triangle also looked at transactions deemed similar to the Going Private Merger to determine what premium, if any, has been paid in some other transactions deemed similar. In its analysis, Triangle selected nineteen transactions deemed comparable during the past two years engaged to ultimately deregister that company's common stock from Exchange Act reporting requirements. The nineteen selected transactions included only reverse stock splits and cash out mergers conducted by bank or thrift institutions or their holding companies. None of the comparable transactions selected resulted in a change of control of the entity. Triangle relied on the reported acquisition price paid by these companies in connection with the comparable transactions and compared that price to the recently reported trading prices for the same shares to determine an average premium paid. By observing premiums paid in other similar transactions of publicly traded banks, Triangle was able to estimate a range of premiums comparable for the price to be paid in the Going Private Merger. Triangle did not consider the trading history of the nineteen subject companies other than the recent trading price as compared to the acquisition price paid pursuant to the comparable transactions.

The following is a listing of the 19 transactions considered by Triangle in its Going Private Merger premium analysis:

Company      Announce Date   Assets ($000's)           Transaction Value         % Shares   Premium
----------------------- -------------------- ----------------------- ----------------------- ------------ ------------

ASB Financial Corp.           3/3/05                172,961               1,985,659            5.0%         11.4%
----------------------- -------------------- ----------------------- ----------------------- ------------ ------------
First Manitowoc               2/25/05               606,753               1,844,700            1.4%         27.9%
Bancorp, Inc.
----------------------- -------------------- ----------------------- ----------------------- ------------ ------------
Benchmark Bankshares,        12/23/04               284,623              11,796,169           20.9%         11.8%
Inc.
----------------------- -------------------- ----------------------- ----------------------- ------------ ------------
KS Bancorp Inc.              12/22/04               223,208               1,418,040            4.9%         23.1%
----------------------- -------------------- ----------------------- ----------------------- ------------ ------------
Commercial National          11/18/04               243,859               8,750,000           17.1%         13.6%
Financial Corp.
----------------------- -------------------- ----------------------- ----------------------- ------------ ------------
Fidelity Federal             11/11/04               201,842               2,000,000           10.0%          6.3%
Bancorp
----------------------- -------------------- ----------------------- ----------------------- ------------ ------------
Central Federal              10/22/04               128,953               1,940,811            6.1%         14.2%
Corporation
----------------------- -------------------- ----------------------- ----------------------- ------------ ------------
Blackhawk Bancorp,           10/22/04               415,911                 995,566            2.6%         27.1%
Inc.
----------------------- -------------------- ----------------------- ----------------------- ------------ ------------
Sturgis Bancorp, Inc.         9/29/04               312,431                 588,832            1.3%         18.1%
----------------------- -------------------- ----------------------- ----------------------- ------------ ------------
Southern Michigan             9/03/04               310,815               1,213,215            5.1%         20.3%
Bancorp Inc.
----------------------- -------------------- ----------------------- ----------------------- ------------ ------------
First Banking Center,         8/20/04               565,408              21,660,000           24.2%         17.6%
Inc.
----------------------- -------------------- ----------------------- ----------------------- ------------ ------------
Coddle Creek                  3/30/04               137,652                 500,000            2.0%          4.1%
Financial Corp.
----------------------- -------------------- ----------------------- ----------------------- ------------ ------------
Eaton Bancorp Inc.            1/02/04               101,837               3,013,650           24.3%         (6.9%)
----------------------- -------------------- ----------------------- ----------------------- ------------ ------------
IBW Financial Corp.          12/31/03               302,720                 470,230            1.9%         65.9%
----------------------- -------------------- ----------------------- ----------------------- ------------ ------------
HFB Financial                10/28/03               256,689                 468,400            1.6%          3.4%
Corporation
----------------------- -------------------- ----------------------- ----------------------- ------------ ------------
Valley Ridge                  9/19/03               193,008                1,660,000           4.9%         11.1%
Financial Corp.
----------------------- -------------------- ----------------------- ----------------------- ------------ ------------
BankPlus, FSB                 7/15/03               313,234                 200,000            0.8%          6.7%
----------------------- -------------------- ----------------------- ----------------------- ------------ ------------
Capital Directions,           6/25/03               129,839                 551,450            1.7%         (3.8)%
Inc.
----------------------- -------------------- ----------------------- ----------------------- ------------ ------------
Chesapeake Financial          9/03/02               332,424                1,979,073           6.5%         18.7%
Shares, Inc.
----------------------- -------------------- ----------------------- ----------------------- ------------ ------------

     As a comparison, the following is the comparable information applicable to United Tennessee and the Going Private Merger if it had been completed on March 31, 2005.
                    Announce      Assets
 Company             Date        (1000's)     Transaction Value  %Shares Premium
----------------  -----------  -----------  --------------------   -----   -----
United Tennessee   4/14/2005     122,659     3,554,870 (estimated)  13.6%    18%
----------------  -----------  -----------  --------------------   -----   -----

     The premiums paid with respect to the above selected transactions had a median premium paid of 13.6%, and first quartile and third quartile premium paid of 6.5% and 19.5%, respectively. Triangle reviewed the 19 transactions and concluded that a reasonable premium to be paid based on the inter-quartile range between the first quartile and the third quartile would be between 5% and 20%. Triangle used the inter-quartile range as an indication of ranges being paid in similar transactions because it represents the range of premiums paid in the middle 50% of the 19 selected transactions and excludes the transactions with the highest and lowest premiiums. Triangle then calculated a range of stock prices reflecting a 5% to 20% premium based on the closing price as of March 31, 2005, the average of the last 5,10, and 20 closing prices on days during which shares of United Tennessee' stock were traded and the average of the closing prices during the last twelve months. As the shares of United Tennessee traded in a realtively narrow range during the last twelve months, the resulting range of premium value was relatively consistent with the lowest value being $19.53 and the hlighest value being $23.17. Based on these calculations, Triangle determined that a range of fair value for our common stock implied by the going private merger premium analysis was between $19.50 and $23.00 per share.

Reconciliation of valuation methodologies. Triangle considered three different methodologies to establish a valuation range for United Tennessee's shares in the reorganization. The comparable company analysis suggested the widest range of value ($17.75 to $23.50 per share). The dividend discount analysis suggested a range of value of $18.25 to $22.00 per share, and the going private premium analysis suggested a range of value of $19.50 to $23.00 per share. In reconciling the three analyses Triangle did not apply specific weights to the three approaches. Instead, Triangle considered a number of factors and used its best judgment to estimate a possible range of values which would be fair from a financial point of view to be paid for shares in this type of transaction. At the high end of the range, the three approaches suggested values from $22.00 to $23.50 per share. The simple average of the three approaches was $22.83 per share. Rounding up to the nearest 25 cents would produce an upper limit of $23.00 per share. At the low end of the range there was greated disparity between the three approaches (from $17.75 to $19.50 per share). Since the comparable company analysis suggested a low end value that was less than the current trading price for the stock, Triangle discounted this value considerably. Averaging the low end valuation of the dividend discount analysis and the going private premium analysis generates an average low end value of $18.88 per share. After rounding to the nearest 25 cents, the low end value would be $19.00 per share. After giving to consideration to the above-mentioned facts, Triangle concluded that the overall range of fair value for the United Tennessee's shares in the reorganization was $19.00 to $23.00 per share.

Triangle Fairness Opinion. Based upon these analyses, Triangle delivered a written opinion dated April 12, 2005 to United Tennessee's Board of Directors that the Cash Price of $22.00 established by the Board of Directors was fair, from a financial point of view, as of the date of the opinion to all United Tennessee shareholders.

     Triangle's opinion does not address the underlying business decision to engage in the Going Private Merger. Triangle is not expressing an opinion or recommendation as to how shareholders should vote with respect to the Amendment or the Going Private Merger. The full text of Triangle's opinion, which sets forth many of the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this proxy statement with Triangle's consent. Triangle has disclaimed any obligation to revise or update its opinion as a result of subsequent developments or otherwise.

     As noted above, the discussion in this section is merely a summary of the analyses and examinations that Triangle considered to be material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by Triangle. The fact that any specific analysis has been referenced in the summary above is not meant to indicate that the analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be Triangle's view of the actual value of United Tennessee.

     In performing its analysis, Triangle made numerous assumptions with respect industry performance, general business and economic conditions and other matters, many of which are beyond the control of United Tennessee. The analyses performed by Triangle are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by those analyses. The analyses do not purport to be appraisals or to reflect the prices at which any securities have traded or may trade at any time in the future. Accordingly, those analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, and Triangle does not assume any responsibility if future results are materially different from those projected.

                             The Merger Transaction

Fees and Expenses of the Going Private Merger

     United Tennessee estimates that Going Private Merger and other related fees and expenses, consisting primarily of SEC filing fees, fees and expenses of investment bankers, attorneys and accountants and other related charges, will total approximately $100,000, assuming the transactions are completed. This amount consists of the following estimated fees:


Description                                                        Amount

Advisory fees and expenses                                       $ 35,000
Legal fees and expenses                                            35,000
Accounting fees and expenses                                       20,000
SEC filing fee                                                      2,500
Printing, solicitation and mailing costs                            5,000
Transfer Agent fee                                                  2,500
                                                                  -------
Total                                                            $100,000
                                                                  =======

Material U.S. Federal Income Tax Consequences of the Going Private Merger

     Summarized below are the material federal income tax consequences to United Tennessee and its shareholders resulting from the Going Private Merger. This summary is based on existing U.S. federal income tax law, which may change, even retroactively. This summary does not discuss all aspects of federal income taxation, which may be important to you in light of your individual circumstances. Many shareholders (such as financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and foreign persons) may be subject to special tax rules. Other shareholders may also be subject to special tax rules, including but not limited to shareholders who received United Tennessee common stock as compensation for services or pursuant to the exercise of an employee stock option, or shareholders who have held, or will hold, stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes. In addition, this summary does not discuss any state, local, foreign, or other tax considerations.

     This summary assumes that you are one of the following:
     (1)  a citizen or resident of the United States;
     (2) a corporation or other entity taxable as a corporation created or organized under U.S. law (federal or state);
     (3) an estate the income of which is subject to U.S. federal income taxation regardless of its sources;
     (4) a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust; or
     (5) any other person whose worldwide income and gain is otherwise subject to U.S. federal income taxation on a net basis.

     This summary also assumes that you have held and will continue to hold your shares as capital assets for investment purposes under the Internal Revenue Code of 1986, as amended. We recommend that shareholders consult their own tax advisor as to the particular federal, sate, local and other tax consequences, in light of their specific circumstances.

     Baker, Donelson, Bearman, Caldwell & Berkowitz, legal counsel to United Tennessee has delivered an opinion addressing the material federal income tax consequences of the Going Private Merger. A copy of this opinion has been filed as Exhibit (e)(1) to Schedule 13E-3. A summary of the opinion follows:

     o Neither United Tennessee nor Merger Corp. will recognize gain or loss for federal income tax purposes as a result of the Going Private Merger.

     o You will not recognize gain or loss if you do not receive cash as a result of the Going Private Merger and continue to hold United Tennessee common stock after the merger. Your adjusted tax basis and holding period in the United Tennessee common stock will be the same as before the Going Private Merger.

     o Cash you receive in exchange for your United Tennessee common stock will be treated as having been received by you as a distribution in redemption of your United Tennessee common stock, subject to the provisions and limitations of Section 302 of the Code. If, after the Going Private Merger, you do not own any actual United Tennessee common stock and are not deemed to constructively own any United Tennessee common stock through attribution, the cash received will be taxed as a sale or exchange of the redeemed shares, in which case you will recognize gain or loss equal to the differrence between the cash received and your adjusted tax basis in the redeemed shares. Otherwise, depending on your situation, including, but not limited to, the effect of attribution, the cash received will be taxed as either:

               (a) a sale or exchange of the redeemed shares, in which case you will recognize gain or loss equal to the difference between the cash received and your adjusted tax basis in the redeemed shares; or

               (b) a cash  distribution  that is  treated  as a  dividend  under
               Section 301 of the Code, which will treat the cash received by you

                    (i)  as  a  taxable   dividend   to  the  extent  of  United
                    Tennessee's current and accumulated earnings and profits;

                    (ii) then, if the amount of cash received by all cashed-out shareholders exceeds United Tennessee's earnings and profits, as a tax-free return of capital to the extent of your adjusted tax basis in the redeemed shares; and

                    (iii) then, if the amount of cash received (not including the amount treated as a dividend) exceeds your adjusted tax basis int he redeemed shares, as gain from the sale or exchange of the redeemed shares.

     o We recommend that you consult with your own tax advisor as to the effects of attribution on you and whether the attribution, if any, may be waived by you.

     o If the cash received by you is treated solely as a dividend as described in (b)(i) above, a proper adjustment will be made to the adjusted basis of United Tennessee stock that you actually own or are deemed to own through attribution immediately after the Going Private Merger, to reflect your adjusted tax basis in the United Tennessee common stock cancelled pursuant to the Going Private Merger. The precise manner of making the adjustment will be dependent upon your individual circumstances, and we recommend that you consult with your own tax advisor on the manner of the adjustment.

     In some instances you may be entitled to receive cash in the Going Private Merger for shares you hold in one capacity but continue to hold shares you hold in another capacity. For instance, if you own shares in your own name and hold other shares jointly with another person, the joint holdings would not be combined with your individual holdings for purposes of the Going Private Merger. As a result, in some instances the shares you hold in one capacity might be cashed out in the Going Private Merger while the shares you hold in another capacity remain outstanding. However, in that situation you would be deemed for federal income tax purposes both to have received cash in the Going Private Merger and to continue to hold shares after the Going Private Merger.

     If you are related to a person or entity who holds United Tennessee common stock immediately after the Going Private Merger (as determined by the Internal Revenue Code) you will be treated as owning shares actually or constructively owned by such individuals or entities. If you are related to a person or entity who holds United Tennessee common stock immediately after the Going Private Merger, a waiver of the family attribution rules is available under Section 302(c)(2) of the Internal Revenue Code. The waiver is permitted if the shareholder

     (1) retains no interest in United Tennessee after the Going Private Merger (including any proprietary interest as well as interest as officer, director or employee of United Tennessee), other than an interest as a creditor,

     (2) does not acquire any such interest (other than stock acquired by bequest or inheritance) within 10 years from the date of the distribution; and

     (3) agrees to notify the Internal Revenue Service of the acquisition of any such interest within the 10 year period.

There are additional restrictions that apply to such waiver.

     If you or a person or entity related to you continues to hold United Tennessee common stock immediately after the Going Private Merger, we recommend that you consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the transaction, in light of your specific circumstances.

Capital Gain and Loss

     For individuals, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 15%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. In addition, capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations.

     There are limitations on the deductibility of capital losses. In general, the capital losses of individuals may only be deducted to the extent of the individual's capital gains plus $3,000 each year. Any capital loss of an individual which is not deductible by reason of the foregoing limitation may be carried forward to subsequent years. In the case of corporations, capital losses may only be deducted to the extent of capital gains. Any capital loss of a corporation which is not deductible by reason of the foregoing limitation may be carried back three years and carried forward five years.

Backup Withholding

     Shareholders will be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) in connection with the Going Private Merger to avoid backup withholding requirements that might otherwise apply. The letter of transmittal will require each shareholder to deliver such information when the common stock certificates are surrendered following the effective date of the Going Private Merger. Failure to provide such information may result in backup withholding.

As explained above, the amounts paid to you as a result of the Going Private Merger may result in dividend income, capital gain income, some combination of dividend and capital gain income, or capital loss to you depending on your individual circumstances. The U.S. federal income tax discussion set forth above is based upon present law, which is subject to change possibly with retroactive effect. We recommend that you consult your tax advisor as to the particular federal, state, local and other tax consequences of the transaction, in light of your specific circumstances.

Source and Amount of Funds for the Going Private Merger


     United Tennessee will fund the Going Private Merger with an up to $6.0 million dividend from its wholly owned subsidiary, Newport Federal Bank to United Tennessee. The payment of this dividend has been approved by the Office of Thrift Supervision.

Accounting Treatment

     United Tennessee will record a reduction in its asset investment in Newport Federal Bank equal to the proposed $6,000,000 dividend received from Newport Federal Bank and an increase Cash. United Tennessee will also record a reduction in Cash and in Common Stock equal to the amounts paid to shareholders of fewer than 2,500 shares of United Tennessee stock at $22.00 per share (total estimated to be $5.8 million). Costs of the proposed transaction estimbated at $100,000 will be expensed. Newport Federal Bank will record a reduction in its Cash and Retained Earnings of $6,000,000 for the proposed dividend to be paid to United Tennessee. United Tennessee Merger Corp. will not exist after the proposed reorganization transaction.

Conduct of United Tennessee's Business after the Going Private Merger

     United Tennessee expects its business and operations to continue as they are currently being conducted after the Going Private Merger, and, except as disclosed below, the Going Private Merger is not anticipated to have any effect upon the conduct of such business. United Tennessee believes the going private transaction is consistent with United Tennessee's vision of maintaining an independent banking strategy. If the Going Private Merger is consummated, persons owning fewer than 2,500 shares of common stock at the effective time of the Going Private Merger will no longer have any equity interest in, and will not be shareholders of, United Tennessee and therefore will not participate in its future potential for earnings and growth, if any. Instead, each such owner of United Tennessee common stock will have the right to receive $22.00 per share in cash, without interest.

     If the Going Private Merger Proposal is effected, United Tennessee believes that, based on United Tennessee's shareholder records, approximately 96 shareholders of record will remain. In addition, as of May 31, 2005 individuals who are currently members of the Board of Directors and of management of United Tennessee beneficially own approximately 29.83% of the common stock and will beneficially own approximately 38.17% of the common stock after the Going Private Merger. See "United Tennessee Ownership." As a result of the Going Private Merger, United Tennessee plans to become a privately-held company by deregistering its shares of common stock under the Exchange Act. Some of United Tennessee's reporting obligations will continue until 90 days after the filing of a Form 15. For example, United Tennessee will continue to be obligated to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act, and its officers and directors and shareholders owning more than 10% of the common stock will continue to have reporting obligations under the Exchange Act. You should read the discussion under "--The Effects of the Going Private Merger" for more discussion regarding the effects of United Tennessee becoming a privately held company. United Tennessee estimates that becoming a privately held company will save United Tennessee approximately $150,000 per year in legal, accounting and other expenses. This amount also includes various internally-allocated resources, principally salaries of employees responsible for performing the necessary work to comply with the regulatory guidelines.

     Management does not presently have an intent to enter into any transaction involving a merger or sale of United Tennessee nor is management currently in negotiations with respect to any such transaction. Management believes that United Tennessee can continue to be an effective community bank in its local market area, and management and the Board are committed to pursuing that strategy.

     Other than as described in this proxy statement, neither United Tennessee nor its management has any current plans or proposals to effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation; to sell or transfer any material amount of its assets; to change its Board of Directors or management; to change materially its indebtedness or capitalization; or otherwise to effect any material change in its corporate structure or business.

     Although United Tennessee cannot guarantee the continual payment of a dividend, it does not intend to change its current dividend policy or practice at this time. The shares of United Tennessee common stock acquired will, after the Going Private Merger, be included in United Tennessee's authorized but unissued shares and will be available for issuance in the future.

Directors and Executive Officers of United Tennessee and Merger Corp.

     The directors and executive officers of United Tennessee and Merger Corp. are the same individuals. Information regarding these individuals can be found below in the section entitled "Proposal 2 -- Election of Directors."

     All of these individuals are citizens of the United States. During the past five years, none of the above individuals was convicted in a criminal proceeding or was a party to any judicial or administrative proceeding (excluding traffic violations or similar misdemeanors) that resulted in a judgment, decree or final order enjoining him from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

Dissenters Rights

     Any shareholder of United Tennessee entitled to vote on the Going Private Merger has the right to receive payment of the fair value of his shares of United Tennessee common stock upon compliance with Sections 48-23-202 and 48-23-204 of the TBCA. A shareholder may not dissent as to less than all of the shares that he beneficially owns. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such beneficial owner held of record by such nominee or fiduciary. A beneficial owner asserting dissenters' rights to shares held on his behalf must submit to United Tennessee the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights. Any United Tennessee shareholder intending to enforce this right must not vote in favor of the Going Private Merger and must file as written notice of his intent to demand payment for his shares (the Objection Notice) with the Corporate Secretary of United Tennessee either before the United Tennessee meeting or before the vote is taken at the meeting. The Objection Notice must state that the shareholder intends to demand payment for his shares of United Tennessee common stock if the Going Private Merger is effected. A vote against approval of the Going Private Merger will not, in and of itself, constitute an Objection Notice satisfying the requirements of Section 48-23-202 of the TBCA. A failure to vote will not constitute a waiver of dissenters' rights as long as the requirements of Sections 48-23-101 through 48-23-302 of the TBCA are complied with. However, any shareholder who executes a proxy card and who desires to effect his dissenters' rights must mark the proxy card "Against" the proposal relating to the Going Private Merger because if the proxy card is left blank, it will be voted "For" the proposal relating to the Going Private Merger.

     If the Going Private Merger is approved by United Tennessee's shareholders at the meeting, each shareholder who has filed an Objection Notice will be notified by United Tennessee of such approval within 10 days of the meeting (the Dissenters' Notice). The Dissenters' Notice will

     (i) state where  dissenting  shareholders  must (a) send the Payment Demand
(as defined below) and where and when they must (b) deposit their United Tennessee common stock certificates ,

     (ii) inform holders of uncertified shares of United Tennessee common stock of the extent of any restrictions on the transferability of such shares,

     (iii) be accompanied by a form for demanding payment that includes the date of the first announcement to the news media or to shareholders of the terms of the proposed Going Private Merger,

     (iv) set a date by which United Tennessee must receive the Payment Demand, which may not be fewer than 1 or more than 2 months after the date the Dissenters' Notice is delivered, and

     (v) be accompanied by a copy of Sections 48-23-101 through 48-23-302 of the TBCA.

     Within the time prescribed in the Dissenters' Notice, a shareholder electing to dissent must make a demand for payment (the Payment Demand), certify whether he acquired beneficial ownership of the shares of United Tennessee common stock before _____________, 2005, (the date of the first public announcement of the principal terms of the Going Private Merger), and deposit his certificates in accordance with the terms of the Dissenters' Notice. Upon filing the Payment Demand and depositing the certificates, the shareholder will retain all other rights of a shareholder until these rights are cancelled or modified by consummation of the Merger. A Payment Demand may not be withdrawn unless United Tennessee consents.

     Failure to comply with these procedures will cause the shareholder to lose his dissenters' rights to payment for the shares. Consequently, any United Tennessee shareholder who desires to exercise his rights to payment for his shares is urged to consult his legal adviser before attempting to exercise such rights.

     As soon as the Going Private Merger is consummated, or upon receipt of a Payment Demand, United Tennessee shall, pursuant to Section 48-23-206, pay to each dissenting shareholder who has complied with the requirements of

Section 48-23-204 of the TBCA the amount that United Tennessee estimates to be the fair value of the shares of United Tennessee common stock, plus accrued interest. Section 48-23-206 of the TBCA requires the payment to be accompanied by

     (i) certain of United Tennessee's financial statements,

     (ii) a statement of United Tennessee's estimate of fair value of the shares and explanation of how the interest was calculated,

     (iii) notification of rights to demand payment, and

     (iv) a copy of Sections 48-23-101 through 48-23-302 of the TBCA.

As authorized by Section 48-23-208, United Tennessee intends to delay any payments with respect to any shares (the after-acquired shares) held by a dissenting shareholder which were not held by such shareholder on April 7, 2005, the date of the first public announcement of the terms of the Going Private Merger. When payments are so withheld, Sections 48-23208(b) and 48-23-209(a) will require United Tennessee, after the Merger, to send to the holder of the after-acquired shares an offer to pay the holder an amount equal to United Tennessee's estimate of their fair value plus accrued interest, together with an explanation of the calculation of interest and a statement of the holder's right to demand payment under Section 48-23-209.

     If the Going Private Merger is not consummated within two months after the date set for demanding payment and depositing certificates, United Tennessee shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. If, after returning deposited certificates and releasing transfer restrictions, the Going Private Merger is consummated, United Tennessee must send a new Dissenters' Notice and repeat the payment demand procedure.

     If the dissenting shareholder believes that the amount paid by United Tennessee pursuant to Section 48-23-206 or offered under Section 48-23-208 is less than the fair value of his shares or that the interest due is calculated incorrectly, or if United Tennessee fails to make payment (or, if the Merger has not consummated, United Tennessee does not return the deposited Certificates or release the transfer restrictions imposed on uncertificated shares) within two months after the date set in the Dissenters' Notice, then the dissenting shareholder may, within one month after (i) United Tennessee made or offered payment for the shares or failed to pay for the shares or (ii) United Tennessee failed to return deposited certificates or release restrictions on uncertificated shares timely, notify United Tennessee in writing of his own estimate of the fair value of such shares (including interest due) and demand payment of such estimate (less any payment previously received). Failure to notify United Tennessee in writing of a demand for payment within one month after United Tennessee made or offered payment for such shares will constitute a waiver of the right to demand payment.

     If United Tennessee and the dissenting shareholder cannot agree on a fair price two months after United Tennessee receives such a demand for payment, the statute provides that United Tennessee will institute judicial proceedings in a court of record with equity jurisdiction in Cocke County, Tennessee, (the Court) to fix (i) the fair value of the shares immediately before consummation of the Going Private Merger, excluding any appreciation or depreciation in anticipation of the Going Private Merger, and (ii) the accrued interest. The "fair value" of the United Tennessee common stock could be more than, the same as, or less than $22.00 per share. United Tennessee must make all dissenters whose demands remain unsettled parties to the proceeding and all such parties must be served with a copy of the petition. The Court may, in its discretion, appoint an appraiser to receive evidence and recommend a decision on the question of fair value. The Court is required to issue a judgment for the amount, if any, by which the fair value of the shares, as determined by the Court, plus interest, exceeds the amount paid by United Tennessee or for the fair value, plus accrued interest, of his after-acquired shares for which United Tennessee elected to withhold payment. If United Tennessee does not institute such proceeding within such two month period, United Tennessee shall pay each dissenting shareholder whose demand remains unsettled the respective amount demanded by each shareholder.

     The Court will assess the costs and expenses of such proceeding (including reasonable compensation for and the expenses of the appraiser by excluding fees and expenses of counsel and experts) against United Tennessee, except that the Court may assess such costs and expenses as it deems appropriate against any or all of the dissenting shareholders if it finds that their demand for additional payment was arbitrary, vexatious or otherwise not in good faith. The Court may assess fees and expenses of counsel and experts in amounts the Court finds equitable: (1) against United Tennessee if the Court finds that

United Tennessee did not substantially comply with the relevant requirements of the TBCA or (ii) against either United Tennessee or any dissenting shareholder, if the Court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith. If the Court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters and that the fees of such counsel should be assessed against United Tennessee, the Court may award reasonable fees to such counsel to be paid out of amounts awarded to benefited dissenters.

The foregoing summary of the applicable provisions of Sections 48-23-101 through 48-23-302 of the TBCA is not intended to be a complete statement of such provisions, and is qualified in its entirety by reference to such sections, which are included as Annex "C" hereof.

Interests of Officers and Directors in the Going Private Merger

     We refer you to the information under the heading "United Tennessee Stock Ownership" for information regarding our officers and directors and their stock ownership in United Tennessee. As a result of the Going Private Merger, United Tennessee expects that

(a) the percentage of beneficial ownership of common stock of United Tennessee (including the effect of fully vested and exercisable common stock warrants and stock options) held by current officers and directors of as a group will be 38.17% compared to 29.83% before the effective time of the Going Private Merger, based on their equity holdings as of May 31, 2005,

(b) the book value as of December 31, 2004, of the shares of United Tennessee common stock held by United Tennessee's officers and directors, as a group (including the effect of fully vested and exercisable stock options), would decrease from $15.39 on a historical basis to approximately $13.40 on a pro forma basis, and

(c) the pro rata interest of United Tennessee's officers and directors, as a group, in the net income of United Tennessee for the year ended December 31, 2004, would increase from approximately $1.58 per share on a historical basis (based on the number of shares beneficially owned by such officers and directors including the effect of fully vested and exercisable stock options as of the record date) to a pro rata interest of approximately $1.75 per share on a pro forma basis (based on the number of shares United Tennessee anticipates such officers and directors to beneficially own including the effect of fully vested and exercisable stock options immediately after the Going Private Merger). For a description of the assumptions United Tennessee used in determining the numbers of shares and related percentages that United Tennessee expects to be held by current officers and directors immediately after the Going Private Merger, please see footnotes under "United Tennessee Stock Ownership."

     The following table sets forth the interests of the directors and executive officers in United Tennessee's net book value and net earnings in both dollar amounts and percentages before and after the Going Private Merger (dollars in thousands).


                                           Net Book Value        Net Book Value        Net Income Before      Net Income After
                                             Before Going          After Going            Going Private         Going Private
                                          Private Merger(1)      Private Merger(2)          Merger(3)             Merger (4)
                                          ----------------       -----------------     -----------------      ----------------
                                          $          %            $         %            $          %          $       %
        Richard G. Harwood.........        1,862     10.11        1,610     12.82        194     10.11         214     12.82
        Tom W. Inman................          20      0.11           19      0.15          2      0.11           3      0.15
        William B. Henry...........          646      3.51          558      4.45         67      3.51          74      4.45
        J. William Myers...........          596      3.24          516      4.11         62      3.24          69      4.11
        Tommy C. Bible.............          357      1.94          309      2.46         37      1.94          41      2.46
        Robert L. Overholt.........          442      2.40          381      3.04         46      2.40          51      3.04
        Ben W. Hooper, III.........           31      0.17           26      0.21          3      0.17           4      0.21
        Robert D. Self.............          252      1.37          219      1.74         26      1.37          29      1.74

        Directors and executive
        officers as a group (12
        persons)...................        5,494     29.83        4,794     38.17        571     29.83         636     38.17
-------------------

(1) Based upon the book value of United Tennessee of $18,418,727 as of December 31, 2004.

(2) Based upon the book value of United Tennessee, which is anticipated to reduce to approximately $12,559,221 on a pro forma basis following the Going Private Merger.

(3)  Based  upon  the  diluted  net  income  of  United   Tennessee   (including
     non-recurring income and expenses) of $1,914,802 for the year ended December 31, 2004.

(4)  Based  upon  the  diluted  net  income  of  United   Tennessee   (including
     non-recurring income and expenses) which is anticipated to decrease to $1,667,413.

Regulatory Requirements for the Going Private Merger

     In connection with the Going Private Merger and deregistration of United Tennessee's common stock under the Exchange Act, United Tennessee will be required to make a number of filings with and obtain a number of approvals from various federal and state governmental agencies, including:

     o a director who will own more than 10% of the voting shares of United Tennessee as a result of the Going Private Merger must receive approval from the Office of Thrift Supervision as a condition to the effectuation of the Going Private Merger;

     o filing of articles of merger with the Secretary of State of the State of Tennessee in accordance with the Tennessee Business Corporation Act after the approval of the merger agreement by United Tennessee's shareholders;

     o complying with federal and state securities laws, including United Tennessee's filing, before the date of this proxy statement, of a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the Securities and Exchange Commission; and

o filing a Form 15 with the Securities and Exchange Commission to deregister the shares of common stock of United Tennessee after the effective time of the Going Private Merger.


                              The Merger Agreement

     Summary

     United Tennessee and Merger Corp. entered into the merger agreement on June 17, 2005. A copy of the merger agreement is attached to this proxy statement as Annex A. If the merger agreement is approved by United Tennessee's shareholders, a holder, along with his or her spouse or minor children who beneficially own fewer than 2,500 shares of United Tennessee common stock will receive a cash payment of $22.00 per share and other holders of common stock will continue to hold their shares of United Tennessee common stock after the Going Private Merger. The merger agreement requires the approval of the holders of at least a majority of the shares of United Tennessee's common stock entitled to vote at the Annual meeting.

     Exchange and Payment Procedures

     Soon after the Going Private Merger becomes effective, United Tennessee will mail to each shareholder who may be entitled to a cash payment pursuant to the Going Private Merger a letter of transmittal and instructions explaining how to exchange their stock certificates for cash, as applicable. Upon surrender to United Tennessee of valid share certificates and properly completed letters of transmittal, along with such other documents as United Tennessee may reasonably require, cashed-out holders of common stock will be entitled to receive $22.00 in cash per share. Until surrendered in this manner, each stock certificate representing cashed-out shares will represent only the right to receive the cash consideration payable in the Going Private Merger. No service charges will be payable by shareholders in connection with the exchange of certificates or the payment of cash pursuant to the merger agreement, all expenses of which will be borne by United

Tennessee. Service charges payable in the event of a lost certificate will be borne by the shareholder.

     If you will continue to hold your shares of United Tennessee common stock after the Going Private Merger, you should not surrender your shares upon the consummation of the Going Private Merger.

You should not send your stock certificate now. You should send them only after you receive a letter of transmittal from United Tennessee. Letters of transmittal will be mailed soon after the Going Private Merger is completed.

     Conversion of Shares in the Going Private Merger

     The merger agreement provides that, at the effective time of the Going Private Merger (the Effective Time) and subject to the exercise of dissenters' rights: (a) all outstanding shares of United Tennessee stock, whether Record Shares (as defined below) or Street Shares (as defined below), held of record by a Holder (as defined below) beneficially owning (as defined below) fewer than 2,500 shares of United Tennessee stock immediately before the Effective Time shall, without any action on the part of the holder thereof, be canceled and converted into the right to receive cash equal to $22.00 per share; provided, however, that United Tennessee may presume that all Street Shares are held by Holders holding fewer than 2,500 shares immediately before the Effective Time unless United Tennessee or a beneficial owner of Street Shares is able to demonstrate to United Tennessee's satisfaction that such shares are held beneficially by a Holder holding 2,500 or more shares immediately before the Effective Time, in which event such Shares shall remain outstanding with all rights, privileges, and powers existing immediately before the Effective Time;
(b) all outstanding shares of United Tennessee common stock other than those described in (a), shall remain outstanding and held by the same holders; and (c) the outstanding shares of Merger Corp. shall, without any action on the part of the holder thereof, be canceled.

For purposes of the merger agreement:

     o the term "Record Shares" means shares of United Tennessee stock other than Street Shares, and any Record Share shall be deemed to be held by the registered holder thereof as reflected on the books of United Tennessee;

     o the term "Street Shares" means shares of United Tennessee stock held of record in street name, and any Street Share shall be deemed to be held by the beneficial owner thereof as reflected on the books of the nominee holder thereof;

     o the term "Holder" means a) any record holder or holders of Record Shares who would be deemed, under Rule 12g5-1 under the Exchange Act as described below, to be a single "person" for purposes of determining the number of record shareholders of United Tennessee, and
          b) any other person or persons who would be deemed to be a "Holder" under the above clause if the shares it holds beneficially in street name were held of record by such person or persons.

     o The term "beneficially owned" means (i) beneficially owned as that term is defined in the Securities Exchange Act of 1934, as amended and
          (ii) shares owned by one of more family members, specifically, spouses and dependent children, which shall be aggregated in calculating total beneficial ownership.

     The merger agreement provides that United Tennessee (along with any other person or entity to which it may delegate or assign any responsibility or task with respect thereto) shall have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to:

     o make such inquiries, whether of any shareholder(s) or otherwise, as it may deem appropriate for purposes of the above provisions, and

     o resolve and determine, in its sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to such provisions, including, without limitation, any questions as to the number of Shares held by any Holder immediately before the effective time of the Going Private Merger. All such determinations by United Tennessee shall be final and binding on all parties, and no person or entity shall have any recourse against United Tennessee or any other person or entity with respect to such determinations.

For purposes of the above provisions, United Tennessee may in its sole discretion, but shall not have any obligation to do so,

     o presume that any shares of United Tennessee common stock held in a discrete account (whether record or beneficial) are held by a person distinct from any other person, notwithstanding that the registered or beneficial holder of a separate discrete account has the same or a similar name as the holder of a separate discrete account; and

     o aggregate the shares held (whether of record or beneficially) by any person or persons that United Tennessee determines to constitute a single Holder for purposes of determining the number of shares held by such Holder.

Rule 12g5-1 under the Exchange Act provides that, for the purpose of determining whether an issuer is subject to the registration provisions of the Exchange Act, securities shall be deemed to be "held of record" by each person who is identified as the owner of such securities on records of security holders maintained by or on behalf of the issuer, subject to the following:

     o In any case where the records of security holders have not been maintained in accordance with accepted practice, any additional person who would be identified as such an owner on such records if they had been maintained in accordance with accepted practice shall be included as a holder of record.

     o    Securities   identified  as  held  of  record  by  a  corporation,   a
          partnership, a trust whether or not the trustees are named, or other organization shall be included as so held by one person.

     o Securities identified as held of record by one or more persons as trustees, executors, guardians, and custodians or in other fiduciary capacities with respect to a single trust, estate or account shall be included as held of record by one person.

     o Securities held by two or more persons as co-owners shall be included as held by one person.

     o Each outstanding unregistered or bearer certificate shall be included as held of record by a separate person, except to the extent that the issuer can establish that, if such securities were registered, they would be held of record, under the provisions of this rule, by a lesser number of persons.

     o Securities registered in substantially similar names where the issuer has reason to believe because of the address or other indications that such names represent the same person, may be included as held of record by one person.

Rule 12g5-1 further provides in pertinent part that, notwithstanding the foregoing provisions:

     o Securities held, to the knowledge of the issuer, subject to a voting trust, deposit agreement or similar arrangement shall be included as held of record by the record holders of the voting trust certificates, certificates of deposit, receipts or similar evidences of interest in such securities; provided however, that the issuer may rely in good faith on such information as is received in response to its request from a non-affiliated issuer of the certificates or evidences of interest.

     o If the issuer knows or has reason to know that the form of holding securities of record is used primarily to circumvent the provisions of
          Section 12(g) or 15(d) of the Exchange Act, the beneficial owners of such securities shall be deemed to be the record owners of such securities.

     Exchange of Certificates

     The merger agreement provides that promptly after the effective time of the Going Private Merger, United Tennessee will mail to each holder of a stock certificate for United Tennessee shares immediately before the effective time, other than shares as to which dissenters' rights have been perfected, a letter of transmittal. The letter of transmittal shall contain a certification as to the number of shares of common stock held and such other matters as United Tennessee may determine. It shall specify that delivery shall be effected, and risk of loss and title to the stock certificates shall pass, only upon delivery of the stock certificates to United Tennessee and instructions to effect the surrender of the stock certificates in exchange for the applicable merger consideration, if any, payable with respect to such stock certificates.

     Upon surrender of a common stock certificate for cancellation to United Tennessee, together with the duly completed letter of transmittal, certifying that the holder of the stock certificate holds fewer than 2,500 shares of common stock, and other customary documents as may be required by United Tennessee, the holder of a stock certificate shall be entitled to receive a cash payment of $22.00 per share payable in exchange for the shares formerly represented by the common stock certificate. The common stock certificate surrendered will be canceled.

     Shareholders who will continue to hold shares of common stock of United Tennessee after the effective time of the Going Private Merger, will continue to hold their certificates. Subsequently, United Tennessee will send a letter of transmittal to its shareholders with instructions to exchange their certificates for shares of common stock of United Tennessee for restricted shares of United Tennessee, which shall bear an appropriate legend to indicate that the shares are not registered under the Securities Act.

     Timing of Closing

     If the merger agreement is approved by the United Tennessee shareholders, the Going Private Merger closing will take place as soon as practicable after the annual meeting, provided that all other conditions to the closing have been satisfied or waived. On the date the Going Private Merger closes, articles of merger will be filed with the Secretary of State of the State of Tennessee. The Going Private Merger will become effective when the certificate of merger has been duly filed with the Secretary of State of the State of Tennessee.

     Directors and Officers

     The merger agreement provides that the directors and officers of United Tennessee, immediately before the effective time of the Going Private Merger, shall be the directors and officers of United Tennessee, as the surviving corporation, immediately after the Going Private Merger.

     Charter and Bylaws

     The merger agreement provides that the Charter and Bylaws of United Tennessee in effect immediately before the effective time of the Going Private Merger shall be the Charter and Bylaws of United Tennessee as the surviving corporation, immediately after the Going Private Merger.

     Representations and Warranties

     The merger agreement contains customary representations and warranties made by United Tennessee and Merger Corp. regarding various matters, including representations as to the enforceability of the merger agreement.

     Conditions to the Completion of the Going Private Merger

     The obligations of United Tennessee and Merger Corp. to complete the Going Private Merger are subject to the satisfaction or waiver of all of the following conditions, among others:

     o approval of the merger agreement by the holders of a majority of the outstanding shares of United Tennessee common stock; and

     o    no litigation is pending regarding the Going Private Merger.

     Termination of Merger Agreement

     The merger agreement may be terminated by the Board of Directors of either United Tennessee or Merger Corp. at any time before the effective time of the Going Private Merger.

     The Board of Directors believes that the Going Private Merger is in the best interests of United Tennessee and its shareholders and recommends a vote "FOR" approval of the Going Private Merger.

               Information about United Tennessee and Merger Corp.

United Tennessee

     United Tennessee was incorporated under the laws of the State of Tennessee in August 1997 to serve as the holding company for Newport Federal Bank following its conversion from mutual to stock form. United Tennessee's assets currently consist of its investment in Newport Federal Bank, a $180,000 loan to the United Tennessee employee stock ownership plan and approximately $274,000 in liquid assets.

     United Tennessee's executive offices are located at 344 W. Broadway, Newport, Tennessee 37821-0249 and its telephone number is (423) 623-6088.

     Newport Federal Bank was organized in 1934 as a federally chartered mutual savings institution under the name Newport Federal Savings and Loan Association. Effective January 1, 1998, Newport Federal Bank became a stock savings bank and changed its name to Newport Federal Bank. Newport Federal Bank currently operates through three full service banking offices located in Newport, Tennessee. At December 31, 2004, Newport Federal had total assets of $122.7 million, deposits of $100.9 million and stockholders' equity of $18.4 million, or 15.0% of total assets.

     Newport Federal Bank attracts deposits from the general public and invests those funds in loans secured by first mortgages on owner-occupied single-family residences in its market area and, to a lesser extent, commercial real estate loans and consumer loans. Newport Federal Bank also maintains a substantial investment portfolio, primarily of mortgage-backed securities issued by the Federal National Mortgage Association ("FNMA"), Federal Home Loan Mortgage Corporation ("FHLMC") and Government National Mortgage Association ("GNMA"),
obligations of the federal government and agencies and investment-grade obligations of states and political subdivisions.

     Newport Federal Bank derives its income principally from interest earned on loans, investment securities and other interest-earning assets. Newport Federal Bank's principal expenses are interest expense on deposits and noninterest expenses such as employee compensation, deposit insurance and miscellaneous other expenses. Funds for these activities are provided principally by deposit growth, repayments of outstanding loans and investment securities, and other operating revenues and, from time to time, advances from the Federal Home Loan Bank ("FHLB") of Cincinnati and other borrowings.

     As a federally chartered savings institution, Newport Federal Bank is subject to extensive regulation by the Office of Thrift Supervision ("OTS"). Newport Federal Bank's lending activities and other investments must comply with various federal regulatory requirements, and the OTS periodically examines the Bank for compliance with various regulatory requirements. Newport Federal Bank must also file reports with the OTS describing its activities and financial condition. Newport Federal Bank's deposits are insured to applicable limits by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC"). Newport Federal Bank is also subject to certain monetary reserve requirements promulgated by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board").

     United Tennessee has not been convicted in a criminal proceeding, excluding traffic violations and similar misdemeanors, during the past five years, nor has it been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining it from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

Merger Corp.

     Merger Corp. is a newly-formed Tennessee corporation and is a wholly-owned subsidiary of United Tennessee. Merger Corp. was organized solely for the purpose of facilitating the Going Private Merger. It is controlled by United
Tennessee. It expressly adopts the disclosures, conclusions and analyses of United Tennessee and its Board. Merger Corp. will merge into United Tennessee and will cease to exist after the Going Private Merger. Merger Corp. has not conducted any activities other than those incident to its formation, its execution of the merger agreement and its assistance in preparing various filings in connection with the Going Private Merger. Merger Corp. has no significant assets, liabilities or shareholders' equity. The address and telephone number of Merger Corp.'s business and principal executive offices are the same as those of United Tennessee.

     Merger Corp. has not been convicted in a criminal proceeding, excluding traffic violations and similar misdemeanors, during the past five years, nor has it been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining it from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

Directors and Executive Officers of United Tennessee and Merger Corp.

     The directors and executive officers of United Tennessee and Merger Corp. are the same individuals. Information regarding these individuals can be found below in the section entitled "Proposal 2 -- Election of Directors."

     All of these individuals are citizens of the United States. During the past five years, none of the above individuals was convicted in a criminal proceeding or was a party to any judicial or administrative proceeding (excluding traffic violations or similar misdemeanors) that resulted in a judgment, decree or final order enjoining him from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

Past Contacts, Transactions, Negotiations and Agreements

     Except as described below in the section entitled "Certain Transactions," during the past two years, neither United Tennessee nor Merger Corp. has engaged in significant transactions with any of their affiliates, executive officers or directors, nor has either entity engaged in negotiations regarding such types of transactions. Except with respect to stock option agreements, there are no agreements between United Tennessee, Merger Corp. or their respective executive officers and directors and any other persons with respect to any shares of common stock. No director or executive officer has pledged shares of common stock.

Use of Securities Acquired and Plans or Proposals

     United Tennessee will cancel shares of common stock acquired for cash pursuant to the merger agreement. These cancelled shares will constitute authorized but unissued common stock.

     The Going Private Merger, if completed, is expected to enable United Tennessee to suspend its obligation to file reports (such as the Form 10-QSB quarterly and Form 10-KSB annual reports) under the Securities Act and the Exchange Act.

     Presently, neither United Tennessee nor Merger Corp. has any plans, proposals or negotiations that relate to or would result in: any purchase, sale or transfer of a material amount of assets of United Tennessee or any of its subsidiaries; any material change in the present dividend rate or policy, or indebtedness or capitalization of United Tennessee, any change in the present Board or management of United Tennessee, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Board or to enter into any employment contract with any executive officer; or any other material change in United Tennessee's corporate structure or business.

     United Tennessee is not aware of any arrangement that may result in a change in control of United Tennessee.

     PROPOSAL 2 -- Election of Directors

General

     United Tennessee's Board of Directors currently consists of seven members. United Tennessee's Charter requires that directors be divided into three classes, as nearly equal in number as possible, with approximately one-third of the directors elected each year. The Board has nominated director Richard G. Harwood for reelection and Tom W. Inman for election to serve as directors for three-year terms. Because our bylaws contain a mandatory retirement age, Director Robert D. Self is not being nominated for election to the Board, but will remain as Director Emeritus. Under Tennessee law, directors are elected by a plurality of all votes cast at a meeting at which a quorum is present. If any of the nominees are unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board may recommend or the size of the Board may be reduced to eliminate the vacancy. At this time, the Board knows of no reason why the nominees might be unavailable to serve.

     The Board of Directors recommends that you vote "FOR" the election of Richard G. Harwood and Tom W. Inman to serve on the Board of Directors for three-year terms.

     The following table sets forth the names of the nominees for election as directors and the directors whose terms expire in future years. Also set forth is certain other information with respect to each person's age, the year he first became a director of United Tennessee, and the expiration of his term as a director.

Name                                         Age       Year First Elected as Director   Current Term to Expire
----                                         ---       ------------------------------   ----------------------
BOARD NOMINEES FOR TERMS TO EXPIRE IN 2008
Richard G. Harwood..........................  58                    1997                          2005
Tom W. Inman (1)............................  49

DIRECTORS CONTINUING IN OFFICE
William B. Henry............................  75                    1997                          2006
J. William Myers............................  63                    1997                          2006
Tommy C. Bible..............................  51                    1998                          2006
Robert L. Overholt..........................  62                    1997                          2007
Ben W. Hooper, III..........................  40                    1998                          2007
Robert  D. Self.............................  75                    1997                          2005


(1) Mr. Inman is currently a member of the board of directors of Newport Federal Bank but is not currently a member of the Board of Directors of United Tennessee.

     Set forth below is information concerning the Board's nominees for election as director and continuing directors. Unless otherwise stated, all directors have held the positions indicated for at least the past five years.

     Tommy C. Bible is the General Manager of the Jefferson-Cocke County Gas Utility District that serves natural and propane gas to the Jefferson County and Cocke County areas. Mr. Bible is a member of the Cocke County Election Commission and is the Chairman for the Newport/Cocke County Economic Development Commission.

     Richard G. Harwood serves as President and Chief Executive Officer of the Company and the Bank. Mr. Harwood joined the Bank as Senior Vice President in 1984. He is currently the Vice Chairman of the Newport/Cocke County Economic Development Commission. He serves as Vice Chairman of the Board of Directors of the Newport Housing Authority. Mr. Harwood also is a member of the Newport Lions Club.

     William B. Henry retired in 2001 after having been a practicing optometrist in Newport, Tennessee since 1961.

     Ben W. Hooper, III is an attorney in general practice with Campbell & Hooper in Newport, Tennessee. Mr. Hooper also serves as legal counsel to the Cocke County Amvets and the Cocke County Education Foundation. He is the past President of the Cocke County Bar Association.

     Tom W. Inman is the agency manager for the Cocke County office of the Tennessee Farmers Insurance Companies. He has been an Insurance agent with the company since 1990. Mr. Inman is a member of the Gideon's and the Newport/Cocke County Chamber of Commerce.

     J. William Myers is a partner in the law firm of Myers & Bell in Newport, Tennessee. He has practiced law in Newport, Tennessee since 1966. Mr. Myers serves as the Chairman of the Board for the Company and the Bank. He is active with the Habitat for Humanity.

     Robert L. Overholt retired in 1999 after having been the owner/manager of Home Supply of Newport, Tennessee, Inc., a building supply establishment, since 1966. Mr. Overholt is active with the Shriners. Mr. Overholt is also a director of the Jefferson-Cocke County Gas Utility District.

     Robert D. Self retired in 1999 after having been the owner of Bob Self Auto Parts, an auto parts supplier located in Newport, Tennessee, since 1969. Mr. Self is a member of the Newport Lions Club.

Meetings and Committees of the Board of Directors

     United Tennessee's Board of Directors holds regular meetings and special meetings as needed. During the year ended December 31, 2004, the Board met 13 times. No director attended fewer than 75% in the aggregate of the total number of Board meetings held while he was a member during the year ended December 31, 2004 and the total number of meetings held by committees on which he served during such fiscal year.

Board Committees

     The Board of Directors has standing Audit and Executive Committees.

     The Board of Directors has appointed Directors Hooper, Overholt and Self as the standing Audit Committee. The Audit Committee, which oversees the accounting and financial reporting process of United Tennessee and the audits of the financial statements, met four times in this capacity in connection with the independent audit for fiscal 2004. All of the members of the Audit Committee are "independent," as "independent" is defined in Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards. The Audit Committee does not have a financial expert because of its small company size and because a majority of the Board is independent; however, the Committee may appoint a financial expert in the future. The Company's Board of Directors has adopted a written charter for the Audit Committee, a copy of is attached hereto as Annex "D". See the "Report of the Audit Committee" section below.

     The Board of Directors has a standing Compensation Committee, which consists of Chairman Myers and Directors Bible and Henry. This committee reviews the performance of the United Tennessee's officers and met 12 times for fiscal 2004.

     The Board of Directors does not have a standing nominating committee or nominating committee charter. Under United Tennessee's Bylaws, the Board, excluding Mr. Harwood, acts as a nominating committee and met once in this capacity to select the nominees for election at the Annual Meeting. The Board does not believe that United Tennessee would benefit from a separate nominating committee because of its size and because all of the members of the Board, except Mr. Harwood, are independent, as defined in Rule 4200(a)(15) of the NASD Standards. The Board of Directors has no set procedures or policy on the selection of nominees or evaluation of shareholder recommendations, as it has historically made such determinations on a case-by-case basis. The Board of Directors will consider shareholder recommendations for director nominees that are properly received in accordance with United Tennessee's Bylaws and the applicable rules and regulations of the Securities and Exchange Commission.

     United Tennessee's Bylaws provide that for a shareholder to make any nominations and/or proposals, he must give notice thereof in writing delivered the secretary of United Tennessee, in most cases, not fewer than 30 days nor more than 60 days prior to any such meeting. The notice must contain information about the person being nominated, such as principal occupation, number of shares of United Tennessee owned by the nominee and other information as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee pursuant to Regulation 14A of the Exchange Act. The shareholder who is making the nomination must provide his name and address as they appear on the United Tennessee corporate records and the number of shares of United Tennessee beneficially owned by the shareholder.

Director Attendance at Annual Meeting

     All directors are encouraged to attend the annual meeting of shareholders. All Board members attended the 2004 annual meeting.

Shareholder Communications with Directors

     Shareholder or other interested party communications with the Board of Directors may be addressed directly to the individual director at P.O. Box 458, Newport, Tennessee, 37822-0458.

Director Compensation

     Fees. Except for earnings attributable to each director under the Long-Term Incentive Plan described below, directors of United Tennessee do not receive fees for service as directors of the holding company. All of the current members of the Board of Directors also serve as directors of Newport Federal Bank. In that capacity they currently receive fees of $6,000 per year, plus $500 per regular board meeting attended and $200 per executive committee meeting attended. Directors serving on the Audit Committee receive an additional $200 for each meeting of the committee. In addition, the Chairman receives $12,000 per year for serving as such. For fiscal 2004, directors' fees for Newport Federal Bank totaled $119,350.

     Long-Term Incentive Plan. The Bank has adopted a long-term incentive plan for directors in order to provide competitive compensation to directors, attract, retain and motivate directors and to encourage the long-term financial success of the Bank. The long-term incentive plan was designed to provide a means by which directors may accrue additional retirement benefits based on the Bank's performance. Pursuant to the plan, a bookkeeping account has been established in the name of each director. In recognition of past service, the account of each director serving on the effective date of the plan was credited with an amount equal to the product of (i) $1,291 and (ii) the director's full years of service as a director, up to 20 years. On each December 31, the account of each participant who is then a director and has 20 or fewer years of service is credited with an amount equal to the product of $1,291 and the safe performance factor, which is determined based on the Bank's actual performance as compared to budgeted goals for return on average equity, non-performing assets and composite regulatory rating. The safe performance factor may not exceed 1.2. All amounts credited to participants' accounts are fully vested at all times. Until distributed in accordance with the terms of the plan, each participant's account will be credited with a rate of return equal to either the Bank's highest rate of interest paid on certificates of deposit having a term of one year or the dividend-adjusted rate of return on the common stock as elected by the participant. Beginning with the fiscal year following a participant's termination of service, the participant's account will be credited with an investment return measured by the participant's election between up to two different mutual funds (or other investments) selected by the Board of Directors.

     Each participant may elect to receive plan benefits in a lump sum or over a period shorter than ten years, and in the absence of an election will receive payments in five substantially equal installments. In the event of a participant's death, the balance of his plan account will be paid in a lump sum (unless the participant elects a distribution period up to ten years) to his designated beneficiary or, if none, his estate.

     Any benefits accrued under the plan will be paid from the Bank's general assets. To provide a funding mechanism, the Bank has established a grantor trust in order to hold assets with which to pay benefits. Trust assets would be subject to claims of the Bank's general creditors. In the event of a change in control, the Bank will contribute to the grantor trust an amount sufficient to fund the aggregate account balances in the plan.

     At December 31, 2004, the accounts of Messrs.  Bible,  Harwood,  and Hooper
were  credited  with  $1,549.20,  respectively,   including  earnings  on  their
accounts.

     Deferred Compensation Plan. Under the Bank's deferred compensation plan, each non-employee director may elect to defer receipt of all or part of his fees for the year, and any other participant may elect to defer receipt of up to 25% of his or her compensation for the year. Deferred amounts are credited at the end of the calendar year to a bookkeeping account in the participant's name along with the investment return which would have resulted if such deferred amounts had been invested, based upon the participant's choice, between the dividend-adjusted rate of return on the common stock and Bank's highest annual rate of interest on certificates of deposit having a one-year term. Each participant may make an election to receive distributions either in a lump sum or in annual installments over a period up to ten years.

     The Bank expects (but is under no legal obligation) to make quarterly contributions to a grantor trust in an amount equal to the accrued expense associated with the deferred compensation plan. In the event of a change in control (as defined in the employment agreement described below), the Bank will contribute to the trust an amount sufficient to provide the trust with assets having an overall value equal to the aggregate account balances under the plan. The trust's assets would remain subject to the claims of the Bank's general creditors and be available for eventual payments to participants.

                             Executive Compensation

     Summary. The following table sets forth compensation for the fiscal years ended December 31, 2004, 2003 and 2002 awarded to or earned by United Tennessee's Chief Executive Officer for services rendered in all capacities. No other executive officer received salary and bonus in excess of $100,000 during the fiscal years 2004, 2003 or 2002.

                                                                            All other
                                        Annual Compensation 1             Compensation
                                        ---------------------             ------------
Name and
Principal Position          Year        Salary          Bonus

Richard G. Harwood          2004        $104,205        $20,464            $  76,026  (2)
President and Chief         2003          96,540        19,482                72,566  (3)
Executive Officer           2002          91,005        12,257                57,859  (4)
----------

1 Excludes indirect compensation in the form of certain perquisites and other personal benefits which did not exceed 10% of salary and bonus.

2 Consists of director fees ($14,900), allocation to ESOP account ($20,980), Company contribution to long-term incentive plan ($1,549) and gain on accounts in long-term incentive and deferred compensation plans ($38,597) for fiscal 2004; excludes appraisal fees for services to borrowers in the amount of $23,701 for 2004.

3 Consists of director fees ($13,400), allocation to ESOP account ($22,020), Company contribution to long-term incentive plan ($1,549) and gain on accounts in long-term incentive and deferred compensation plans ($35,597) for fiscal 2003; excludes appraisal fees for services to borrowers in the amount of $24,887 for 2003.

4 Consists of director fees ($12,100), allocation to ESOP account ($22,988), Company contribution to long-term incentive plan ($1,549) and gain on accounts in long-term incentive and deferred compensation plans ($21,222) for fiscal 2002; excludes appraisal fees for services to borrowers in the amount of $27,573 for 2002.

Equity Compensation Plan Information

The following table provides information about our 1999 Stock Option Plan

                               Number of securities
                                 to be issued upon     Weighted-average        Number of securities
                                  exercise of          exercise price of      remaining available for
                               outstanding options,   outstanding options,     future issuance under
      Plan Category            warrants and rights    warrants and rights    equity compensation plans
      -------------

Equity compensation plans
approved by shareholders
                                    45,388                  $8.59                     1,655
Equity compensation plans
not approved by
shareholders                            -0-                  n/a                        -0-
                                    ------                   ---                       -----
          Total                     45,388                                            1,655
                                    ======                                            =====

     Option Year-End Value Table. The following table sets forth information concerning the value of options held by the Chief Executive Officer at the end of fiscal year 2004.

                                                          Number of Securities            Value of Unexercised
                                                          Underlying Unexercised           In-the-Money Options
                                                           Options at Year End                  At Year End (2)
                                                           -------------------                  ---------------
                       Shares
                     Acquired on    Value Realized
      Name          Exercise (1)                      Exercisable     Unexercisable     Exercisable     Unexercisable
      ----          ------------                      -----------     -------------     -----------     -------------
Richard G.
Harwood                32,600           $80,525          7,911             --             $94,141            --
----------------------

(1) An option to purchase 24,000 shares was exercised on March 12, 2004, and an option to purchase 700 shares was exercised on November 16, 2004, at the exercise price of $8.60. An option to purchase and sell 4,000 shares was exercised on April 16, 2004, and the underlying shares were sold at $19.00; an option to purchase and sell 3,000 shares was exercised on May 10, 2004, and the underlying shares were sold at $18.38; and an option to purchase and sell 900 shares was exercised on November 16, 2004, and the underlying shares were sold at $19.25. All shares were sold in the open market.

(2) Based on the difference between the closing sale price for the common stock on December 31, 2004 as reported on the Nasdaq SmallCap Market SM ($20.50 per share) and the exercise price per share ($8.60 per share) multiplied by the number of shares subject to the option. Options are considered in-the-money if the fair market value of the underlying securities exceeds the exercise price.

Employment Agreement

     The Bank has entered into an employment agreement pursuant to which Richard
G. Harwood serves as the Bank's President and Chief Executive Officer. In such capacities, Mr. Harwood is responsible for overseeing all of its operations and for implementing the policies adopted by the Board of Directors. The Company has entered into a guarantee agreement with Mr. Harwood pursuant to which it has agreed to be jointly and severally liable for the payment of amounts due under the employment agreement.

     The employment agreement became effective on January 1, 1998 and provided for an initial term of three years with an annual base salary equal to Mr. Harwood's existing base salary rate in effect on the effective date. On each anniversary date of the commencement of the employment agreement, the term of Mr. Harwood's employment may be extended for an additional one-year period beyond the then-effective expiration date, upon a determination by the Board of Directors that the performance of Mr. Harwood has met the required performance standards and that such employment agreement should be extended. Mr. Harwood's employment agreement has accordingly been extended through August 19, 2008. The employment agreement provides Mr. Harwood with a salary review by the Board of Directors not less often than annually, as well as with inclusion in any discretionary bonus plans, retirement and medical plans, customary fringe benefits, vacation and sick leave. The employment agreement shall terminate upon Mr. Harwood's death, may terminate upon Mr. Harwood's disability and is terminable by the Company for "just cause" (as defined in the employment agreement). In the event of termination for just cause, no severance payment is available. If the Company terminates Mr. Harwood without just cause, Mr. Harwood will be entitled to a continuation of his compensation from the date of termination through the remaining term of the employment agreement. In addition, Mr. Harwood is entitled, at his election, to either continued participation in compensation plans which he would have been eligible to participate in through his employment agreement's expiration date or the cash equivalent thereof. If Mr. Harwood's employment is terminated for any reason other than just cause, he shall be entitled to purchase from the Company, at his own expense which shall not exceed applicable statutory rates, family medical insurance under any group health plan that the Company maintains for its employees. This right shall be in addition to, and not in lieu of, any other rights that Mr. Harwood has under the employment agreement and shall continue until he first becomes eligible for participation in Medicare. If the employment agreement is terminated due to Mr. Harwood's "disability" (as defined in the employment agreement), Mr. Harwood will be entitled to a continuation of his compensation through the date of such termination, including any period prior to the establishment of Mr. Harwood's disability. In the event of Mr. Harwood's death during the term of the employment agreement, Mr. Harwood's estate will be entitled to receive his salary through the last day of the calendar month in which Mr. Harwood's death occurred. Mr. Harwood is able to voluntarily terminate the employment agreement by providing 90 days' written notice to the Company, in which case Mr. Harwood would be entitled to receive only his compensation, vested rights and benefits up to the date of termination.

     In the event of (i) Mr. Harwood's involuntary termination of employment other than for "just cause" during the 12-month period following a change in control or (ii) Mr. Harwood's voluntary termination within 90 days of the occurrence of certain specified events occurring during that period, Mr. Harwood will be paid within 10 days of such termination (or the date of the change in control, whichever is later) an amount equal to the difference between (a) 2.99 times his base amount, as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the Code), and (b) the sum of any other parachute payments, as defined under Section 280G(b)(2) of the Code, that he receives on account of the change in control. "Change in control" means any one of the following events: (i) the acquisition of ownership, holding or power to vote more than 25% of our voting stock, (ii) the acquisition of the ability to control the election of a majority of the Company's directors, (iii) the acquisition of a controlling influence over the Company's management or policies by any person or by persons acting as a "group" (within the meaning of Section 13(d) of the Exchange Act), or (iv) during any period of two consecutive years, individuals (continuing directors) who at the beginning of such period constituted the Company's Board of Directors (the existing board) cease for any reason to constitute at least two-thirds thereof, provided that any individual whose election or nomination for election as a member of the existing board was approved by a vote of at least two-thirds of the continuing directors then in office shall be considered a continuing director. For purposes of this paragraph only, the term "person" refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein. The payments that would be made to Mr. Harwood assuming his termination of employment under the foregoing circumstances at December 31, 2004, would have been approximately $372,760. These provisions may have an anti-takeover effect by making it more expensive for a potential acquirer to obtain control of the Company. If Mr. Harwood were to prevail over the Company, or obtain a written settlement, in a legal dispute as to the employment agreement, he would be entitled to be reimbursed for his legal and other expenses.

                       Stock Ownership of United Tennessee

     Set forth below is the number and percentage of shares of the common stock beneficially owned by the officers and directors and owners of 5% or greater of the outstanding shares of United Tennessee as of May 31, 2005, as well as the percentage of shares they will own after the Going Private Merger.

                                                Shares of Common Stock         Percent         Percent of Class After
Name                                              Beneficially Owned          of Class 2        Going Private Merger
----                                              ------------------          --------          --------------------

Richard G. Harwood...................................    119,868                10.11                  12.82
Tom W. Inman.........................................      1,405                 0.11                   0.15
William B. Henry.....................................     41,630                 3.51                   4.45
J. William Myers.....................................     38,470                 3.24                   4.11
Tommy C. Bible.......................................     23,000                 1.94                   2.46
Robert L. Overholt...................................     28,438                 2.40                   3.04
Ben W. Hooper, III...................................      1,400                 0.17                   0.21
Robert  D. Self......................................     18,308                 1.37                   1.74
Directors and executive officers as a group              353,834                29.83                  38.17
( 12 persons)..........................................................
------------------------

1.   Based on 1,185,999 shares issued and outstanding at May 31, 2005.

2. Reflects shares over which the named individuals have sole or shared voting and/or dispositive power; excludes unallocated shares held by the ESOP and certain shares held by the Company's defined contribution thrift plan and its directors' retirement plan (see "Voting Securities and Beneficial Ownership") above. Unless otherwise indicated, beneficial ownership consists of sole voting and investing power based on 926,999 shares issued and outstanding on May 31, 2005. Options to purchase 25,661 shares are exercisable or become exercisable within 60 days of May 31, 2005. These shares issuable under options are deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by each person to whom a portion of these options relate but are not deemed to be outstanding for the purpose of computing the percentage owned by any other person. Includes shares issuable pursuant to options exercisable within 60 days of the Record Date as follows: 10,000 held by Mr. Myers; 11,500 held by Mr. Henry; and 4,161 held by Mr. Self.

                              Certain Transactions

     The Bank makes loans to directors, officers and employees. These loans are made in the ordinary course of business with the same collateral, interest rates and underwriting criteria as those of comparable transactions prevailing at the time and do not involve more than the normal risk of collectibility or present other unfavorable features, except each director, officer and employee may obtain one mortgage loan and one consumer loan with waived origination fees and a 1% discount on the interest rate (on adjustable-rate loans, the discounted rate applies only until the rate adjusts). At December 31, 2004, loans to directors and executive officers totaled approximately $1,053,658 or 5.7% of shareholders' equity and .86% of total assets at that date. Except as disclosed below, no director or executive officer had more than $60,000 of loans as of December 31, 2004.

     J. William Myers is a principal in the law firm of Myers & Bell, Newport, Tennessee, which performs routine legal services on behalf of United Tennessee and its borrowers, principally in connection with the closing of mortgage loans. In fiscal 2004, the law firm's fees for such services totaled $73,296.

                                   Audit Fees

     Pugh & Company, P.C. (Pugh & Company) was United Tennessee's independent auditor for the 2004 fiscal year and has been retained by the Board of Directors to be its auditor for the 2005 fiscal year. A representative of Pugh & Company is expected to be present at the Annual Meeting to respond to shareholders' questions and will have the opportunity to make a statement if he or she so desires.

     All services provided by Pugh & Company during the fiscal year 2004 were pre-approved by the Audit Committee. The aggregate fees billed by Pugh in 2003 and 2004 for various services were:


Type of Fees                                          2003               2004
                                                      ----               ----

Audit Fees........................................ $49,975             $51,755

Audit-Related Fees................................   3,025               1,535

Tax Fees..........................................  11,725               8,965

All Other Fees....................................   2,950               2,340
                                                     -----            -----

       Total...................................... $67,675             $64,595
                                                   =======              ======

In the above table, in accordance with SEC definitions and rules, "audit fees" are fees billed to United Tennessee for professional services for the audit of United Tennessee's consolidated financial statements included in Form 10-KSB and review of financial statements included in Forms 10-QSB, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; "audit-related fees" are fees billed for assurance and related services that are reasonably related to the performance of the audit or review of United Tennessee's financial statements; "tax fees" are fees billed for tax compliance, tax advice and tax planning; and "all other fees" are fees billed for any services not included in the first three categories.

                          Report of the Audit Committee

     The Audit Committee of the Board of Directors has:

1. Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2004 with the management of United Tennessee.

2. Discussed with United Tennessee's independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61, as the same was in effect on the date of United Tennessee's financial statements; and

3. Received the written disclosures and the letter from United Tennessee's independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as the same was in effect on the date of United Tennessee's financial statements and discussed with the independent auditors their independence.

     Based on the foregoing materials and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2004 be included in United Tennessee's Annual Report on Form 10-KSB for the year ended December 31, 2004.

                         MEMBERS OF THE AUDIT COMMITTEE

                          Ben W. Hooper, III - Chairman
                          Robert D. Self

                                  Other Matters

     The Board of Directors is not aware of any business to come before the annual meeting other than those matters described above in this proxy statement. However, if any other matters should properly come before the annual meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the determination of a majority of the Board of Directors.

                  Section 16(a) Beneficial Ownership Reporting

     Pursuant to regulations promulgated under the Securities Exchange Act of 1934, as amended, United Tennessee's officers, directors and persons who own more than 10% of the outstanding common stock are required to file reports detailing their ownership and changes of ownership in such common stock, and to furnish United Tennessee with copies of all such reports. Based on United Tennessee's review of such reports which United Tennessee received during the last fiscal year, or written representations from such persons that no annual report of change in beneficial ownership was required, United Tennessee believes that, during the last fiscal year, all persons subject to such reporting requirements have complied with the reporting requirements.

                              Cost of Solicitation

     The cost of soliciting proxies will be borne by United Tennessee. United Tennessee will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners of shares of the common stock. In addition to solicitations by mail, our directors, officers and regular employees may solicit proxies personally or telephone without additional compensation.

                              Shareholder Proposals

     In order to be eligible for inclusion in United Tennessee's proxy materials for next year's annual meeting of shareholders, any shareholder proposal to take action at such meeting must be received at United Tennessee's main office at 344
W. Broadway, Newport, Tennessee 37821-0249, no later than ____________, 2005. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Exchange Act. Shareholder proposals not submitted for inclusion in the board of director's proxy statement which are received after ___________, 2006 will be considered untimely. Accordingly, the proxies may exercise their discretion and vote on these matters in a manner they determine to be appropriate.

     Shareholder proposals to be considered at the annual meeting, other than those submitted pursuant to the Securities Exchange Act of 1934, as amended, must be stated in writing, delivered or mailed to United Tennessee's Secretary, not less than 30 days nor more than 60 days prior to the date of the Annual Meeting. If less than 40 days' notice is given to shareholders, such notice shall be delivered or mailed to the Secretary not later than the close of business on the 10th day following the day on which notice of the meeting was mailed to shareholders.

     Please note, however, should the Going Private Merger be approved and completed prior to next year's annual meeting, the requirements regarding submission of proposals in compliance with the Exchange Act as described above will no longer be applicable.

                       Where You Can Find More Information

     We file reports, proxy statements and other information with the SEC under the Exchange Act. Copies of these reports, proxy statements and other information can be obtained by mail at prescribed rates from the Public Reference Section of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, or by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website, located at www.sec.gov, which contains reports, proxy and information statements and other information regarding United Tennessee, including the reports, proxy statements and other information incorporated by reference herein as more fully described below.

     United Tennessee and Merger Corp. and the members of the Board of Directors of each have jointly filed a Schedule 13E-3 under the Exchange Act in connection with the Going Private Merger. You may inspect and copy the Schedule 13E-3 at the SEC as described above or may obtain it electronically from the SEC's website at www.sec.gov. This document does not contain all of the information contained in the Schedule 13E-3 because certain parts have been omitted in accordance with the rules and regulations of the SEC.

      Additional Documents and Other Information Incorporated by Reference

     The SEC allows United Tennessee to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document.

     As required by the Exchange Act, we currently file annual and quarterly reports with the SEC. Our annual report on Form 10-KSB for the year ended December 31, 2004, includes financial statements and schedules and is incorporated herein by reference. Our most recent quarterly report on Form 10-QSB for the three months ended March 31, 2005 also includes financial statements and schedules that are incorporated herein by reference. We are delivering copies of these documents that are incorporated by reference to shareholders in connection with this proxy statement. They contain important information about United Tennessee and its financial condition.

                          Index to Financial Statements

Unaudited Pro Forma Consolidated Financial Statements                        F-2

Pro Forma Consolidated Balance Sheet (Unaudited)                             F-3

Pro Form Consolidated Income Statement (Unaudited)                           F-4

Unaudited Pro Forma Consolidated Financial Statements

     The following unaudited pro forma consolidated balance sheets as of June 30, 2005 and as of December 31, 2004 and 2003, and the unaudited pro forma consolidated income statements for the six month period ended June 03, 2005 and the years ended December 31, 2004 and 2003, give effect to the following:

o We have assumed that the Going Private Merger occurred as of June 30, 2005, December 31, 2004 and 2003, for purposes of the consolidated balance sheets as of June 30, 2005, December 31, 2004 and 2003, and as of January 1, 2005, January 1, 2004 and January 1, 2003, for the consolidated income statements for the six month period ended June 30, 2005 and the years ended December 31, 2004 and 2003, respectively.

o We have assumed that a total of 259,700 shares of common stock are cashed-out in the Going Private Merger at a price of $22.00 per share for a total of $5.7 million. Additionally, we have assumed that we have incurred or will incur $100,000 in expenses related to the transactions. The adjustment for the June 30, 2005 expenses related to the transactions is only $10,000 since $90,000 has already been accrued or incurred as of that date.

o We have assumed that we would have sold approximately $4.0 million in investment securities and incurred approximately $2.0 million in FHLB advances to fund the transaction. We have also assumed that the rate of interest on each instrument would have been approximately 4.0%. In addition, we have assumed that our effective tax rate for each year would be the same as historically reported.

     The unaudited pro forma financial statements should be read in conjunction with the historical financial statements and accompanying footnotes of United Tennessee included in our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2005 and our 2004 Annual Report to Shareholders.

                Pro Forma Consolidated Balance Sheets (Unaudited)

                                                              June 30,                December 31,        December 31,
                                                              2005 - Unaudited    2004 - Unaudited    2003 - Unaudited
                                                             -----------------    -----------------   ----------------
                              ASSETS
 Cash and amounts due from depository institutions         $   3,607,288         $   3,584,768         $    5,335,038
 Investment securities available for sale, at fair value      24,466,302            31,579,028             25,756,283
 Loans receivable, net                                        80,398,504            78,829,531             77,952,692
 Premises and equipment, net                                   3,006,018             1,713,961                996,014
 Accrued interest receivable                                     590,138               573,146                559,217
 Real estate acquired through foreclosure                              0               128,085                 48,368
 Intangible assets, net                                          673,262               713,258                793,250
 Cash surrender value of life insurance                        1,633,064             1,597,352              1,529,270
 Prepaid expenses and other assets                                28,083                80,277                151,296
                                                           -------------         -------------         --------------
          Total Assets                                     $ 114,402,659         $ 118,799,406         $  113,121,428
                                                           =============         =============         ==============

                      LIABILITIES AND EQUITY

 Liabilities:

 Deposits:
     Demand                                                  34,611,983         $   39,077,645         $   40,912,082
      Term                                                   62,536,442             61,841,807             57,195,215
                                                           ------------             -----------          ------------
           Total Deposits                                    97,148,425             100,919,452            98,107,297

 Advances from Federal Home Loan Bank                         2,000,000               3,000,000             2,000,000
 Accrued interest payable                                       111,786                 135,322                79,290
 Deferred income taxes                                          454,915                 560,974               652,623
 Accrued benefit plan liabilities                             1,479,041               1,530,740             1,182,688
 Other liabilities                                              209,672                  93,697                67,282
                                                           ------------             -----------           -----------
        Total Liabilities                                   101,394,839             106,240,185           102,089,180
                                                           ============             ===========           ===========
 Shareholders' Equity:

 Common Stock, No Par Value, authorized 20,000,000 shares;
    issued and outstanding 937,299 shares
    in 2004 (970,679 shares in 2003)                          5,049,034               5,384,938             5,951,290
 Unearned compensation -- Employee Stock Ownership Plan               0                (179,990)             (350,526)
 Shares in Grantor Trust - Contra Account                      (223,661)               (223,661)             (216,281)
 Shares in Stock Option Plan Trusts - Contra Account           (507,751)               (749,754)           (1,122,198)
 Retained earnings                                            7,646,840               7,111,288             5,638,219
 Accumulated other comprehensive income                       1,043,358               1,216,400             1,131,744
                                                           ------------            ------------           -----------
        Total Shareholders' Equity                           13,007,280              12,559,221            11,032,248
                                                           ------------            ------------            -----------

        Total Liabilities and Equity                       $114,402,659            $118,799,406        $  113,121,428
                                                           ============            ============           ===========

                     Pro Forma Consolidated Income Statement

                                                          For the Six Months
                                                               Ended                       For the Years Ended
                                                              June 30,            December 31,            December 31,
                                                          2005 - Unaudited      2004 - Unaudited        2003 - Unaudited
                                                        --------------------    ----------------        ----------------

Interest Income:

Loans                                                      $  2,710,836          $5,432,343                 $5,741,974
Investment securities                                           596,192           1,259,250                    992,917
Other interest-earning assets                                    21,892              12,837                     31,770
                                                           ------------          ----------                 ----------
   Total Interest Income                                      3,328,920           6,704,430                  6,766,661

Interest Expense:
Deposits                                                      1,014,219           1,644,581                    1,677,877
Advances from Federal Home Loan Bank                             45,628              85,405                       81,949

   Total Interest Expense                                     1,059,847           1,729,986                    1,759,826
                                                            -----------          ----------                   ----------
Net Interest Income                                           2,269,073           4,974,444                    5,006,835
Provision for Loan Losses                                        36,000             100,000                      144,000
                                                            -----------          ----------                   ----------
Net Interest Income After Provision for Loan Loss             2,233,073           4,874,444                    4,862,835
                                                            -----------          ----------                   ----------
Noninterest Income:

Deposit account service charges                                 144,111             300,681                      200,269
Loan service charges and fees                                    53,380              74,170                       73,760
Net gain on sales of investment securities available for sale   484,379              25,549                      105,025
Increase in cash surrender value of life insurance               35,712              68,082                       29,270
Other                                                            43,208              53,011                       53,253
                                                            -----------          ----------                   ----------
Total Noninterest Income                                        760,790             521,493                      560,577
                                                            -----------          ----------                   ----------
Noninterest Expense:
Compensation and benefits                                       836,360           1,693,093                    1,535,181
Occupancy and equipment                                         107,761             258,596                      259,484
Federal Deposit Insurance premiums                               26,700              54,000                       60,000
Data processing fees                                            170,620             348,535                      296,592
Advertising and promotion                                        37,338              75,228                       83,207
Amortization                                                     39,996              79,992                       79,992
Other                                                           410,718             594,880                      616,291
                                                            -----------          ----------                   ----------

       Total Noninterest Expense                              1,629,493           3,104,324                    2,930,747
                                                            -----------          ----------                   ----------
       Income Before Income Tax                               1,364,370           2,291,613                    2,492,665
       Income Taxes                                             458,298             624,200                      727,272
                                                            -----------          ----------                   ----------
       Net Income                                           $   906,072          $1,667,413                   $1,765,393
                                                            ===========          ==========                   ==========


PER SHARE INFORMATION:

Basic Income per Common Share                                     $0.97               $1.75                     $1.75
                                                                  =====               =====                     =====
Diluted Income per Common Share                                   $0.97               $1.75                     $1.75
                                                                  =====               =====                     =====
Weighted Average Basic Shares Outstanding                       930,412             953,882                 1,011,532
                                                                =======             =======                 =========
Weighted Average Diluted Shares
Outstanding                                                     930,412             953,882                 1,011,532
                                                                =======             =======                 =========

                                     ANNEX A

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger effective as of June 17, 2005 (this "Agreement"), is entered into by and between United Tennessee Bankshares, Inc., a Tennessee corporation (the "Company"), and United Tennessee Merger Corp., a Tennessee corporation (the "Merger Corp.").

                                   WITNESSETH

     WHEREAS, the Company is a corporation duly incorporated and validly existing under the laws of the State of Tennessee having its principal office at 344 W. Broadway, Newport, Tennessee 37821-0249, with authorized capital stock consisting of 20,000,000 shares of common stock, no par value per share (the "Common Stock"), of which 1,185,999 shares are issued and outstanding, and 5,000,000 shares of preferred stock, no par value per share (the "Preferred Stock"), of which no shares are issued and outstanding.

     WHEREAS, there are issued and outstanding options to acquire _________ shares of Common Stock granted under the Company's Stock Option Plan (the "Options");

     WHEREAS, Merger Corp. is a corporation duly organized and validly existing under the laws of the State of Tennessee having its principal office at 344 W. Broadway, Newport, Tennessee 37821-0249, with authorized capital stock consisting of 1,000 shares of common stock, no par value per share (the "Merger Corp. Stock"), of which 100 shares are issued and outstanding; and

     WHEREAS, the boards of directors of the Company and Merger Corp. have approved the terms and conditions of this Agreement pursuant to which Merger Corp. will be merged with and into the Company (the "Merger") with the Company surviving the Merger.

     NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and undertakings contained herein, and for such other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

                                    ARTICLE I

                                     MERGER

1.01. General. At the Effective Time (as defined in Article VIII below) of the Merger and pursuant to the provisions of this Agreement, the corporate existence of Merger Corp. will be merged with and into the Company (hereinafter referred to as the "Surviving Corporation" whenever reference is made to it as of the Effective Time or thereafter) and continued in the Surviving Corporation, and the Surviving Corporation shall be deemed to be a continuation of the entities and identities of Merger Corp. and the Company.

1.02. Name and Organization. The name of the Surviving Corporation shall remain and thereafter be "United Tennessee Bankshares, Inc." The Charter and Bylaws of the Company in effect at the Effective Time shall remain as the Charter and Bylaws of the Surviving Corporation until changed as provided therein or by law. The established offices and facilities of the Company shall remain the established offices and facilities of the Surviving Corporation. The registered office and registered agent of the Company shall remain the registered office and registered agent of the Surviving Corporation.

1.03. Rights and Interests. At the Effective Time, all rights, franchises, and interests of the Company and Merger Corp., respectively, in and to every type of property shall be transferred to and vested in the Surviving Corporation by virtue of the Merger without any deed or other transfer. At the Effective Time, the Surviving Corporation, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, powers, designations, and nominations, and all other rights and interests as trustee, executor, administrator, agent, transfer agent, registrar of stocks and bonds, administrator of estates, assignee, and receiver, and in every other fiduciary and agency capacity in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by the Company and Merger Corp., respectively, immediately before the Effective Time.

1.04. Liabilities and Obligations. Except as otherwise provided herein, the Surviving Corporation shall be liable for all liabilities of the Company and Merger Corp. All debts, liabilities, obligations, and contracts of the Company and Merger Corp., matured or unmatured, whether accrued, absolute, contingent, or otherwise, and whether or not reflected or reserved against on the balance sheets, books of account, or records of the Company or Merger Corp., as the case may be, shall be those of, and are hereby expressly assumed by, the Surviving Corporation and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either the Company or Merger Corp. shall be preserved unimpaired.

1.05. Directors and Officers. The directors and officers of the Surviving Corporation at the Effective Time shall be those persons who were directors and officers, respectively, of the Company immediately before the Effective Time. The committees of the Board of Directors of the Surviving Corporation at the Effective Time shall be the same as, and shall be composed of the same persons who were serving on, the committees appointed by the Board of Directors of the Company as they existed immediately before the Effective Time.

1.06. Adoption. Unless contrary to the laws of the State of Tennessee or the United States of America or other applicable laws, all corporate acts, plans, policies, applications, agreements, orders, registrations, licenses, approvals, and authorizations of the Company and Merger Corp., their respective shareholders, boards of directors, committees elected or appointed by their boards of directors or officers, and agents that were valid and effective immediately before the Effective Time shall be taken for all purposes at and after the Effective Time as the acts, plans, policies, applications, agreements, orders, registrations, licenses, approvals, and authorizations of the Surviving Corporation and shall be effective and binding thereon as the same were with respect to the Company and Merger Corp. immediately before the Effective Time.

                                   ARTICLE II

                               TERMS OF THE MERGER

2.01.  General.   The  manner  of  exchanging  and  converting  the  issued  and outstanding shares of Common Stock and Merger Corp. Stock and of treating the Options shall be as hereinafter provided in this Article II.

2.02. Conversion and Cancellation of Common Stock; Treatment of Options. At the Effective Time,

(a) all outstanding shares of Common Stock (other than shares of Common Stock, the holders of which exercise and perfect dissenters' rights as set forth in
Section 2.04), whether Record Shares (as hereinafter defined), or Street Shares (as hereinafter defined), held by a Holder (as hereinafter defined) beneficially owning (as hereinafter defined) fewer than 2,500 shares of Common Stock immediately before the Effective Time shall, without any action on the part of the holder thereof, be canceled and converted into the right to receive cash equal to $22.00 per share of Common Stock (the "Common Stock Merger Consideration"); provided, however, that the Company may presume that all Street Shares are held by Holders holding fewer than 2,500 shares of Common Stock immediately before the Effective Time unless either the Company or a beneficial owner of Street Shares are able to demonstrate to the Company's satisfaction that such shares are held beneficially by a Holder holding 2,500 or more shares of Common Stock immediately before the Effective Time, in which event such shares shall remain outstanding with all rights, privileges, and powers existing immediately before the Effective Time;

(b) all outstanding shares of Common Stock other than those described in paragraph (a) as being converted into the right to receive the Common Stock Merger Consideration shall remain outstanding with all rights, privileges, and powers existing immediately before the Effective Time;

(c) the outstanding shares of Merger Corp. Stock shall, without any action on the part of the holder thereof, be canceled; and

(d) the outstanding Options shall, without any action on the part of the holders thereof, remain outstanding without any change in their terms and conditions.

In no event shall any Holder holding, of record or beneficially, immediately before the Effective Time 2,500 or more shares of Common Stock (including any combination of Record Shares and Street Shares) in the aggregate be entitled to receive any Common Stock Merger Consideration with respect to the shares of Common Stock so held. It shall be a condition precedent to the right of any Holder to receive the Common Stock Merger Consideration, if any, payable with respect to the shares of Common Stock held by such Holder that such Holder certify to the Company in the letter of transmittal delivered by the Company as described in Section 2.03 that such Holder held, of record or beneficially, immediately before the Effective Time fewer than 2,500 shares of Common Stock (including any combination of Record Shares and Street Shares) in the aggregate.

For purposes hereof:

(1) the term "Record Shares" shall mean shares of Common Stock other than Street Shares, and any Record Share shall be deemed to be held by the registered holder thereof as reflected on the books of the Company;

(2) the term "Street Shares" shall mean shares of Common Stock held of record in street name, and any Street Share shall be deemed to be held by the beneficial owner thereof as reflected on the books of the nominee holder thereof;

(3) the term "Holder" shall mean (i) any record holder or holders of Record Shares who would be deemed, under Rule 12g5-1 promulgated under the Securities Exchange Act of 1934, as amended, to be a single "person" for purposes of determining the number of record shareholders of the Company, and (ii) any other person or persons who would be deemed to be a "Holder" under clause (i) above if the shares of Common Stock such person holds beneficially in street name were held of record by such person or persons; and

(4) the term "Cash-Out Shares" shall mean any shares of Common Stock that are converted into the right to receive the Common Stock Merger Consideration pursuant to this Section 2.02.

(5) The term "beneficially owned" means (i) beneficially owned as that term is defined in the Securities Exchange Act of 1934, as amended and (ii) shares owned by one of more family members, specifically, spouses and dependent children, which shall be aggregated in calculating total beneficial ownership.

The Company (along with any other person or entity to which it may delegate or assign any responsibility or task with respect thereto) shall have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to (i) make such inquiries, whether of any shareholder(s) or otherwise, as it may deem appropriate for purposes of this
Section 2.02 and (ii) resolve and determine, in its sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to this Section 2.02, including, without limitation, any questions as to the number of shares of Common Stock held by any Holder immediately before the Effective Time. All determinations by the Company under this Section 2.02 shall be final and binding on all parties, and no person or entity shall have any recourse against the Company or any other person or entity with respect thereto.

For purposes of this Section 2.02, the Company may in its sole discretion, but shall not have any obligation to do so, (i) presume that any shares of Common Stock held in a discrete account (whether record or beneficial) are held by a person distinct from any other person, notwithstanding that the registered or beneficial holder of a separate discrete account has the same or a similar name as the holder of a separate discrete account; and (ii) aggregate the shares of Common Stock held (whether of record or beneficially) by any person or persons that the Company determines to constitute a single Holder for purposes of determining the number of shares of Common Stock held by such Holder.

2.03. Exchange of Certificates.

(a) Payment Procedure. Promptly after the Effective Time, the Surviving Corporation will mail to each holder of a certificate or certificates which immediately before the Effective Time evidenced outstanding shares of Common Stock that appear, based on information available to the Company, may have been converted into the right to receive the Common Stock Merger Consideration (other than shares as to which rights of dissent have been perfected as provided in
Section 2.04) ("Certificates"), a letter of transmittal (which shall contain the certification described in Section 2.02 and such other matters as the Surviving Corporation may determine and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the

Surviving Corporation) and instructions to effect the surrender of the Certificates in exchange for the Common Stock Merger Consideration payable with respect to such Certificates. Upon surrender of a Certificate for cancellation to the Surviving Corporation, together with such letter of transmittal, duly completed and executed and containing the certification contemplated by Section 2.02, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall, subject to the provisions of
Section 2.02, be entitled to receive in exchange therefor the Common Stock Merger Consideration payable with respect to the shares formerly represented by such Certificate and the Certificate so surrendered shall forthwith be canceled. If there is a transfer of ownership of shares of Common Stock which is not registered in the share transfer records of the Company, the Common Stock Merger Consideration payable in respect thereof may be paid or issued to the transferee if the Certificate representing such shares is presented to the Surviving Corporation, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

(b) Abandoned Property Laws. The Surviving Corporation shall not be liable to any holder of a Certificate for any cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.04. Dissenters' Rights of Shareholders. Shareholders may dissent from the Merger and exercise their dissenters' rights pursuant to and subject to the provisions of Sections 48-23-101 through 48-23-302 of the Tennessee Business Corporation Act.

                                   ARTICLE III

            REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

The Company hereby represents, warrants, and covenants to and with Merger Corp. as of the date of this Agreement and as of the Closing Date (as defined in Article VIII below) as follows:

3.01. Organization. The Company is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Tennessee. The Company has the corporate power to carry on its business as is presently being conducted and is qualified to do business in every jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.

3.02. Governmental Authorizations. The Company is in compliance in all material respects with all applicable federal, state, and local laws, rules, regulations, and orders, including, without limitation, those imposing taxes. The approval, execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, subject to the receipt of the consents and approvals described in Section 6.03 below, will not violate in any material respect any provision of, or constitute a default under, any applicable law, rule, or regulation of any governmental agency or instrumentality, either domestic or foreign, applicable to the Company.

3.03. No Conflict with Other Instruments. The consummation of the Merger in accordance with the terms, conditions, and provisions of this Agreement will not conflict with, or result in a breach of, any term, condition, or provision of, or constitute a default under, any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party, and will not conflict with any provisions of the Charter or Bylaws of the Company or any of its subsidiaries, and will not constitute an event that with the lapse of time or action by a third party could result in any default under any of the foregoing, or result in the creation of any lien, charge, or encumbrance upon any of the assets or properties of the Company or upon the Common Stock.

3.04. No Conflict with Judgments or Decrees. The consummation of the Merger in accordance with the terms, conditions, and provisions of this Agreement will not conflict with, or result in a breach of, any term, condition, or provision of any judgment, order, injunction, decree, writ, or ruling of any court or tribunal, either domestic or foreign, to which the Company is a party or is subject.

3.05. Approval of Agreement. The board of directors of the Company has approved this Agreement and the transactions contemplated hereby and has authorized the execution and delivery of this Agreement by the Company. The Company has full corporate power, authority, and legal right to enter into this Agreement.

3.06. Capital Stock. The authorized capital stock of the Company consists solely of Common Stock and Preferred Stock. All of the issued and outstanding shares of Common Stock are validly issued, fully paid, non-assessable and not issued in violation of the preemptive rights of any shareholder. There are no shares Preferred Stock issued and outstanding. In addition, the outstanding Options are validly issued.

                                   ARTICLE IV

            REPRESENTATIONS, WARRANTIES AND COVENANTS OF MERGER CORP.

Merger Corp. hereby represents, warrants, and covenants to and with the Company as of the date of this Agreement and as of the Closing Date (as defined in Article VIII below) as follows:

4.01. Organization. Merger Corp. is duly incorporated, validly existing, and in good standing under the laws of the State of Tennessee. Merger Corp. has the corporate power and authority to carry on its business as is presently being conducted and is qualified to do business in every jurisdiction in which the character and location of the assets owned by it or the nature of the businesses conducted by it requires qualification.

4.02. Capital Stock. The authorized capital stock of Merger Corp. consists solely of the Merger Corp. Stock, of which 100 shares are currently issued and held by the Company. There are no outstanding subscriptions, warrants, options, or rights of any kind to acquire from Merger Corp. any shares of Merger Corp. Stock, other equity securities, or debt securities.

4.03. Subsidiaries or Affiliates. Merger Corp. does not own of record or beneficially, and is not obligated to acquire any capital stock, other equity securities, debt securities, or other interest of or in any corporation, government, or other entity. Between the date hereof and the Effective Time, Merger Corp. will not create or acquire any subsidiaries without the prior written consent of the Company.

4.04. Approval of Agreement. The Board of Directors of Merger Corp. has approved this Agreement and the transactions contemplated hereby and has authorized the execution and delivery by Merger Corp. of this Agreement. Merger Corp. has full corporate power, authority, and legal right to enter into this Agreement and, upon appropriate vote of the shareholders of Merger Corp., to approve this Agreement and consummate the transactions contemplated hereby.

                                    ARTICLE V

                    CONDITIONS TO OBLIGATIONS OF MERGER CORP.

The obligations of Merger Corp. to consummate the Merger shall be subject to the satisfaction on or before the Closing Date of all of the following conditions, except as Merger Corp. may waive such conditions in writing:

5.01. Litigation. On the Closing Date, there shall not be pending or threatened litigation in any court or any proceeding by any governmental commission, board, or agency with a view to seeking, or in which it is sought, to restrain or prohibit consummation of the Merger, or in which it is sought to obtain divestiture, rescission, or damages in connection with the Merger or the consummation of the Merger, and to the knowledge of any of the parties hereto, no investigation by any governmental agency shall be pending or threatened that might result in any such suit, action, or other proceeding.

5.02. Representations and Warranties. All representations and warranties of the Company contained in this Agreement, other than any representations and warranties as to future events, shall be true in all material respects on and as of the Closing Date as if such representations and warranties were made on and as of the Closing Date, and the Company shall have performed all agreements and covenants required by this Agreement to be performed by it on or before the Closing Date.

                                   ARTICLE VI

                    CONDITIONS TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to consummate the Merger shall be subject to the satisfaction on or before the Closing Date of all the following conditions, except as the Company may waive such conditions in writing:

6.01. Litigation. On the Closing Date, there shall not be pending or threatened litigation in any court or any proceeding by any governmental commission, board, or agency with a view to seeking, or in which it is sought, to restrain or prohibit consummation of the Merger, or in which it is sought to obtain divestiture, rescission, or damages in connection with the Merger or the consummation of the Merger, and to the knowledge of any of the parties hereto, no investigation by any governmental agency shall be pending or threatened that might result in any such suit, action, or other proceeding.

6.02. Representations and Warranties. All representations and warranties of the Merger Corp. contained in this Agreement, other than any representations and warranties as to future events, shall be true in all material respects on and as of the Closing Date as if such representations and warranties were made on and as of the Closing Date, and the Company shall have performed all agreements and covenants required by this Agreement to be performed by it on or before the Closing Date.

6.03. Shareholder Approval. This Agreement shall have been approved by a vote of the holders of not less than a majority of the outstanding shares of Common Stock and by the holders of not less than a majority of the outstanding shares of Merger Corp. Stock.

                                   ARTICLE VII

                                    EXPENSES

Costs and expenses relating to the negotiation and drafting of this Agreement and the transactions contemplated hereby shall be borne and paid by the Company.

                                  ARTICLE VIII

                          CLOSING DATE; EFFECTIVE TIME

The closing of this Agreement and the transactions contemplated hereby shall be held on the Closing Date (as defined in this Article VIII) at such time and place as the parties hereto may mutually agree upon. The "Closing Date" shall be such date as the Presidents of the Company and Merger Corp., respectively, may agree upon. Subject to the terms and upon satisfaction on or before the Closing Date of all requirements of law and conditions specified in this Agreement, the Company and Merger Corp. shall, at the Closing Date, execute, acknowledge, and deliver such other documents and instruments and take such further action as may be necessary or appropriate to consummate the Merger. The "Effective Time" is the date on which the Merger is effective, which shall be on the date specified in the certificate of merger to be issued by the Secretary of State of the State of Tennessee, and if no date is specified in such certificate, then the Effective Time shall be the time of the opening of business on the date the certificate of merger is recorded by the Secretary of State of the State of Tennessee.

                                   ARTICLE IX

                                   AMENDMENTS

This Agreement may be amended only by written agreement duly authorized by the boards of directors of the parties hereto before the Closing Date.

                                    ARTICLE X

                                   TERMINATION

This Agreement may be terminated by either the Company or Merger Corp. at any time before the Effective Time. If this Agreement is terminated, this Agreement shall become void and shall have no effect and create no liability on the part of any of the parties hereto or their respective directors, officers, or shareholders.

                                   ARTICLE XI

                                     NOTICES

All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given at the time either personally delivered or sent by registered or certified mail, postage prepaid, as follows:

If to the Company or Merger Corp., at:

344 W. Broadway
Newport, Tennessee 37821-0249
Attention: Richard G. Harwood, President

                                   ARTICLE XII

                                  MISCELLANEOUS

12.01. Further Assurances. Each party hereto agrees to perform any further acts and to execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Agreement.

12.02. Severability. If any of the provisions, or portions thereof, of this Agreement are held to be illegal, unenforceable, or invalid by any court of competent jurisdiction, the legality, enforceability, and validity of the remaining provisions, or portions thereof, shall not be affected thereby, and, in lieu of the illegal, unenforceable, or invalid provision, or portion thereof, there shall be added a new legal, enforceable, and valid provision as similar in scope and effect as is necessary to effectuate the results intended by the deleted provision or portion.

12.03. Construction. Whenever used herein, the singular number shall include the plural, and the plural number shall include the singular.

12.04. Gender. Any references herein to the masculine gender, or to the masculine form of any noun, adjective, or possessive, shall be construed to include the feminine or neuter gender and form, and vice versa.

12.05. Headings. The headings contained in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning of any of the provisions contained herein.

12.06. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

12.07. Governing Law. This Agreement has shall be governed by the laws of the State of Tennessee, without giving effect to the conflict of laws rules thereof or of any other state.

12.08. Court Costs and Attorneys' Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover costs of court and reasonable attorneys' fees from the other party or parties to such action, which fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief that may be awarded.

12.09. Inurement. Subject to any restrictions against transfer or assignment as may be contained herein, the provisions of this Agreement shall inure to the benefit of, and shall be binding on, the assigns and successors in interest of each of the parties hereto.

12.10. Waivers. No waiver of any provision or condition of this Agreement shall be valid unless executed in writing and signed by the party to be bound thereby, and then only to the extent specified in such waiver. No waiver of any provision or condition of this Agreement shall be construed as a waiver of any other provision or condition of this Agreement, and no present waiver of any provision or condition of this Agreement shall be construed as a future waiver of such provision or condition.

12.11. Entire Agreement. This Agreement contains the entire understanding between the parties hereto concerning the subject matter contained herein. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties hereto relating to the subject matter of this Agreement that are not fully expressed herein.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by as of the date first written above.


                                    UNITED TENNESSEE BANKSHARES, INC.

                                    By:  /s/ Richard G. Harwood
                                    Title:  President

                                    UNITED TENNESSEE MERGER CORP.

                                    (In organization)

                                    By:  /s/ Richard G. Harwood
                                    Title:  President

                                     ANNEX B
                                                 3600 Glenwood Avenue, Suite 104
                                                 Raleigh, North Carolina 27612
                                                 919.7194770
                                                 Fax: 919.7194777
TRIANGLE CAPITAL PARTNERS                        www.trianglecapiwlpanners.com
-------- ------- --------                        -----------------------------
Investment Bankers
                                 April 12, 2005

Board of Directors
United Tennessee Bankshares, Inc.
344 West Broadway
Newport, TN 37821 0249

Gentlemen:

     You have asked us to render our opinion relating to the fairness, from a financial point of view, to holders of the common stock of United Tennessee Bankshares, Inc. ("UTBI") of the cash consideration to be paid to certain UTBI shareholders in connection with a proposed reorganization of UTBI's common stock.


     It is our understanding that UTBI intends to form a new Tennessee corporation ("Merger Corp.") for the sole purpose of effecting a merger whereby Merger Corp. will be merged with and into UTBI. UTBI shall be the surviving corporation. When the merger becomes effective, each shareholder owning less than 2,500 shares of UTBI's common stock (excluding shares held by UTBI's shareholders who have perfected their dissenters rights of appraisal) will be converted into the right to receive cash in the amount of $22.00 per share (the "Conversion Price"). All other shares not so convened will continue to be outstanding after the merger. The foregoing merger and related transactions are hereinafter referred to as the "Reorganization."


     Specifically, it is our understanding that if UTBI's stockholders approve the Reorganization, each stockholder:

o Holding fewer than 2,500 shares of UTBI common stock at the effective time of the Reorganization will receive the Conversion Price for each share of UTBI common stock owned by that stockholder; or

o Holding 2,500 or more shares at the effective time of the Reorganization will continue to hold all of the shares they own.

Triangle Capital Partners, LLC, as part of its investment banking business, is regularly engaged in performing financial analyses of financial institutions and their securities in connection with mergers and acquisitions, corporate transactions, and for other purposes. To date, we have acted as financial advisor to UTBI in connection with the Reorganization. We expect to receive compensation for our services in connection with the Reorganization, including a fee that is deemed earned upon the rendering of this opinion and UTBI has agreed to reimburse our reasonable expenses and indemnify us against certain liabilities arising out of our engagement including liabilities under federal securities laws. We have provided certain financial advisory services to UTBI from time to time, and we may also provide financial advisory services to UTBI in the future.

In the course of our engagement we have reviewed and analyzed:

i UTBI's annual reports to stockholders and its financial statements for each of the three years ended December 31, 2002, December 31, 2003, and December 31, 2004,

ii UTBI's quarterly reports filed on from 10-QSB for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004,

iii Information regarding the historical record of reported prices, trading activity and dividend payments of UTBI common stock,

iv Certain reported financial terms of selected recent transactions which we deemed to be relevant,

v    The   consideration   proposed   to  be  paid   under   the  terms  of  the
     Reorganization,

vi Financial information and financial forecasts prepared by UTBI management relating to the business, earnings, cash flows, assets and prospects of UTBI furnished to us by UTBI, and

vii Other studies, analyses and investigations, particularly of the banking industry, and such other information as we deemed appropriate.

In addition we held discussions with members of senior management of UTBI including without limitation its legal advisors, auditors and others about the background of the Reorganization, reasons and basis for the Reorganization, the past and current results of operations and the business of UTBI and UTBI management s opinion of its future prospects.

For purposes of this opinion we have assumed and relied on, without independent verification, the accuracy and completeness of the financial, accounting, business, legal, tax, and other information discussed with or furnished to us by UTBI and materials otherwise made available to us, including information from published sources, and we have not independently verified any such data. With respect to the financial information, including financial forecasts of UTBI management and information relating to certain strategic, financial and operational benefits anticipated by UTBI management from the Reorganization, which we received from UTBI, we have assumed (with your consent) that they have been reasonably prepared reflecting the best currently available estimates and good faith judgment of the management of UTBI. We express no view as to such forecasts or projected information. We have also assumed that all government, regulatory, shareholder and other consents necessary for the consummation of the Reorganization will be obtained without any adverse effect on UTBI or the benefits of the Reorganization expected by UTBI management which is in any way material to our analysis. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Reorganization to be consummated.

We have not made, obtained, or been provided with (i) any independent appraisals or valuations of the assets or liabilities, and potential and/or contingent liabilities of, UTBI or (ii) any independent analysis or valuation of the rights of stockholders, creditors, or any other holders of claims or rights against UTBI or any of its affiliates. We have further relied on the assurances of the management of UTBI that they are not aware of any facts that would make any information reviewed by us inaccurate or misleading. No opinion is expressed as to whether any alternative transaction might be more favorable to UTBI. We express no opinion as to UTBI's future business, assets, liabilities, operations or prospects. We were not requested to, and we did not, solicit any expressions of interest from any other parties with respect to the actions contemplated in connection with the Reorganization.

Our opinion is based on the market, economic and other relevant considerations as they exist and have been evaluated by us on the date hereof. We have assumed that there has been no material change in UTBI's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. In rendering our opinion, we have assumed that the Reorganization will be consummated according to the terms described in this letter, and to the extent not specifically addressed in this letter, our prior correspondence and communications with UTBI's management and Board of Directors, and the Reorganization will not differ in any material respect therefrom.

This opinion does not address the underlying business decision of UTBI to engage in the Reorganization. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to revise or reaffirm this opinion. In addition, we express no opinion or recommendation as to how the stockholders or creditors of or any claimants against UTBI or any of its affiliates should view or regard the Reorganization. We render no opinion with respect to the relative rights and benefits or detriments of stockholders, creditors, or any other holders of claims or rights against UTBI or any of its affiliates in connection with the Reorganization. No opinion is rendered with respect to UTBI or any of its affiliates. Our opinion is rendered in regard to the Conversion Price and does not take into account or give effect to any adjustment or increase to the Conversion Price that may occur subsequent to the date hereof. This opinion does not specifically address the prices at which the capital stock of UTBI or any of its respective affiliates has traded in the past or at which such stock of UTBI or any of its affiliates may trade after the date hereof or after the consummation of the Reorganization. The opinion set forth in this letter represents our professional judgment as to the matters described herein and does not represent any guaranty of any particular result or circumstances.

This opinion may not be disclosed, communicated, reproduced, disseminated, quoted or referred to at any time (in whole or part), to any third party or in any manner or for any purpose whatsoever without our prior written consent, which consent shall not be unreasonably withheld, based upon review by us of the content of any such public reference, which shall be satisfactory to us in our reasonable judgment, and which review shall be completed by us as soon as practicable, although this opinion may be included in its entirety in the proxy statement of UTBI used to solicit stockholder approval of the Reorganization so long as any description of or reference to us or this opinion and the related analysis in such filing is in a form acceptable to us and our counsel. It is understood that this letter is directed to the Board of Directors of UTBI in its consideration of the Reorganization and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Reorganization.

The opinion is limited to the matters expressly stated herein, and no opinion may be inferred or implied beyond matters expressly stated.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, and based on such other matters as we considered relevant, it is our opinion that as of the date hereof the Conversion Price to be paid in the Reorganization is fair, from a financial point of view, to the holders of UTBI common stock.

Very truly yours,


TRIANGLE CAPITAL PARTNERS, LLC

                                     ANNEX C

                           DISSENTERS' RIGHTS STATUTE

                              WEST'S TENNESSEE CODE
                     TITLE 48. CORPORATIONS AND ASSOCIATIONS
              CHAPTER 23. BUSINESS CORPORATIONS--DISSENTERS' RIGHTS
             PART 1--RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES


48-23-101. Definitions. -- As used in this chapter, unless the context otherwise requires:

     (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder;

     (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer;

     (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under ss. 48-23-102 and who exercises that right when and in the manner required by part 2 of this chapter;

     (4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;

     (5) "Interest" means interest from the effective date of the corporate action that gave rise to the shareholder's right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;

     (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and

     (7)   "Shareholder"   means  the  record   shareholder  or  the  beneficial
shareholder.

48-23-102. Right to dissent. -- (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

     (1)  Consummation of a plan of merger to which the corporation is a party:

          (A) If shareholder approval is required for the merger by ss. 48-21-104 or the charter and the shareholder is entitled to vote on the merger; or

          (B) If the corporation is a subsidiary that is merged with its parent under ss. 48-21-105;

     (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

     (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

     (4) An amendment of the charter that materially and adversely affects rights in respect of a dissenter's shares because it:

          (A)  Alters or abolishes a preferential right of the shares;

          (B)  Creates,  alters,  or abolishes a right in respect of redemption,
               including  a  provision   respecting   a  sinking  fund  for  the
               redemption or repurchase, of the shares;

          (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

          (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

          (E) Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to be acquired for cash under ss. 48-16-104; or

     (5) Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

     (c) Notwithstanding the provisions of subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters' rights, is listed on an exchange registered under ss. 6 of the Securities Exchange Act of 1934, as amended, or is a "national market system security," as defined in rules promulgated pursuant to the Securities Exchange Act of 1934, as amended.

48-23-103.   Dissent  by  nominees  and  beneficial  owners.  --  (a)  A  record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and the partial dissenter's other shares were registered in the names of different shareholders.

     (b) A beneficial shareholder may assert dissenters' rights as to shares of any one (1) or more classes held on the beneficial shareholder's behalf only if the beneficial shareholder:

     (1) Submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

     (2) Does so with respect to all shares of the same class of which the person is the beneficial shareholder or over which the person has power to direct the vote.

              PART 2--PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

48-23-201. Notice of dissenters' rights. -- (a) If proposed corporate action creating dissenters' rights under ss. 48-23-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

     (b) If corporate action creating dissenters' rights under ss. 48-23-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in ss. 48-23-203.

     (c) A corporation's failure to give notice pursuant to this section will not invalidate the corporate action.

48-23-202. Notice of intent to demand payment. -- (a) If proposed corporate action creating dissenters' rights under ss. 48-23-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must:

     (1) Deliver to the corporation, before the vote is taken, written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated; and

     (2) Not vote the shareholder's shares in favor of the proposed action. No such written notice of intent to demand payment is required of any shareholder to whom the corporation failed to provide the notice required by ss. 48-23-201.

     (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder's shares under this chapter.

48-23-203. Dissenters' notice. -- (a) If proposed corporate action creating dissenters' rights under ss. 48-23-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of ss. 48-23-202.

     (b) The dissenters' notice must be sent no later than ten (10) days after the corporate action was authorized by the shareholders or effectuated, whichever is the first to occur, and must:

     (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

     (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

     (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person asserting dissenters' rights acquired beneficial ownership of the shares before that date;

     (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than one (1) nor more than two (2) months after the date the subsection (a) notice is delivered; and

     (5) Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to ss. 48-23-201.

48-23-204. Duty to demand payment. -- (a) A shareholder sent a dissenters' notice described in ss. 48-23-203 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to ss. 48-23-203(b)(3), and deposit the shareholder's certificates in accordance with the terms of the notice.

     (b) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

     (c) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

     (d) A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto.

48-23-205. Share restrictions. -- (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under ss. 48-23-207.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

48-23-206. Payment. -- (a) Except as provided in ss. 48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with ss. 48-23-204 the amount the corporation estimates to be the fair value of each dissenter's shares, plus accrued interest.

     (b) The payment must be accompanied by:

     (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

      (2) A statement of the corporation's estimate of the fair value of the shares;

      (3) An explanation of how the interest was calculated;

      (4) A statement of the dissenter's right to demand payment under ss. 48-23-209; and

      (5) A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to ss. 48-23-201 or ss. 48-23-203.

48-23-207. Failure to take action. -- (a) If the corporation does not effectuate the proposed action that gave rise to the dissenters' rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters' notice under ss. 48-23-203 and repeat the payment demand procedure.

48-23-208. After-acquired shares. -- (a) A corporation may elect to withhold payment required by ss. 48-23-206 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.

     (b) To the extent the corporation elects to withhold payment under subsection (a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under ss. 48-23-209.

48-23-209. Procedure if shareholder dissatisfied with payment or offer. -- (a) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate (less any payment under ss. 48-23-206), or reject the corporation's offer under ss. 48-23-208 and demand payment of the fair value of the dissenter's shares and interest due, if:

     (1) The dissenter believes that the amount paid under ss. 48-23-206 or offered under ss. 48-23-208 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

     (2) The corporation  fails to make payment under ss.  48-23-206  within two
(2) months after the date set for demanding payment; or

     (3) The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.

      (b) A dissenter waives the dissenter's right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (a) within one (1) month after the corporation made or offered payment for the dissenter's shares.

                      PART 3--JUDICIAL APPRAISAL OF SHARES


48-23-301. Court action. -- (a) If a demand for payment under ss. 48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (e) Each dissenter made a party to the proceeding is entitled to judgment:

     (1) For the amount, if any, by which the court finds the fair value of the dissenter's shares, plus accrued interest, exceeds the amount paid by the corporation; or

     (2) For the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under ss. 48-23-208.

48-23-302.  Court  costs and  counsel  fees.  -- (a) The  court in an  appraisal proceeding commenced under ss. 48-23-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under ss. 48-23-209.

     (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable against:

     (1) The corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this chapter; or

      (2) Either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

                                     ANNEX D

                        UNITED TENNESSEE BANKSHARES, INC.

                             AUDIT COMMITTEE CHARTER

The Audit  Committee is appointed by the Board to assist the Board in monitoring
(1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements and (3) the independence and performance of the Company's external auditors.

As long as the Company qualifies as a "Small Business Issuer" as such term is defined in Regulation S-B, the Audit Committee shall consist of at least two members, a majority of which shall meet the independence requirements of the Nasdaq Stock Market, Inc. The members of the Audit Committee shall be appointed by the Board.

The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

The Audit Committee shall make regular reports to the Board.

The Audit Committee shall:

1. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

2. Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

3. Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

4. Meet periodically with management as considered necessary to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

5. Review as considered necessary major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

6. Recommend to the Board the appointment of the independent auditor, which firm is ultimately accountable to the Audit Committee and the Board.

7. Approve the fees to be paid to the independent auditor.

8. Receive periodic reports from the independent auditor regarding the auditor's independence consistent with Independence Standards Board Standard 1, discuss such reports with the auditor, and if so determined by the Audit Committee, take or recommend that the full Board take appropriate action to oversee the independence of the auditor.

9. Evaluate together with the Board the performance of the independent auditor and, if so determined by the Audit Committee, recommend that the Board replace the independent auditor.

10. Meet with the independent auditor as considered necessary prior to the audit to review the planning and staffing of the audit.

11. Obtain from the independent auditor assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

12. Obtain reports from management and the independent auditor that the Company's subsidiaries are in conformity with applicable legal requirements.

13. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

14. Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company's response to that letter. Such review should include any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

15. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

16. Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations.

17. Review with the Company's counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

18. Meet at least annually with the chief financial officer and the independent auditor in separate executive sessions.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations.

                                  PRELIMINARY
                                      PROXY

                        United Tennessee Bankshares, Inc.
                                 344 W. Broadway
                            Newport, Tennessee 37821

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS

     The undersigned appoints each of Peggy G. Holston and William B. Henry and each of them, with full power of substitution and revocation as Proxy, to vote all shares of stock standing in my name on the books of United Tennessee Bankshares, Inc. (the "Company") at the close of business on ________ __, 2005, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held at our offices at 344
W. Broadway, Newport, Tennessee, on Tuesday, August 16, 2005, at 5:00 p.m., Eastern Time, and at any and all adjournments, upon the matters set forth in the Notice of the meeting. The Proxy is further authorized to vote according to the recommendation of management as to any other matters which may come before the meeting. At the time of preparation of the Proxy Statement, the Board of Directors knows of no business to come before the meeting other than that referred to in the Proxy Statement.

     THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN BELOW AND WHEN NO INSTRUCTIONS ARE GIVEN WILL BE VOTED FOR THE PROPOSALS DESCRIBED IN THE ACCOMPANYING NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AND ON THIS PROXY.


--------------------------------------------------------------------------------

     (1) Approval of Going Private Transaction.

          [ ] For          [ ] Against       [ ] Abstain



          (2) Election of two directors to serve until the 2008 annual meeting of shareholders or until their successors have been duly elected and qualified.

                 [ ] FOR all nominees listed below (except as indicated to the contrary below).

                 [ ] WITHHOLD AUTHORITY to vote for all nominees listed below.

                     Richard G. Harwood                 Tom W. Inman


                     Instruction:  To withhold authority to vote for any
                     -----------   individual nominee, write such nominee's name
                                   in the space provided below.

          The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders of United Tennessee Bankshares Inc. and the related Proxy Statement.


Dated:        , 2005       Signed:
      --------                     -------------------------------------------


[Label to be placed here]  Signed:
                                   -------------------------------------------
                                   Shareholder should sign here exactly as shown on the label affixed hereto. Administrator, Trustee, or Guardian, please give full title. If more than one Trustee, all should sign. All Joint Owners should sign.




Please indicate if you plan to attend the Annual Meeting of Shareholders.
                                                        [ ] Yes     [ ] No




                     PLEASE COMPLETE, SIGN, DATE AND RETURN
                THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE TO:

                          Registrar & Transfer Company
                                10 Commerce Drive
                           Cranford, New Jersey 07016